UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Preliminary Proxy Statement
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Soliciting Material Pursuant to §240.14a-12

Kohl’s Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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KOHL'S

2022 NOTICE OF ANNUAL MEETING & PROXY STATEMENT

May 11, 2022
8:00 a.m. Central Time

Achieved strong results in 2021

23% Net Sales INCREASE Y/Y	8.6% Operating Margin HIGHEST SINCE 2014	$7.33 Adj. EPS* ALL TIME COMPANY RECORD

Strengthened Balance Sheet RETURNED TO PRE-PANDEMIC HEALTH	$1.5 Billion CAPITAL RETURNED TO SHAREHOLDERS

Significant progress against key strategic initiatives

Launched Sephora Partnership 200 STORES AND DIGITAL EXPERIENCE	40%+ Active Sales INCREASE Y/Y	Introduced Highly Relevant New Brands

Figures presented based on 2021 results.

*    Adjusted earnings per share is a non-GAAP financial measure, please find a reconciliation to earnings per share calculated in accordance with GAAP in Appendix A.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	May 11 , 2022 8:00 a.m. Central Time Kohl’s Corporation

To Our Shareholders:

We are pleased to invite you to attend the Annual Meeting of Shareholders of Kohl’s Corporation on May 11 2022, at 8:00 a.m. Central Time. This year’s Annual Meeting will again be held exclusively online via a live interactive webcast. You will be able to vote and submit your questions in advance of, or during, the Annual Meeting of Shareholders and/or attend virtually by visiting www.cesonlineservices. com/kss22_vm.

The proxy statement for the Annual Meeting and accompanying BLUE proxy card is first being mailed to shareholders on or about March 21 , 2022.

The purposes of the Annual Meeting are:

1.	To elect thirteen individuals to serve as Directors for a one-year term and until their successors are duly elected and qualified;
2.	To approve, by an advisory vote, the compensation of our named executive officers;
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023; and
4.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

We believe that the nominees recommended by our Board of Directors (the “Company Nominees”) are best positioned to serve our Company and our shareholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR ALL” of the Company Nominees on the BLUE proxy card.

Macellum Badger Fund LP (together with its affiliates, “Macellum”) has notified us that it intends to nominate a slate of ten nominees (the “Macellum Nominees”) for election as Directors at the Annual Meeting in opposition to the Company Nominees recommended by our Board of Directors. You may receive solicitation materials from Macellum, including proxy statements and proxy cards.

Our Board of Directors urges you to disregard any such materials. The Company is not responsible for the accuracy of any information provided by or in relation to Macellum or the Macellum Nominees contained in the solicitation materials filed or disseminated by or on behalf of Macellum or any other statements that Macellum or its representatives may make.

Our Board of Directors unanimously recommends that you vote “FOR ALL” thirteen of the Company Nominees recommended by our Board of Directors on the BLUE proxy card, and strongly urges you not to sign or return any proxy card that may be sent to you by Macellum. If you have previously submitted a proxy card sent to you by Macellum, you can change your vote by using the enclosed BLUE proxy card to vote for the thirteen Company Nominees recommended by our Board of Directors.

Only shareholders of record at the close of business on March 7 , 2022 are entitled to notice of and to vote at the meeting.

It is extremely important that your shares are represented and voted at the Annual Meeting no matter how large or small your holdings may be. You are urged to date, sign and return the BLUE proxy card. Please vote as soon as possible in one of these three ways, even if you plan to attend the meeting:

INTERNET Follow the instructions on your BLUE proxy card to vote via the Internet.

BY TELEPHONE Follow the instructions on your BLUE proxy card to vote by telephone.

BY MAIL You may complete, sign, date and return your BLUE proxy card by mail using the envelope provide.

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Even if you vote in advance, you may still decide to attend the virtual Annual Meeting of Shareholders, withdraw your proxy, and vote your shares at the Annual Meeting. For more information, see “May I change or revoke my vote after I submit my proxy,” which begins on page 18.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held virtually on May 11 , 2022: The 2021 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

We appreciate your continued confidence in our company and your support for our strategy. We look forward to seeing you on May 11 , 2022.

By Order of the Board of Directors

Michelle D. Gass

Chief Executive Officer

Menomonee Falls, Wisconsin

March 17 , 2022

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GENERAL INFORMATION

Background to the Solicitation

2021 was a pivotal year for the Company, demonstrating significant progress against its strategy and positioning it for long-term value creation for all shareholders. The Company achieved record earnings per share and successfully launched several key strategic initiatives that the Company believes will position it to drive growth for years to come. In 2021 the Company delivered all-time record adjusted earnings per share of $7.33, eclipsing the previous high of $5.60 in 2018. Operating margin of 8.6% exceeded our goal of 7% to 8% two years ahead of plan. The Company made important progress towards our goal of becoming a leading destination for the active and casual lifestyle. Core to the Company’s strategy is building a meaningful Beauty business, leveraging its new strategic partnership with Sephora, continuing to grow the Active business, improving the Women’s business, and introducing iconic relevant brands to further differentiate the brand portfolio.

In 2021, the Company generated substantial free cash flow and returned approximately $1.5 billion in capital to shareholders through reinstating the dividend and accelerating share repurchases. The Company further announced on March 1, 2022 that the Board of Directors approved a $3.0 billion share repurchase authorization, and that the Company plans to repurchase at least $1.0 billion in shares in 2022, of which $500 million is expected to be repurchased through open market transactions or an accelerated share repurchase (ASR) program executed in the second quarter of 2022. In addition, the Company doubled the quarterly cash dividend on its common stock to $0.50 per share, which equates to an annual dividend of $2.00 per share.

The Company has also engaged in a program of regular Board refreshment that has introduced eight new directors in the past five years, four of whom joined in 2021. The Board refreshment has been undertaken with attentiveness to continually enhancing the Board’s set of relevant skills and diversity of experience, and successively strengthening the Board’s oversight capabilities. The current Board of Directors features thirteen independent directors, which includes Chair Frank Sica who will be retiring in connection with the Annual Meeting, and the Company’s Chief Executive Officer.

The 2021 Disbanded Investor Group Campaign, Nominations and Settlement

The following is a chronology of material communications and events leading up to this proxy solicitation. As described below, beginning in early 2020, the Company engaged with a group of its shareholders including Macellum, Ancora Advisors, LLC, Legion Partners Holdings, LLC, and 4010 Partners, LP (collectively, the “Disbanded Investor Group”), which ultimately resulted in a settlement agreement between the Company and the Disbanded Investor Group (the “Settlement Agreement”). Pursuant to the Settlement Agreement:

■	The Company agreed to appoint to the Board of Directors two independent nominees of the Disbanded Investor Group, Margaret Jenkins and Thomas Kingsbury, as well as Christine Day, an additional independent director identified by the Company and agreed to by the Disbanded Investor Group;
■	As part of the Board of Directors’ refreshment process, the Company confirmed to the Disbanded Investor Group that the Board of Directors had received notice from (1) Steven Burd that he would retire from the Board of Directors by August 31, 2021 and (2) Frank Sica that he intended to retire and not stand for election at the 2022 Annual Meeting of Shareholders;
■	The Company agreed to make the existing ad hoc Finance Committee a standing committee of the Board of Directors and to appoint Thomas Kingsbury as a member;
■	The Disbanded Investor Group agreed to withdraw its solicitation for election of the Disbanded Investor Group Nominees; and
■	The Disbanded Investor Group agreed to certain voting commitments and customary standstill obligations, and the parties agreed to mutual non-disparagement provisions until 30 days prior to the deadline for the submission of shareholder nominations for the Annual Meeting (such period, the “Standstill Period”). In particular, the Settlement Agreement precluded Macellum and the other members of the Disbanded Investor Group from, among other things,

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(1) taking actions in support of changing the Board of Directors or management, (2) seeking or proposing a sale of the Company or any of its assets during the Standstill Period, (3) entering into any discussions, negotiations, agreements or understandings with any person with respect to these or any other prohibited actions or (4) advising, assisting, knowingly encouraging or seeking to persuade any person to take these or other prohibited actions. The Board of Directors viewed these commitments from Macellum and the other members of the Disbanded Investor Group as important undertakings in the best interest of the Company and its shareholders that would allow Company management to focus on its initiatives to deliver long-term sustainable growth.

Macellum is the only member of the Disbanded Investor Group that is participating in this year’s proxy contest. References to communications with the Disbanded Investor Group are provided solely for context around the material communications with Macellum leading up to this solicitation.

In spring and summer of 2020, the Company actively engaged with members of the Disbanded Investor Group, seeking to understand their ideas and underlying assumptions about the Company. The Company’s Vice President of Investor Relations, Mark Rupe, repeatedly met with representatives of the Disbanded Investor Group and responded to questions concerning the Company’s business, including its response to the COVID-19 pandemic, top-line growth, capital expenditures, and how the terms of the Company’s bond indenture impacted its ability to engage in sale leasebacks.

In the months of September, October, and November of 2020, Mr. Rupe continued to engage with and provide information to members of the Disbanded Investor Group with respect to the business of the Company.

On September 9, 2020, a representative of Macellum cancelled a meeting Macellum had previously scheduled with the Company’s Chief Financial Officer, Jill Timm, and Mr. Rupe for September 10, 2020.

On October 20, 2020, the Company released an investor presentation sharing the Company’s new strategic framework. Highlights from this presentation included:

■	Expanding Operating Margin goal of 7% to 8% through end-to-end supply chain transformation, SG&A efficiency, and operational excellence;
■	Driving top-line growth by becoming the destination for the active and casual lifestyle, leading with loyalty and value, and offering a differentiated omni-channel experience;
■	Creating long-term shareholder value through disciplined capital management, a strong balance sheet, expanded operating margin, and return of capital to shareholders; and
■	Maintaining an agile, accountable and inclusive culture.

On November 19, 2020, Mr. Rupe met with representatives of Macellum and another member of the Disbanded Investor Group to discuss the recent third quarter earnings release. During these meetings, Mr. Rupe discussed the Company’s updated strategic framework to increase long-term shareholder value and responded to questions. Representatives of Macellum requested a follow-up meeting with the Company. The Company offered a meeting with Ms. Timm, which Macellum accepted.

On December 1, 2020, the Company announced, as part of its updated strategic framework, its long-term strategic partnership with Sephora to create a new era of elevated beauty at the Company, combining the Company’s expansive customer reach and omni-channel convenience with Sephora’s prestige service, product selection and beauty experience.

On December 3, 2020, Ms. Timm and Mr. Rupe met with representatives of Macellum about the Company’s business, discussing the Company’s recent performance in various categories, including sales growth, margins, SG&A expenses, inventory and category growth. During the meeting, Ms. Timm invited the representatives of Macellum to provide any detailed plans that the Disbanded Investor Group had for the Company so that the Board and management could consider them, but Macellum declined to do so.

On December 23, 2020, the members of the Board received a letter from the Disbanded Investor Group requesting a meeting with the Board to share the Disbanded Investor Group’s perspectives on performance and better understand the Board’s plans for the Company. As part of the Company’s continued efforts to work constructively with the Disbanded Investor Group and further understand their ideas and underlying assumptions about the Company, the Board accepted the meeting, which was attended by independent Board members.

On January 5, 2021, the Disbanded Investor Group delivered a presentation to the Company that provided background information on the Disbanded Investor Group as well the Disbanded Investor Group’s perspectives on the Company’s historical performance (the “Disbanded Investor Group Deck”). The Disbanded Investor Group Deck did not contain any detailed plans regarding a proposed operational or value creation strategy for the Board of Directors and management to consider.

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On January 6, 2021, independent members of the Board, consisting of the Chair of the Company’s Nominating and ESG Committee, Peter Boneparth, and the Chair of the Company’s Audit Committee, Stephanie Streeter, as well as Mr. Rupe met with representatives of the Disbanded Investor Group as requested in the Disbanded Investor Group’s prior letter. During this meeting, the representatives of the Disbanded Investor Group committed to providing plans regarding the Company’s operating margin for the Board and management to consider, but ultimately failed to deliver those plans.

On January 11, 2021, Macellum delivered a Notice of Intention to Nominate Individuals for Election as Directors for Consideration at the 2021 Annual Meeting of Shareholders of Kohl’s Corporation (the “2021 Annual Meeting”) to the Company’s Senior Executive Vice President, General Counsel and Corporate Secretary, Jason Kelroy. In the notice, Macellum notified the Board that it would be nominating nine nominees (the “Disbanded Investor Group Nominees”) for election to the Board at the 2021 Annual Meeting. Godfrey & Kahn S.C. (“Godfrey”) and Latham & Watkins LLP (“Latham”), the Company’s outside counsel, responded to Macellum on the Company’s behalf, confirming receipt of the notice. The notice also disclosed that on October 23, 2020, the Disbanded Investor Group had entered into a group agreement.

Also on January 11, 2021, counsel to Macellum delivered a notice to Mr. Kelroy pursuant to the Premerger Notification Rules of the Federal Trade Commission, promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In response, the Company made its required filings under the HSR Act on January 25, 2021. Macellum’s waiting period under the HSR Act expired on February 10, 2021.

On January 12, 2021, Macellum delivered a letter to the Company requesting to inspect certain shareholder books, records and documents, which was fulfilled by the Company following entry into the confidentiality agreement described below.

On January 19, 2021, counsel to Macellum and a representative of Latham had a call, during which it was discussed that further engagement between the Disbanded Investor Group and the Company, including independent members of the Board, regarding any detailed plans that the Disbanded Investor Group had for the Company would be helpful so that the Board and management could consider such plans.

On January 22, 2021, the Company and Macellum entered into a customary confidentiality agreement in connection with Macellum’s request for inspection of certain shareholder books, records and documents.

On February 5, 2021, independent members of the Board, consisting of Mr. Boneparth and the Chair of the Company’s Compensation Committee, Jonas Prising, as well as the Company’s Chief Executive Officer, Michelle Gass, and Mr. Rupe met with representatives of the Disbanded Investor Group. Ahead of the meeting, the Disbanded Investor Group shared slides nearly identical to the previously provided Disbanded Investor Group Deck of January 5, 2021. No detailed proposals regarding proposed operational or value creation strategies were included for the Board and management to consider. During the meeting, the Disbanded Investor Group intimated that it had compelling plans for the Company’s future, however the Disbanded Investor Group again did not provide parameters of any such plans.

On February 6, 2021, independent Board member Peter Boneparth met with a representative of Macellum with respect to the Disbanded Investor Group’s concerns and desire for board seats. The representative of Macellum indicated that the Disbanded Investor Group was interested in filling four to five board seats with members of the Disbanded Investor Group Nominees. Mr. Boneparth specifically indicated the Company’s willingness to work constructively with the Disbanded Investor Group and to discuss the potential addition of one or two directors to the Board.

On February 14, 2021, Macellum delivered a letter to the Company requesting that the Board take action under certain Company agreements to address the potential change of control that would result in the composition of the Board if the nine Disbanded Investor Group Nominees were elected. On February 21, 2021, the Company delivered a letter in response to Macellum noting the Board’s commitment to fulfilling its fiduciary obligations to the Company and its shareholders and the Board’s commitment to make determinations consistent with those obligations at a time that is appropriate and sufficient for shareholders to make any relevant voting decisions.

On February 17, 2021, the Company announced that Robbin Mitchell joined the Board as an independent director, and that as a member of the Fashion & Luxury leadership team at the Boston Consulting Group, Ms. Mitchell brought extensive retail industry operating experience and expertise in areas important to the Company’s growth strategy, including women’s apparel, active and beauty. Ms. Mitchell’s appointment, the result of discussions with Ms. Mitchell since August 2020, was part of the continuous Board refreshment process at the Company.

On February 17, 2021, independent Board member Mr. Boneparth met with a representative of Macellum to review the Company’s recruitment of Ms. Mitchell, and the benefits to the Board and the Company’s shareholders given her significant apparel, retail and leadership experience. During the meeting, the representative of Macellum stated that the Disbanded Investor Group was not seeking a change of control at the Company. The representative of Macellum reiterated the Disbanded Investor Group’s desire to fill four or five of the Board’s seats with Disbanded Investor Group Nominees.

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On February 19, 2021, Mr. Boneparth met with a representative of Macellum as part of the Company’s continued efforts to work constructively with the Disbanded Investor Group and further understand their ideas and underlying assumptions about the Company. Mr. Boneparth offered to provide the Disbanded Investor Group additional meetings with senior members of Company management ahead of the Company’s earnings call so that the Company could provide greater detail on its performance and expectations and consider any plans that the Disbanded Investor Group may have for the Company, subject to the Disbanded Investor Group’s entry into a non-disclosure and standstill agreement that would expire upon the Company’s earnings call. The representative of Macellum noted that he would take the offer back to the Disbanded Investor Group.

On February 22, 2021, the Disbanded Investor Group filed a Schedule 13D, disclosing a combined 9.5% stake in the Company and disclosing its intent to nominate the nine Disbanded Investor Group Nominees for election to the Board at the 2021 Annual Meeting.

On February 23, 2021, the Disbanded Investor Group filed a preliminary proxy statement with the SEC in connection with the 2021 Annual Meeting.

On February 25, 2021, a representative of Macellum reached out to Mr. Boneparth regarding the Company’s offer made the prior week to schedule additional meetings between the Company’s management and the Disbanded Investor Group in advance of the Company’s earnings call. Due to the Company’s focus on earnings, the release of which was then just five days away, Mr. Boneparth noted that there was no longer available time for these meetings, but welcomed further engagement after the Company reported earnings.

On March 7, 2021, the representative of Macellum and Mr. Boneparth spoke again telephonically. The two exchanged views about the proxy contest initiated by the Disbanded Investor Group. The representative of Macellum requested a meeting with Ms. Gass and a meeting with the Board of Directors.

On March 8, 2021, Mr. Boneparth advised the representative of Macellum that he would arrange a meeting with Ms. Gass in the near term and suggested that a meeting with members of the Board of Directors would be considered subsequent to the meeting with Ms. Gass.

On March 12, 2021, the Disbanded Investor Group delivered a Notice of Withdrawal of Nomination of Certain Individuals for Election as Directors at the 2021 Annual Meeting of Shareholders of Kohl’s Corporation, which purported to withdraw the nomination of four of the Disbanded Investor Group Nominees, including two individuals who are Macellum Nominees.

On March 13, 2021, Mr. Boneparth reached out to a representative of Macellum to schedule a meeting between the two of them to occur after the meeting between the Macellum representative and Ms. Gass previously scheduled for March 16, 2021.

On March 16, 2021, prior to engaging with Ms. Gass or with the Board of Directors, the Disbanded Investor Group mailed its definitive proxy statement. Later that day, Ms. Gass and Mr. Rupe met with a representative of Macellum, as previously scheduled. Ms. Gass conveyed her continued confidence in the Company’s strategy. She reiterated the Board’s commitment to shareholder engagement and hearing any value-enhancing ideas and feedback.

Also on March 16, 2021, Mr. Boneparth spoke with representatives of Macellum and another member of the Disbanded Investor Group and extended an invitation to schedule the previously requested opportunity to present to the Board of Directors. Later in the day, the Macellum representative called Mr. Boneparth and declined the opportunity to meet with the Board of Directors at that time.

On March 19, 2021, the Company filed a definitive proxy statement with the SEC in connection with the 2021 Annual Meeting.

On March 23, 2021, representatives of Latham engaged with counsel for the Disbanded Investor Group regarding the Company’s request for certain information concerning the background of the Macellum Badger Fund pursuant to the Company’s Bylaws (the “Badger Fund Background Request”). Counsel for the Disbanded Investor Group indicated that they would follow up with Latham in the near term with responses to the Company’s questions.

On March 25, 2021, representatives of Latham again engaged with counsel for the Disbanded Investor Group regarding the Badger Fund Background Request. The parties also discussed the possibility of reaching a settlement. No resolution was reached on either topic.

On March 29, 2021, the Company commenced a cash tender offer for up to $1.0 billion combined aggregate principal amount of its 9.500% Notes due 2025, 4.250% Notes due 2025, 4.750% Notes due 2023 and 3.250% Notes due 2023.

On March 30, 2021, representatives of Latham again spoke with counsel for the Disbanded Investor Group regarding the Badger Fund Background Request. Counsel for the Disbanded Investor Group inquired about the prospect of settlement discussions. Representatives of Latham requested that the Disbanded Investor Group make certain of its nominees available for customary interviews with the Board.

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On March 31, 2021, the Disbanded Investor Group delivered a supplement to its Notice of Intention to Nominate Individuals for Election as Directors for Consideration at the 2021 Annual Meeting, providing updates on its ownership of the Company’s common stock pursuant to the Bylaws.

Also on March 31, 2021, Mr. Kelroy and a representative of Latham spoke with counsel for the Disbanded Investor Group regarding the Company’s previous request to interview certain of its nominees, and the possibility of settlement, but no concrete terms were reached.

Also on March 31, 2021, the Company issued $500 million in aggregate principal amount of 3.375% Notes due 2031.

Between April 1, 2021 and April 12, 2021, representatives of Godfrey and Latham engaged in discussions with counsel to the Disbanded Investor Group regarding a potential settlement agreement.

On April 13, 2021, Ms. Gass, Mr. Boneparth and Mr. Sica interviewed Disbanded Investor Group nominees Margaret Jenkins and Thomas Kingsbury.

Also on April 13, 2021, the Company entered into a Settlement Agreement with the Disbanded Investor Group.

On April 14, 2021, the Company issued a joint press release with the Disbanded Investor Group announcing the Settlement Agreement. The Disbanded Investor Group, including Macellum, stated in reference to the addition of Ms. Day, Ms. Jenkins and Mr. Kingsbury:

“These new directors are all proven leaders in retail who will add valuable expertise to the Board. We are pleased to have been able to reach this constructive resolution with the Company, and we are confident these changes will help further our shared goal of creating long-term value for shareholders. We are excited for the future at Kohl’s.”

On April 15, 2021, the Disbanded Shareholder Group filed an amendment to its Schedule 13D disclosing the termination of the group.

Actions After the Settlement Agreement and During the Standstill Period

From and after entering into the Settlement Agreement, the Company’s management team and Board of Directors remained actively engaged with Macellum.

On May 20, 2021, Mr. Boneparth met with a representative of Macellum who was inquiring about the Company’s first quarter earnings results. Mr. Boneparth connected the representative with the Company’s management, and the representative met with the management team twelve days later.

On June 1, 2021, Ms. Gass, Ms. Timm and Mr. Rupe met with representatives of Macellum and discussed the Company’s operational performance and capital allocation priorities.

On July 13, 2021, Mr. Boneparth corresponded with a representative of Macellum to schedule a meeting for the following week to discuss the Company’s operational performance and capital allocation priorities.

On July 19, 2021, Mr. Boneparth met with representatives of Macellum and discussed Macellum’s plans for the Company, including a sale leaseback transaction and larger share repurchases.

On August 11, 2021, consistent with the Company’s representations in the Settlement Agreement, the Company announced that Steven Burd would retire from the Board of Directors effective as of August 31, 2021.

On August 19, 2021, the Company reported its second quarter 2021 earnings. The highlights of the report included:

■	Second quarter net sales and earnings exceeded expectations;
■	Second quarter net sales increased by 31.4%;
■	Record second quarter diluted earnings per share of $2.48, and an increase in full year 2021 adjusted earnings per share guidance to $5.80 to $6.10;
■	A strengthened financial position during the quarter, ending with $2.6 billion in cash; and
■	The repurchase of $225 million of shares in the quarter and plans to repurchase $500 million to $700 million of shares in 2021.

On August 23, 2021, Ms. Gass, Ms. Timm and Mr. Rupe met with representatives of Macellum to discuss the Company’s second quarter earnings results, operating performance and capital allocation priorities. Following the meeting,

Mr. Rupe corresponded with a representative of Macellum to provide additional information requested by Macellum during the meeting.

On August 30, 2021, a representative of Macellum reached out to Mr. Boneparth to request a meeting, remarking “Great Q” in reference to the Company’s second quarter earnings results.

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On September 9, 2021, Mr. Boneparth met with a representative of Macellum. The representative of Macellum was complimentary of the Company’s second quarter earnings results and requested to meet with the Board of Directors to share Macellum’s perspectives on the Company.

On September 13, 2021, Mr. Boneparth informed a representative of Macellum that Mr. Rupe would soon reach out to schedule a meeting with directors Frank Sica, John Schlifske, the Chair of the Board of Directors’ Finance Committee, and Michael Bender.

On September 15, 2021, Mr. Rupe reached out to the representative of Macellum to schedule the meeting with Mr. Sica, Mr. Schlifske and Mr. Bender.

On September 22, 2021, Mr. Sica, Mr. Schlifske, Mr. Bender and Mr. Rupe met with a representative of Macellum to discuss the Company’s operating performance and capital allocation priorities. During the meeting, the representative of Macellum delivered a presentation regarding Macellum’s views on the Company, including suggesting that the Board of Directors consider executing a sale leaseback transaction.

On September 28, 2021, Mr. Rupe, in response to an inquiry from a representative of Macellum, informed the representative of Macellum that the Board of Directors was considering the perspectives Macellum presented on September 22, 2021 and committed to follow up regarding potential additional opportunities for engagement with the Board of Directors and the Company’s management.

On October 6, 2021, Ms. Timm and Mr. Rupe met with a representative of Macellum to discuss the Company’s operational performance and capital allocation priorities. Following the meeting, Mr. Rupe invited the representative of Macellum to present at a Board of Directors meeting on November 10, 2021.

On October 18, 2021, a representative of Macellum contacted Mr. Boneparth regarding the Saks.com spin-off and encouraged the Company to study a spin-off of its ecommerce business. Mr. Boneparth responded that the Company’s management was actively monitoring and assessing retail ecommerce spin-offs.

On October 25, 2021, Mr. Rupe exchanged e-mails with a representative of Macellum regarding the Company’s new credit agreement for a five-year unsecured revolving credit facility, announced on October 22, 2021.

On November 10, 2021, the Board of Directors held a meeting during which a representative of Macellum was invited to attend a portion of the Board of Directors meeting and presented Macellum’s perspectives on the Company. Following the presentation, the Board of Directors considered and discussed Macellum’s perspectives on the Company.

Later on November 10, 2021, consistent with the Company’s representations in the Settlement Agreement, the Company announced that Mr. Sica would retire from the Board of Directors and not stand for re-election at the Company’s 2022 Annual Meeting. The Company also announced that the Board of Directors, as part of its deliberate succession planning process, unanimously decided to appoint Peter Boneparth as independent Chair following Mr. Sica’s retirement effective at the conclusion of the 2022 Annual Meeting, and that independent director Michael Bender would be appointed Chair of the Board of Directors’ Nominating & ESG Committee effective as of the 2022 Annual Meeting.

On November 15, 2021, a representative of Macellum sent Mr. Boneparth a message congratulating him on his recently announced appointment as the Company’s independent Chair.

On November 18, 2021, the Company reported its third quarter 2021 earnings. The highlights of the report included:

■	Third quarter net sales and earnings exceeded expectations;
■	Third quarter net sales increased 15.5% and third quarter comparable sales increased 14.7%;
■	Record third quarter diluted earnings per share of $1.65 and an increase in full year 2021 adjusted earnings per share guidance to $7.10 to $7.30;
■	The repurchase of $506 million of shares in the quarter and plans to repurchase $1.3 billion of shares in 2021; and
■	The Company ended the quarter in a strong financial position with $1.9 billion in cash.

On November 22, 2021, Ms. Gass, Ms. Timm and Mr. Rupe met with a representative of Macellum and discussed the Company’s third quarter earnings results.

On November 24, 2021, Mr. Boneparth, in response to an inquiry from a representative of Macellum, offered to have a meeting with a representative of Macellum in early December.

On December 6, 2021, Mr. Boneparth met with a representative of Macellum to discuss the Company’s operating performance.

On December 9, 2021, over one month before the expiration of the Standstill Period during which Macellum agreed not to take any action or enter into any discussions or understandings in support of changing the Board of Directors, Reuters reported that “activist hedge fund Macellum Advisors GP LLC is planning to nominate directors to Kohl’s

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Corp’s board” citing two people familiar with the matter. The article further reported that Macellum “is preparing a slate of nominees with retail and operating experience to again challenge the Kohl’s board early next year.”

On January 6, 2022, Mr. Boneparth met with a representative of Macellum. During the meeting the representative of Macellum noted Macellum’s perspective that the Board of Directors needed more change than the eight new directors added to the Board of Directors in the past five years, including three new independent directors added to the Board of Directors during 2021 in connection with the Settlement Agreement with Macellum and the other members of the Disbanded Investor Group. Jonathan Duskin, the representative of Macellum on the call, implied that he should be added to the Board of Directors. The representative of Macellum promised to call Mr. Boneparth before Macellum launched its proxy contest.

On January 11, 2022, Mr. Boneparth advised the representative of Macellum that Mr. Boneparth had shared their discussion with the Board of Directors and the Company’s management team. Mr. Boneparth indicated that the Board of Directors and the Company’s management team were continuing to analyze the Company’s strategy and alternatives in advance of the Company’s upcoming Investor Day. Mr. Boneparth also indicated that the Company would be happy to provide any specific information that would be useful to Macellum.

On January 12, 2022, the day that the Standstill Period expired, Mr. Boneparth met with a representative of Macellum, during which Mr. Boneparth presented the idea of entering into a confidentiality agreement to allow the Company to share more information with Macellum. Also during that call the Macellum representative noted that the Company should retain a financial advisor as the representative of Macellum felt the Company should put itself up for sale, stating that the representative of Macellum heard that Sycamore Partners would be interested in a potential transaction. As Mr. Bonenparth noted, Sycamore Partners had not separately reached out to the Company or the Board of Directors about such interest.

Also on January 12, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Badger Fund II, LP (“Macellum Fund II”), an affiliate of Macellum, purchased call options expiring on July 15, 2022 with a strike price of $40 per share representing 589,041 shares of the Company’s common stock.

Also on January 12, 2022, the Standstill Period expired.

The 2022 Macellum Campaign and Nominations

On January 13, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II purchased call options expiring on July 15, 2022 with a strike price of $40 per share representing 555,263 shares of the Company’s common stock.

On January 14, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II purchased call options expiring on July 15, 2022 with a strike price of $40 per share representing 581,081 shares of the Company’s common stock.

Also on January 14, 2022, two days after the expiration of the Standstill Period, Ms. Gass met with a representative of Macellum, who noted Macellum’s perspective that the Board of Directors needed more change than the eight new directors added to the Board of Directors in the past five years and that the Company should hire a financial advisor to explore a sale of the Company.

Also on January 14, 2022, representatives of Latham spoke with counsel to Macellum, in furtherance of the Company’s invitation to Macellum to provide feedback on the Company’s operating performance, strategic initiatives and capital allocation plans. The representatives of Latham presented key terms of the proposed confidentiality agreement including that:

■	The Company would provide material non-public information to Macellum regarding the Company’s fourth quarter earnings and Investor Day materials;
■	The Company would provide Macellum the opportunity to provide feedback on the Company’s operating performance, strategic initiatives, capital allocation plans and Investor Day materials in advance of the Company’s Investor Day;
■	The Company would publicly disclose any material non-public information provided to Macellum no later than Investor Day so that Macellum would not be prevented from trading in the Company’s securities after such time;
■	Macellum would be permitted to make director nominations to the Company at any time, whether before or after the Company’s Investor Day; and
■	During the period of cooperation until the Company’s Investor Day, both the Company and Macellum would refrain from public statements regarding each other.

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Also on January 14, 2022, before providing an opportunity for the Company to deliver a draft of the confidentiality agreement, counsel to Macellum informed representatives of Latham that Macellum rejected the terms of the agreement. Instead, Macellum insisted it receive the Company’s material non-public information with no customary standstill (which would customarily contain restrictions on trading in the Company’s securities) and with no restrictions on speaking publicly as long as Macellum did not reveal the Company’s material non-public information. Macellum also rejected the proposed period of cooperation until the Company’s Investor Day.

On January 16, 2022, a representative of Latham followed up with counsel to Macellum to provide additional detail regarding the Company’s proposed confidentiality agreement. The representative of Latham:

■	Noted that the Board of Directors and the Company’s management have valued the multiple opportunities for engagement with Macellum;
■	Noted that the Board of Directors strongly preferred to be in a position to engage in detail with Macellum regarding the Company’s operating performance, strategic initiatives, capital allocation plans and Investor Day materials;
■	Highlighted that the proposed agreement would allow Macellum to nominate directors at any time, whether before or after Investor Day;
■	Informed Macellum that the Company would commit to not accelerate the timing of the 2022 Annual Meeting, providing Macellum appropriate time after Investor Day to solicit in favor of any Macellum director nominees; and
■	Informed Macellum that the Company would also commit to not filing its preliminary proxy in advance of Investor Day, ensuring that both Macellum and the Company would be on equal footing for any potential proxy contest.

On January 17, 2022, without engaging further on the terms of a potential confidentiality agreement, a representative of Macellum called Mr. Boneparth to reject the proposed confidentiality agreement. The representative of Macellum also rejected the period of cooperation in advance of Investor Day and said that Macellum would issue a public statement the next day.

Also on January 17, 2022, the Wall Street Journal published an article summarizing Macellum’s position as described in its letter to the Company’s shareholders circulated the next day and described below. The article noted that Macellum told the Company that if it does not change the Board of Directors, the Company should explore a sale or other transaction and that Macellum also told the Company it believes there are potential buyers that have shown interest.

On January 18, 2022, Macellum issued a public letter to the Company’s shareholders accompanied by a press release stating that Macellum believed that the Company’s stock could “trade at up to $100 per share.” In the days surrounding this announcement, as described above and below, Macellum purchased call options expiring on July 15, 2022 at a $40 strike price representing approximately 2.59 million shares of the Company’s common stock, as later revealed in Macellum’s preliminary proxy statement. The letter and press release, which were issued less than a week after the expiration of the Standstill Period, also announced Macellum’s intention to nominate a slate of “highly-qualified” director candidates for the 2022 Annual Meeting. The press release also called for the Company to “explore strategic alternatives,” claiming that Macellum believes “there are well-capitalized strategic and financial buyers that could pay a meaningful premium to acquire Kohl’s.”

Later on January 18, 2022, Ms. Gass met with a representative of Macellum. The representative of Macellum said that Ms. Gass and the Company would be “blown away” by the director nominees Macellum intended to nominate. For the second time on the same day, Macellum offered details regarding the qualifications of its director nominees, all less than a week after the expiration of the Standstill Period during which Macellum was prohibited from contacting potential nominees regarding the Company.

Also on January 18, 2022, the Company issued a press release highlighting the significant refreshment of the Board of Directors in the last three years, the Board of Directors’ evaluation of value-enhancing opportunities and commitment to maximizing shareholder value and Macellum’s refusal to provide input regarding the Company’s operating performance, strategic initiatives and capital allocation plans by rejecting the Company’s proposed confidentiality agreement.

On January 21, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II purchased call options expiring July 15, 2022 with a strike price of $40 per share representing 861,111 shares of the Company’s common stock.

Also on January 21, 2022, after the markets closed for trading on Friday, the Wall Street Journal published an article stating that a consortium backed by Starboard Value LP and led by Acacia Research Corporation, which the Wall Street Journal reported Starboard controls, offered to buy the Company for $64 a share.

On January 23, 2022, Bloomberg and Reuters reported that Sycamore Partners contacted the Company regarding an offer to buy the Company for at least $65 per share.

On January 24, 2022, the following Monday, despite Macellum having issued a public letter to the Company’s shareholders less than a week prior informing shareholders that the Company’s stock could “trade at up to $100 per

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share,” Macellum began to swiftly exit the majority of the call options in the Company it had purchased roughly a week prior, as later revealed in Macellum’s preliminary proxy statement. Beginning on January 24, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II sold call options expiring on July 15, 2022 with a strike price of $40 per share representing 646,624 shares of the Company’s common stock. Over the course of the week, Macellum sold call options expiring on July 15, 2022 with a strike price of $40 per share representing over 1.6 million shares of the Company’s common stock, netting tens of millions of dollars in profits.

Also on January 24, 2022, the Company issued a press release confirming that it received letters expressing interest in acquiring the Company and stated that the Board of Directors was working to determine the course of action that it believes is in the best interests of the Company and its shareholders.

On January 25, 2022, while still in the process of swiftly exiting the majority of the call options in the Company, Macellum issued a press release calling for the immediate appointment of a representative of Macellum to the Board of Directors. Despite having the opportunity to do so, Macellum failed to disclose swiftly exiting the majority of the call options.

Also on January 25, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II sold call options expiring on July 15, 2022 with a strike price of $40 per share representing 638,298 shares of the Company’s common stock.

On January 26, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II sold call options expiring on July 15, 2022 with a strike price of $40 per share representing 210,490 shares of the Company’s common stock.

On January 27, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II sold call options expiring on July 15, 2022 with a strike price of $40 per share representing 5,745 shares of the Company’s common stock.

On January 28, 2022, as later revealed in Macellum’s preliminary proxy statement, Macellum Fund II sold call options expiring on July 15, 2022 with a strike price of $40 per share representing 115,808 shares of the Company’s common stock.

On February 1, 2022, counsel to Starboard Value and Opportunity Fund Ltd (“Starboard”) delivered a letter to the Company pursuant to the HSR Act, stating that Starboard intended to acquire voting securities of the Company sufficient to exceed the initial reporting threshold under the HSR Act, which applicable threshold is $101 million. The waiting period requirements for this acquisition expired on March 3, 2022.

On February 4, 2022, the Company issued a press release announcing that:

■	The Board of Directors determined, following a review with the Board of Directors’ independent financial advisors, Goldman Sachs and PJT Partners, that the valuations indicated in the expressions of interest submitted to the Company do not adequately reflect the Company’s value in light of its anticipated future growth and cash flow generation;
■	The Board of Directors is committed to maximizing the long-term value of the Company and will review and pursue opportunities that it believes would credibly lead to value consistent with the Company’s performance and future opportunities;
■	The Board of Directors designated its Finance Committee, which was formed pursuant to the Settlement Agreement and is comprised exclusively of independent directors, to lead the ongoing review of any expressions of interest;
■	The Board of Directors instructed Goldman Sachs to engage with interested parties; and
■	The Board of Directors adopted a limited-duration shareholder rights plan in order to ensure that the Board of Directors can conduct an orderly review of expressions of interests, including potential further engagement with interested parties. The Company noted that the rights plan does not prevent the Board of Directors from considering an offer that recognizes the value of the Company.

Also on February 4, 2022, less than three weeks after Macellum issued a public letter to the Company’s shareholders stating that Macellum believed that the Company’s stock could “trade at up to $100 per share,” Macellum issued a press release stating that Macellum was “disappointed and shocked” that the Board of Directors concluded that offers to acquire the Company publicly reported to be in the $64 to $65 per share range did not adequately reflect the Company’s value. Despite having the opportunity to do so, Macellum again failed to disclose swiftly exiting the majority of the call options.

During January and February 2022 and continuing into March 2022, at the direction of the Board of Directors and its Finance Committee, Goldman Sachs has engaged with a number of financial sponsors, strategics and real-estate focused investors regarding a range of potential strategic alternatives involving the Company. As part of this engagement, Goldman Sachs engaged not only with parties who submitted expressions of interest to the Company, but also made outbound calls to various financial sponsors, strategics and real-estate focused investors, engaging with over 20 parties. Certain parties have entered into customary confidentiality agreements with the Company and have been provided access to a data room, have received a management presentation led by senior members of the Company’s management and have been invited to submit proposals to the Company.

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On February 10, 2022, Macellum delivered a Notice of Intention to Nominate Individuals for Election as Directors for Consideration at the 2022 Annual Meeting of Shareholders of Kohl’s Corporation (the “2022 Nomination Notice”) to Mr. Kelroy. In the 2022 Nomination Notice, Macellum notified the Board of Directors that Macellum would be nominating a control slate of ten nominees at the 2022 Annual Meeting (the “Macellum Control Slate Nominees”). The 2022 Nomination Notice disclosed that a majority of the Macellum Control Slate Nominees have no public company board experience.

Also on February 10, 2022, Mr. Kelroy responded to Macellum on the Company’s behalf, confirming receipt of the 2022 Nomination Notice, requesting the Macellum Control Slate Nominees complete the Company’s Director & Officer Questionnaire and preserving the Company’s right to assert or determine that the nominations were not properly made and take actions with respect to the nominations as permitted by the Company’s Bylaws and applicable law.

Also on February 10, 2022, Macellum issued a press release disclosing its delivery of the 2022 Nomination Notice and the Macellum Control Slate Nominees. Despite having the opportunity to do so, Macellum for a third time failed to disclose swiftly exiting the majority of the call options.

Also on February 10, 2022, Macellum delivered a letter to the Company requesting to inspect certain shareholder books, records and documents (the “Books and Records Request”), which was fulfilled by the Company following entry into the confidentiality agreement described below.

Also on February 10, 2022, the Company issued a press release responding to Macellum’s director nominations and reaffirming the Board of Directors’ commitment to maximize value for all shareholders.

On February 14, 2022, Macellum and its advisors delivered two letters to the Company, one of which requested that the Board of Directors make certain determinations under certain Company agreements with respect to the Macellum Control Slate Nominees and the other of which requested that the Board of Directors change the procedures for proxies at the 2022 Annual Meeting.

On February 16, 2022, representatives of Godfrey and Latham delivered a letter to counsel to Macellum in response to the Books and Records Request confirming that the Company intended to comply with the Books and Records Request as soon as Macellum complied with the New York statute pursuant to which it had made the request and entered into a customary confidentiality agreement.

Also on February 16, 2022, counsel to Macellum delivered a Director & Officer Questionnaire for each of the Macellum Control Slate Nominees.

On February 17, 2022, representatives of Godfrey and Latham delivered a letter to counsel to Macellum informing Macellum that the 2022 Nomination Notice failed to provide all information required by the Company’s Bylaws and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On February 18, 2022, representatives of Godfrey and Latham delivered a letter to counsel to Macellum noting the Board of Directors’ commitment to fulfilling its fiduciary obligations to the Company and its shareholders and the Board of Directors’ commitment to make determinations consistent with those duties regarding certain Company agreements and the Macellum Control Slate Nominees at a time that is appropriate and sufficient for the Company’s shareholders to make relevant voting decisions.

On February 18, 2022, Macellum filed a preliminary proxy statement with the SEC. Only when legally required to do so did Macellum finally disclose to its fellow shareholders that it had swiftly exited options in the Company netting tens of millions in profits.

On February 23, 2022, counsel to Macellum delivered a letter to representatives of Godfrey and Latham confirming that the 2022 Nomination Notice and the completed Director & Officer Questionnaires for the Macellum Control Slate Nominees omitted certain material information required by our Bylaws and the Securities Exchange Act of 1934. Despite acknowledging omissions in the Nomination Notice and completed Director & Officer Questionnaires, Macellum again failed to provide all material information required by the Company’s Bylaws and Director & Officer Questionnaires.

On February 23, 2022, Macellum complied with the New York statute pursuant to which its Books and Records Request was made, and the Company and Macellum entered into a customary confidentiality agreement in connection with the Books and Records Request.

On February 24, 2022, Macellum issued a press release stating that the Company “appears to have pushed up this year’s record date by three weeks to March 7, 2022, in an apparent attempt to protect itself from investors who are rightfully frustrated by its inaction and poor direction.” The Board of Directors set March 7 as the record date as it is consistent with, and within one week of, the Company’s historical record dates for more than a decade other than in 2021, which later record date was set to accommodate a potential contested virtual annual meeting during the COVID-19 pandemic.

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On February 25, 2022, a representative of Macellum reached out to Mr. Rupe requesting a meeting with Ms. Gass following the Company’s earnings call relating to the fourth quarter of the 2021 fiscal year.

On March 1, 2022, the Company reported its fourth quarter 2021 earnings. The highlights of the report included:

■	Fourth quarter diluted earnings per share of $2.20 exceeded expectations;
■	All-time record full year 2021 adjusted diluted earnings per share of $7.33, eclipsing previous high of $5.60 in 2018;
■	The repurchase of $548 million of shares in the quarter and $1.355 billion of shares in 2021;
■	The Company expects full year 2022 net sales to increase 2% to 3% as compared to 2021, operating margin to be in the range of 7.2% to 7.5% and earnings per share to be in the range of $7.00 to $7.50;
■	The Company increased the quarterly dividend by 100%, which equates to an annual dividend of $2.00 per share, and plans to repurchase at least $1.0 billion in shares in 2022, of which $500 million is expected to be repurchased through open market transactions or an accelerated share repurchase (ASR) program executed in the second quarter of 2022.

On March 2, 2022, Ms. Gass, Ms. Timm and Mr. Rupe met with representatives of Macellum at the investor’s request for the purpose of discussing the Company’s fourth quarter earnings results. Macellum used the time to focus on criticisms of the Company, including its investments to support its strategic partnership with Sephora.

On March 4, 2022, Macellum issued a press release that, among other things, criticized the Company’s investments to support its strategic partnership with Sephora and also conveyed perspectives on monetizing real estate.

Also on March 4, 2022, representatives of Latham delivered a letter to counsel to Macellum reminding Macellum of its obligation under the Bylaws to update the 2022 Nomination Notice as of March 7, 2022, the record date for the Annual Meeting.

Also on March 4, 2022, the Company issued a press release in connection with its virtual investor day event on March 7, 2022, noting that those interested in viewing the event can access the presentation and Q&A by visiting Investors.Kohls.com and that the entire event will be archived and available on such site.

On March 7, 2022, the Company hosted an Investor Day featuring the following presentations. A replay of the Investor Day presentations, listed below, is available to all shareholders and investors at the Company’s Investor Relations website:

■	Kohl’s Strategy and Path Forward, by Michelle Gass, Chief Executive Officer;
■	Active & Casual Portfolio to Power the Future, by Doug Howe, Chief Merchandising Officer;
■	Engaging Customers in New and Impactful Ways, by Greg Revelle, Chief Marketing Officer;
■	Innovating Through Our Leading Omnichannel Platform, by Paul Gaffney, Chief Technology & Supply Chain Officer;
■	Financial Framework & Capital Allocation Strategy, by Jill Timm, Chief Financial Officer; and
■	Environmental, Social, Governance (ESG), by Michelle Gass, Chief Executive Officer.

Also on March 7, 2022, the Company issued a press release in connection with its virtual investor day event, announcing key updates on the Company’s strategic growth initiatives and financial plan. The Company:

■	Introduced new long-term financial targets of low-single digits percent sales growth and mid-to-high single digits percent EPS growth;
■	Plans to grow Sephora to a $2 billion business across more than 850 stores;
■	Expects to open 100 new Kohl’s stores in the next four years, supporting continued omnichannel growth;
■	Is enhancing Kohl’s Card rewards benefit to 7.5% everyday;
■	Is continuing to expand omnichannel capabilities with launch of self serve buy online, pick up in store to all stores; and
■	Commits to net zero emissions by 2050.

Also on March 7, 2022, the Company filed the preliminary proxy statement.

On March 10, 2022, Macellum filed a revised preliminary proxy statement with the SEC.

On March 11, 2022, Macellum delivered to Latham a supplement updating the 2022 Nomination Notice.

On March 17, 2022, the Company filed this proxy statement.

We continue to be receptive to all our shareholders’ input and continue to evaluate the proposals and perspectives that Macellum has shared. However, we disagree with Macellum’s view that 2021 was a “lost year” given our record results for 2021 and substantial progress achieved on key initiatives. We similarly disagree with Macellum’s intent to take control of the Company given the strength and recent refreshment of our Board, our robust strategy and outlook for future value creation, and our Board’s commitment to evaluate all ways to create value for shareholders.

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Meeting Logistics

Admission	■	Admission to the Annual Meeting is restricted to shareholders of record as of the record date and/or their designated representatives.
	■	Shareholders and/or their designated representatives will need to pre-register by 8:00 a.m. Central Time on May 10 , 2022, by visiting www.cesonlineservices.com/kss22_vm. Please have your BLUE proxy card containing your control number available and follow the instructions to complete your registration request.
	■	Shareholders whose shares are held in “street name” through a bank, broker or other nominee as of the record date will need to pre-register by 8:00 a.m. Central Time on May 10 , 2022, by visiting www.cesonlineservices.com/kss22_vm. Please have your voting instruction form or other communication containing your control number available and follow the instructions to complete your registration request.
	■	Requests to register to participate in the Annual Meeting must be received no later than 8:00 a.m. Central Time on May 10 , 2022.
	■	After registering, shareholders will receive a confirmation email with a link and instructions for accessing the Annual Meeting.
Proxy Materials	■	This proxy statement and the accompanying BLUE proxy card were first mailed to our shareholders on or about March 21 , 2022.
How to Vote	■	It is important that your shares be represented and voted at the Annual Meeting.
	■	Whether or not you plan to attend the virtual Annual Meeting, please vote as soon as possible. You are urged to follow the instructions on the BLUE proxy card to vote by telephone or via the Internet or to date, sign and return the accompanying BLUE proxy card in the envelope provided to you, even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. Please note the voting procedures described under “How Do I Vote?” on page 17 of the proxy statement.
	■	If you are a registered shareholder and you timely pre-register, you may attend the virtual Annual Meeting and vote your shares, and your vote will revoke any proxy you have previously submitted.
	■	If your shares are held in the name of a bank, broker or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain a “legal proxy” in pdf., .gif, .jpg or .png file format. Please contact your bank, broker or other nominee for assistance in obtaining a “legal proxy” in order to vote at the Annual Meeting.

Our Board of Directors unanimously recommends that you vote on the BLUE proxy card or by telephone or via the Internet as set forth on the BLUE proxy card “FOR ALL” thirteen of the Company Nominees to serve as Directors of the Company until the 2023 Annual Meeting of Shareholders, or, in each case, until their successors are duly elected and qualified.

This proxy statement gives you information on the thirteen Company Nominees recommended by our Board of Directors who are standing for election, our independent auditors, and our named executive officers and their compensation. Because the following summary does not contain all of the information you should consider, you should carefully read this proxy statement in its entirety before voting your shares. For more complete information regarding our 2021 performance, please review our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

The Company Nominees have expertise in numerous key areas including finance, e-commerce, technology, marketing, operations management, and human capital. All also have experience in retail or consumer-facing industries. We believe this experience, together with their industry knowledge, integrity, ability to devote time and energy, and commitment to the interests of all our shareholders is necessary to execute our strategic plan and makes them best positioned to assist in creating value for all of our shareholders. All of the members of our Board of Directors, other than Michelle Gass, our Chief Executive Officer, are independent.

Our Board of Directors has many best governance practices in place, including its annual elections for all Directors, majority vote standard in uncontested Director elections, independent Chairship, “proxy access” allowing eligible shareholders to include their own nominees for Director in our proxy materials, our shareholders’ right to directly communicate with and raise concerns to the Board or individual Directors, a retirement policy and stock ownership requirements.

Macellum has notified us that it intends to nominate a slate of ten nominees for election as Directors at the Annual Meeting in opposition to the Company Nominees recommended by our Board of Directors. We believe Macellum’s effort to take control of the Board is unjustified

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and counterproductive. Kohl’s already appointed two of Macellum’s designees, along with an additional mutually agreed upon designee, to its Board pursuant to the 2021 settlement agreement with Macellum and certain other shareholders. We have also reviewed the impact of Macellum’s stewardship and involvement with other retailers over the course of the last twelve months, and there is little evidence that it has benefitted the two companies that Macellum and its founder, Jonathan Duskin, are most associated with. Citi Trends, where Mr. Duskin serves as Chairperson, has experienced a decline in its stock price of 36% over the last 12 months, while Big Lots stock price is down 44% over that time period. Citi Trends is down 52% since January 1 of this year, and Big Lots’ stock price is down 18% over that time period. Ultimately, our Board of Directors believes that the Company Nominees are best positioned to serve our Company and our shareholders, and unanimously recommends that you vote “FOR ALL” thirteen of the Company Nominees and that you discard any proxy card you may receive from Macellum.

Questions and Answers About the Meeting and Voting

When and where will the meeting take place?

The Annual Meeting of Shareholders of Kohl’s Corporation will be held virtually on May 11 , 2022, at 8:00 a.m. Central Time. The Annual Meeting will be held exclusively online via a live interactive webcast on the internet. You will not be able to attend the Annual Meeting in person at a physical location.

How can I attend the meeting?

Admission to the Annual Meeting is restricted to shareholders of record as of the record date and/or their designated representatives. Pre-registration by 8:00 a.m. Central Time on May 10 , 2022, is required. You may pre-register by visiting www.cesonlineservices.com/ kss22_vm and following the instructions to complete your registration request.

What is the purpose of the meeting?

At the virtual Annual Meeting of Shareholders, you will be asked to vote on the following matters:

■	the election of thirteen individuals to serve as Directors for a one-year term;
■	the approval, on an advisory basis, of the compensation of our named executive officers;
■	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023; and
■	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our Bylaws require shareholders to notify us in advance if they intend to request a vote on any matter not described in our proxy statement. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Jason Kelroy and Elizabeth McCright to vote your shares on such matters at their discretion.

Who is entitled to attend and vote at the meeting?

All shareholders who owned our common stock at the close of business on March 7 , 2022 (the record date for the meeting) or their duly appointed proxies may attend and vote at the meeting and at any adjournment of the meeting. As of the record date, there were 128,680,557 shares of our common stock outstanding.

Each share of our common stock outstanding on the record date is entitled to one vote on each of the thirteen Director nominees and one vote on each other matter.

How many votes must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” (described below) are counted as present for purposes of determining whether there is a quorum.

Am I a shareholder of record or a beneficial owner, and why does it matter?

Shareholder of record (also known as a record holder)

If your shares are registered directly in your name with Kohl’s transfer agent, you are considered the shareholder of record with respect to those shares.

Beneficial owner (also known as holding shares in “street name”)

If your shares are held on your behalf by a bank, broker, or other nominee, then you are the beneficial owner of shares held in “street name.”

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As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. Because Macellum has indicated its intention to deliver proxy materials in opposition to our Board of Directors to your broker to forward to you on their behalf, with respect to accounts to which Macellum mails its proxy materials, brokers will not have discretion to vote on any of the Proposals to be considered at the Annual Meeting. Therefore, if you do not provide specific voting instructions, your broker may not vote on any of the Proposals. If your broker cannot vote on Proposals because you haven’t provided instructions, this is known as a “broker non-vote.”

How do I vote?

If you are a shareholder of record as of the record date, you may vote at the virtual Annual Meeting or vote by proxy as described below. Even if you plan to attend the meeting, we encourage you to vote in advance in one of three ways:

■	Follow the instructions on your BLUE proxy card to vote over the Internet;
■	Follow the instructions on your BLUE proxy card to vote over the telephone; or
■	Sign and return the enclosed BLUE proxy card in the postage-paid envelope provided according to the included instructions.

The BLUE proxy cards are being solicited on behalf of our Board of Directors.

If you are a beneficial owner, please contact the bank, broker, or other nominee that holds your shares for instructions on how to vote.

What is a proxy?

A proxy is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The form of BLUE proxy card accompanying this proxy statement designates each of Jason Kelroy, Corporate Secretary, and Elizabeth McCright, Assistant Corporate Secretary, as proxies for the Annual Meeting.

If I submit a proxy, how will my shares be voted?

By giving us your proxy, you authorize the individuals named as proxies on the BLUE proxy card to vote your shares in accordance with the instructions you provide. If you sign and return a BLUE proxy card without indicating your instructions, your vote will be cast in accordance with the recommendation of our Board of Directors:

■	“FOR ALL” thirteen of the Company Nominees to our Board of Directors, as described in this proxy statement
■	“FOR” approval of the compensation of the Company’s named executive officers
■	“FOR” the ratification of the appointment of Ernst & Young LLP as our our independent registered public accounting firm for fiscal 2022

If any other matters are brought before the meeting, Jason Kelroy and Elizabeth McCright will vote your shares on such matters at their discretion.

May my broker vote my shares for me?

Applicable SEC and stock exchange regulations severely limit the matters your broker may vote on without having been instructed to do so by you. In particular, your broker may not vote on the election of Directors without instructions from you.

The ratification of our independent registered public accounting firm (Proposal 3) would normally be considered “routine” under applicable stock exchange rules, and brokers typically can vote on routine matters without instructions. However, because Macellum has indicated its intention to deliver proxy materials in opposition to our Board of Directors to your broker to forward to you on their behalf, with respect to accounts to which Macellum mails its proxy materials, brokers will not have discretion to vote on “routine” matters, including Proposal 3. As a result, if you do not instruct your broker on how to vote your shares regarding each of the Proposals to be considered at the Annual Meeting, then your shares may not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.

What should I do if I receive a proxy card from Macellum?

Macellum has stated its intent to nominate ten alternative Director nominees for election at the Annual Meeting. You may receive proxy solicitation materials from Macellum, including an opposing proxy statement and white proxy card. Our Board of Directors urges you to discard and not sign or return any proxy card sent to you by Macellum. If you have previously voted using a proxy card sent to you by Macellum, you have the right to change your vote by using the BLUE proxy card to vote by Internet, telephone or mail or by attending the Annual Meeting as described in the answer to the question above captioned “How do I vote?” Only the latest-dated proxy you submit will be counted.

OUR BOARD URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY MACELLUM OR ITS AFFILIATES.

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May I change or revoke my vote after I submit my proxy?

Yes. If you are a shareholder of record and wish to change your vote, you may:

■	cast a new vote following the instructions on the BLUE proxy card to vote by telephone or via the Internet;
■	cast a new vote by mailing a new proxy card with a later date; or
■	attend the virtual Annual Meeting of Shareholders and follow the instructions to vote during the meeting.

If you are a beneficial owner, you can revoke any prior voting instructions by contacting the bank, broker, or other nominee that holds your shares or by obtaining a legal proxy from your bank, broker, or other nominee and voting at the virtual Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain a “legal proxy” in pdf, .gif, .jpg or .png file format. Please contact your bank, broker or other nominee for assistance in obtaining a “legal proxy” in order to attend and vote at the Annual Meeting.

If you wish to revoke your proxy rather than change your vote, our Corporate Secretary must receive your written revocation prior to the meeting.

What are the Board’s voting recommendations, and how many votes are required to approve each proposal?

Proposal	Votes required to pass	Board’s recommendation	Effect of abstentions and broker non-votes
PROPOSAL ONE — Election of Directors	Because Macellum has notified us that it intends to nominate a slate of ten nominees for election as Directors at the Annual Meeting in opposition to the Company Nominees recommended by our Board of Directors, the election of Directors is considered a “contested election.” Accordingly, in accordance with our Amended and Restated Articles of Incorporation, a plurality voting standard rather than a majority voting standard will apply for the election of Directors. This means that the thirteen nominees receiving the highest number of “FOR” votes will be elected, whether they be Company Nominees, the Macellum Nominees, or a mix of both.	FOR each Company Nominee	Votes withheld and broker non-votes will result in the applicable nominees receiving fewer “FOR” votes for purposes of determining the nominees receiving the highest number of “FOR” votes. For additional information on how your shares will be voted, see “If I submit a proxy, how will my shares be voted?” above.
PROPOSAL TWO — Advisory approval of the compensation of our named executive officers	This proposal will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” it.	FOR	No effect.
PROPOSAL THREE — Ratification of our independent registered public accounting firm	This proposal will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” it.	FOR	No effect.
Under applicable stock exchange rules, because Macellum has indicated its intention to deliver proxy materials in opposition to our Board of Directors to your broker to forward to you on their behalf, with respect to accounts to which Macellum mails its proxy materials, brokers will not have discretion to vote on “routine” matters, including this proposal.

We recommend that you discard any proxy card you receive from Macellum.

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What happens if I do not vote by proxy?

If you are a shareholder of record and you do not vote by proxy, your shares will not be voted unless you vote during the meeting. If you are a beneficial owner and you do not provide your broker with specific voting instructions, your broker may vote your shares only on Proposal Three and will declare a broker non-vote for Proposals One and Two. However, if Macellum delivers proxy materials in opposition to our Board of Directors to your broker to forward to you on their behalf, your broker will not have discretion to vote on “routine” matters, including Proposal Three. In that case, a broker non-vote will also be declared on Proposal Three.

What happens if the meeting is adjourned?

If the meeting is adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”

Will the Company’s independent registered public accounting firm participate in the meeting?

Yes. A representative of Ernst & Young LLP will be present at the meeting and will be available to make a statement and answer appropriate questions.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy requiring Directors to attend annual meetings, Directors are encouraged to do so. All of the then current Directors standing for re-election attended the 2021 Annual Meeting of Shareholders.

Who is soliciting my proxy?

The Company is soliciting your proxy to be used at the meeting. The BLUE proxy appoints two of our executives, Jason Kelroy and Elizabeth McCright, as your representatives to vote your shares as you instruct on your proxy card. This way, your shares will be voted even if you do not attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance, just in case your plans change.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company will pay the expenses of soliciting proxies on the BLUE proxy card. Proxies on the BLUE proxy card may be solicited by our Directors, officers or employees in person or by telephone, mail, electronic transmission or facsimile transmission. We also pay all expenses related to the Annual Meeting of Shareholders. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our Directors, officers, or employees will be specially compensated for these activities.

We have hired Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee of $ 800,000 plus reimbursement of out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services. The total amount estimated to be spent in connection with the Company’s proxy solicitation is approximately $ 11 million , of which approximately $ 5 million has been incurred by the Company as of the date of this proxy statement. Our expenses related to the solicitation of proxies from shareholders this year may substantially exceed those normally spent for an annual shareholders’ meeting because Macellum has initiated a contested election of Directors. These additional solicitation costs are expected to include: the fee payable to our proxy solicitor; fees of our financial advisor, outside counsel and other advisors to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, postage and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our shares; and the costs of retaining an independent inspector of election.

Can I view these proxy materials electronically?

Yes. You may view our 2022 proxy materials at www. proxyvote.com. You may also use our corporate website at https://corporate.kohls.com to view all of our filings with the Securities and Exchange Commission, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

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How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder, upon request, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended January 29, 2022. Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations, or investor.relations@kohls. com. We will provide the exhibits to the Form 10-K upon payment of the reasonable expenses of furnishing them.

How can I submit a proposal for Kohl’s 2023 Annual Meeting of Shareholders?

You may present matters for consideration at our next Annual Meeting of Shareholders either by having the matter included in our proxy statement and proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 or by conducting your own proxy solicitation.

If you want your proposal included in our proxy statement and listed on our proxy card for the 2023 Annual Meeting of Shareholders, we must receive your written proposal by November 21 , 2022, at Corporate Secretary, Attention: Legal, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you meet the ownership and holding requirements in Rule 14a-8, and you must continue to meet such ownership and holding requirements through the date of the 2023 Annual Meeting of shareholders and otherwise comply with the Rule 14a-8 requirements then in effect.

If you decide to conduct your own proxy solicitation, we must receive written notice of your intent to present your proposal at the 2023 Annual Meeting of Shareholders, as required by our Bylaws, no earlier than January 11, 2023 and no later than February 10, 2023. If you submit a proposal for the 2023 Annual Meeting of Shareholders after that date, your proposal cannot be considered at the meeting.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (when effective) for the 2023 Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by March 12 , 2023.

How can I nominate a candidate for the Board of Directors?

Pursuant to procedures set forth in our Bylaws, our Nominating and ESG Committee will consider shareholder nominations for Directors if we receive timely written notice, in proper form, of the intent to make a nomination at an Annual Meeting of Shareholders. If you decide to conduct your own proxy solicitation, to be timely for the 2023 Annual Meeting of Shareholders, we must receive the notice earlier than January 11 , 2023 and no later than February 10 , 2023. To be in proper form, the notice must, among other things, (i) a description of all arrangements or understandings between the nominating shareholder and each nominee, (ii) information about the nominating shareholder and each nominee and (iii) a written representation and agreement of the nominee that he or she (a) is not and will not enter into agreements or understandings with respect to how he or she will act or vote if elected as a Director, (b) is not and will not become a party to any agreements or understandings with any entity other than the corporation with respect to direct or indirect compensation in connection with service or action as a director, (c) will comply with the corporation’s corporate governance and ethics guidelines, (d) if elected as a director agrees to, and will, serve the entire term. Among other things, a shareholder proposing a Director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, which will be provided to you upon written request.

In addition, an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least 3% of Kohl’s outstanding common stock for three years may include in Kohl’s proxy materials Director nominations of up to the greater of two Directors and 20% of the number of Directors currently serving on the Kohl’s Board, subject to the terms and conditions specified in our Bylaws. To be timely for inclusion in the proxy materials for our 2023 Annual Meeting of Shareholders, our Corporate Secretary must receive your nomination between October 18 , 202 2 , and November 17 , 202 2 . The requirements for proxy access are detailed in our Bylaws, which will be provided to you upon written request.

What if I have additional questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

Innisfree M&A Incorporated

Shareholders may call toll free: (877) 687-1874
Banks and Brokers may call collect: (212) 750-5833

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PROXY SUMMARY

Consistent with many other retail companies, our fiscal year ends on the Saturday closest to January 31 each year. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. The information in this proxy statement relates primarily to fiscal 2021, which ended January 29, 2022.

MEETING DATE May 11 , 2022 at 8:00 a.m. Central Time	LOCATION Virtually at www.cesonlineservices.com/kss22_vm.	RECORD DATE March 7 , 2022

Matters to be Voted Upon at the Annual Meeting

Our Board of Directors Unanimously recommends that you vote:

■	“FOR ALL” thirteen of the Company Nominees in Proposal 1,
■	“FOR” the compensation of our named executive officers in Proposal 2, and
■	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022 in Proposal 3.

on the accompanying BLUE proxy card or by telephone or via the Internet as set forth on the BLUE proxy card.

Please note the voting procedures described under “How Do I Vote?” on page 17 of the proxy statement.

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Company Nominees

The following table lists the Company Nominees.

All of the Company Nominees are independent except Michelle Gass, Chief Executive Officer of Kohl’s.

					Committee Memberships
Directors	Principal Occupation	Age	Director Since	Other Public Boards	Audit	Compensation	Nominating and ESG	Finance
Michael J. Bender	President and Chief Executive Officer of Eyemart Express, LLC	60	2019	0
Peter Boneparth	Former Senior Advisor to a division of The Blackstone Group, LLP, advising on the retail industry	62	2008	1
Yael Cosset	Senior Vice President and Chief Information Officer of The Kroger Co.	48	2020	0
Christine Day	Chief Executive Officer, Executive Chair and Co-Founder of The House of LR&C	59	2021	0
H. Charles Floyd	Global President of Operations of Hyatt Hotels Corporation	62	2017	1
Michelle Gass	Chief Executive Officer of Kohl’s	54	2018	1
Margaret L. Jenkins	Former Senior Vice President, Chief Marketing Officer of Denny’s Corporation	70	2021	1
Thomas A. Kingsbury	Former President and Chief Executive Officer of Burlington Stores, Inc.	69	2021	3
Robbin Mitchell	Senior Advisor at the Boston Consulting Group	57	2021	1
Jonas Prising	Chair and Chief Executive Officer of ManpowerGroup	57	2015	1
John E. Schlifske	Chair and Chief Executive Officer of The Northwestern Mutual Life Insurance Company	62	2011	0
Adrianne Shapira	Managing Director of Eurazeo Brands	51	2016	0
Stephanie A. Streeter	Former Chief Executive Officer of Libbey, Inc.	64	2007	2

Independent Chair of the Board effective immediately following the Annual Meeting.
Committee Chair.
Committee Chair effective immediately following the Annual Meeting.

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2022 BOARD NOMINEE HIGHLIGHTS

12/13 nominees are independent

6/13 nominees are women

Age

1
1
5
6
Average age 60

Under 50 | 60-69 | 50-59 | 70 or older

Tenure

2
5
1
5
Average tenure 5 years

Less than 3 years | 9-12 years | 3-8 years | 13 or more years

Skills, Diversity, and Experience

The thirteen Company Nominees represent a diverse range of skills

Skill	Nominees
Current or Former Public Company CEO	6
Senior Leadership Experience	13
Public Company Board Experience (other than Kohl's)	11
Board Diversity (Gender or Racial/Ethnic Diversity)	7
Retail or Consumer-Facing Industry Experience	13
Finance, Accounting, or Financial Reporting Experience	11
Mergers and Acquisitions Experience	10
Technology, E-Commerce or Digital Experience	10
Marketing, Public Relations, or Brand Management Experience	12
Operations Management Experience	11
Human Capital, Culture, or Compensation Experience	10

2021 Performance Highlights

Kohl’s made significant progress against its strategy in 2021, delivering strong financial performance materially above its expectations while navigating persistent challenges presented by COVID-19. The Company’s strategic transformation into the leading destination for the active and casual lifestyle continued to build momentum. Investments in the active, outdoor and beauty categories are generating positive returns and management’s repositioning of the business for profitable growth proved highly successful. Kohl’s achieved all-time record adjusted earnings per share of $7.33 in 2021, eclipsing its previous high of $5.60 in 2018.1

The Company delivered solid performance across each of its four key strategic focus areas.

Driving top line growth

Kohl’s net sales in 2021 increased 23% year-over-year. Management’s focus on driving active and outdoor sales led to a net sales increase of more than 40% year-over-year for these categories. In addition, the Company successfully launched its game-changing partnership with Sephora, opening an initial 200 Sephora at Kohl’s shops and launching a comprehensive digital experience. This partnership is attracting new and more diverse customers and enhancing topline growth. Further, Kohl’s introduced several highly relevant iconic national brands during the year, including Tommy Hilfiger, Calvin Klein, and Eddie Bauer, as well as its new private athleisure brand, FLX™.

1	Adjusted earnings per share is a non-GAAP financial measure. Please find a reconciliation in Appendix A.

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Expanding operating margin

Management’s focus on repositioning its business for profitable growth resulted in significant operating margin expansion in 2021. Kohl’s achieved an 8.6% operating margin, its highest level since 2014 and exceeding its 2023 goal of 7% to 8% two years ahead of plan. The strong performance in 2021 was driven through gross margin expansion and effective expense management.

Maintaining disciplined capital management

In 2021, management followed through on its commitment to prudent balance sheet management and its long-term objective of sustaining its Investment Grade credit rating. The Company strengthened its balance sheet, returning it to its healthy pre-pandemic structure. In addition, Kohl’s generated substantial free cash flow, whereby it returned $1.5 billion in capital to shareholders through reinstating the dividend and accelerating share repurchases.

Sustaining an agile, accountable, and inclusive culture

Fostering a diverse, equitable, and inclusive environment for Kohl’s associates, customers, and suppliers remains an important focus. The Company made further progress under its new diversity and inclusion framework, and continued to build on its commitment to Environmental, Social, and Corporate Governance (“ESG”) stewardship. In 2021, furthering management’s commitment to all of our associates, the Company appointed a new Chief Diversity & Inclusion Officer to the executive team reporting directly to the CEO. This leadership role will help further the Company’s dedication to improving our overall diversity and inclusion efforts, which have already been recognized by several third party awards and rankings.

Because of the efforts of our management and associates during 2021, Kohl’s significantly outperformed its expectations. For more information, please see the Compensation Discussion and Analysis.

Compensation Highlights

Our compensation program is a pay-for-performance model based on the philosophy that we should incentivize our executive officers to improve Kohl’s financial performance, profitably grow the business, and increase shareholder value. That philosophy drove several actions in fiscal 2021. Recognizing the importance of returning to a metric-based approach for the fiscal 2021 plan, the Compensation Committee set performance goals of net sales and operating income. When setting the target net sales and operating income goals for 2021, the Compensation Committee set at a level to drive accountability toward a near-term recovery to 2019 sales, while also making sequential strides toward the operating income margin commitments outlined in the Company’s strategic framework announced in October 2020. The 2021 Annual Incentive Plan was created to navigate a complex macroeconomic environment given the unpredictable nature of the pandemic and the recovery. Targets were set for this plan that were significantly more challenging to achieve at the upper payout levels due to the fact that the breadth of the payout ranges were expanded. The Company achieved the high end of the payout range, even with the more challenging goals. In contrast, our 2019-2021 long-term objectives, as originally set in early 2019, were not achieved and therefore our 2019-2021 LTIP did not pay out even in light of the fact that a majority of this time period was highly impacted by the COVID-19 pandemic, which was entirely outside of the control of management. No adjustments were made due to the COVID-19 economic impact, and executives will receive no PSU payout under the 2019-2021 LTIP. For more information, please see the Compensation Discussion and Analysis.

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Governance Highlights

We have adopted strong and effective policies and procedures to promote effective and independent corporate governance, including:

All of the Directors other than our CEO are independent, as determined under the standards of the New York Stock Exchange;
The Board’s four standing committees are composed solely of independent Directors;
Non-management Directors meet privately in executive sessions in conjunction with each regular Board meeting;
Independent Directors communicate regularly regarding appropriate Board agenda topics and other Board-related matters;
All Board members have complete access to management and outside advisors; and
The Board is committed to active refreshment, demonstrated by the addition of eight new Directors in the past five years.

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PROPOSAL ONE
ELECTION OF DIRECTORS

Our Board of Directors currently consists of fourteen members. Ten of our directors are standing for re-election. Three of our directors are standing for election for the first time, having initially joined our Board of Directors in connection with our entry into the previously disclosed settlement agreement dated as of April 13, 2021. As previously disclosed, Frank V. Sica will not be standing for re-election at the Annual Meeting. Effective immediately upon the close of the Annual Meeting, the size of our Board of Directors will be reduced from 14 to 13 directors.

We believe the Company Nominees are best positioned to serve our Company and our shareholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR ALL” thirteen of the Company Nominees on the BLUE proxy card.

Macellum has notified us that it intends to nominate a slate of ten nominees for election as Directors at the Annual Meeting in opposition to the Company Nominees recommended by our Board of Directors. As a result, the election of Directors is considered a “contested election” pursuant to Section 14 of the Securities Exchange Act of 1934. Accordingly, a plurality voting standard rather than a majority voting standard will apply for the election of Directors, and the thirteen nominees who receive the highest number of “FOR” votes will be elected. Votes withheld and broker non-votes will result in the applicable nominees receiving fewer “FOR” votes for purposes of determining the nominees receiving the highest number of “FOR” votes.

Our Board of Directors unanimously recommends that you vote on the BLUE proxy card, via the Internet, by telephone or by mail “FOR ALL” thirteen of the Company Nominees to serve as Directors until the 2023 Annual Meeting of Shareholders, or, in each case, until their successors are elected and qualified.

In addition, our Board of Directors strongly urges you to discard any proxy card that may be sent to you by Macellum. Electing to “WITHHOLD” with respect to any Macellum Nominee on any Macellum proxy card is not the same as voting for the Company Nominees. Instead, an election to “WITHHOLD” with respect to any Macellum Nominee on any Macellum proxy card will revoke any previous proxy that you have already submitted. If you have already voted using a proxy card sent to you by Macellum, you have the right to change your mind. We urge you to revoke that proxy by voting “FOR ALL” thirteen Company Nominees recommended by our Board of Directors by using the enclosed BLUE proxy card.

Only the latest validly executed proxy that you submit will be counted.

Properly executed proxies will be voted as marked. Unmarked proxies will be voted in favor of electing the individuals named below (each of whom is now a Director) as Directors to serve until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

We expect that all of the Company Nominees will be able to serve on the Board of Directors if elected. However, if before the election one or more Company Nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining Company Nominees and for any substitute nominee(s) chosen by our Board of Directors (unless our Board reduces the number of Directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL” THIRTEEN OF THE COMPANY NOMINEES TO SERVE AS DIRECTORS BY USING THE BLUE PROXY CARD.

IF YOU SIGN AND DATE YOUR BLUE PROXY CARD BUT NO INSTRUCTIONS ARE SPECIFIED, YOUR SHARES WILL BE VOTED “FOR ALL” OF THE COMPANY NOMINEES.

“Supplemental Information Regarding Participants” included at the end of this proxy statement sets forth information relating to the Company Nominees and certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC because of their position as Directors of the Company or as nominees for Director, or because they may be soliciting proxies on our behalf.

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If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the number listed below:

Innisfree M&A Incorporated
Shareholders may call toll free: (877) 687-1874
Banks and Brokers may call collect: (212) 750-5833

Information about Company Nominees

The Board of Directors, and particularly its Nominating and ESG Committee, regularly considers whether the Board is made up of individuals with the necessary experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these decisions, the Nominating and ESG Committee focuses primarily on the information in each Company Nominee’s individual biography, set forth below.

The matrix below identifies the balance of skills and qualifications each Company Nominee brings to the Board. We believe this combination of skills and qualifications demonstrates that our Board is well positioned to provide effective oversight and strategic advice to management.

Skill or Expertise	Bender	Boneparth	Cosset	Day	Floyd	Gass	Jenkins	Kingsbury	Mitchell	Prising	Schlifske	Shapira	Streeter
Current or Former Public Company CEO
Senior Leadership Experience
Public Company Board Experience (other than Kohl’s)
Board Diversity (Gender or Racial/Ethnic Diversity)
Retail or Consumer-Facing Industry Experience
Finance, Accounting or Financial Reporting Experience
Mergers and Acquisitions Experience
Technology, E-Commerce or Digital Experience
Marketing, Public Relations or Brand Management Experience
Operations Management Experience
Human Capital, Culture or Compensation Experience

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MICHAEL J. BENDER President and Chief Executive Officer of Eyemart Express, LLC

Age 60

Director since: 2019

INDEPENDENT

Committees:

■  Nominating & ESG (chair effective 2022 Annual Meeting)

■  Audit

Other Directorships (within past 5 years):

■  Ryman Hospitality Properties, Inc. (2004 to May 2019)

Experience

■  Eyemart Express, LLC, an eyecare retailer: President and Chief Executive Officer since January 2018; former President from September 2017 to January 2018.

■  Walmart Inc.: Former Chief Operating Officer of Global eCommerce from 2014 to 2017, following other executive management positions over a five-year period.

■  Cardinal Health, Inc., a global, integrated healthcare services and products company: Held a number of senior positions over four years.

■  L-Brands, Inc.–Victoria’s Secret Stores, an international specialty retailer: Former Vice President of Store Operations from 1999 to 2002.

■  PepsiCo, Inc.: 15 years in a variety of sales, finance, and operating roles.

Skills and Qualifications

■  Senior leadership experience: Mr. Bender has been a senior executive for the past 16 years, including as a Chief Executive Officer for the past four years.

■  Retail or consumer-facing industry experience: Mr. Bender’s career has taken him to several prominent retailers, from Victoria’s Secret to Walmart and now to his current role leading Eyemart Express.

■  Finance, accounting, or financial reporting experience: As President and CEO of Eyemart Express, Mr. Bender has direct oversight of its finance and accounting functions. He has also held several field and HQ-based finance roles focused on financial planning, analysis and competitive strategy. Mr. Bender also chaired the audit committee for several years when he was a board member at Ryman Hospitality Properties.

■  Mergers and acquisitions experience: Mr. Bender has significant experience with acquisitions, and in particular helped lead the successful integration of Walmart’s acquisition of Jet.com, which transformed Walmart’s omni-channel presence.

■  Technology, e-commerce, or digital experience: As former Chief Operating Officer of Global eCommerce at Walmart, Mr. Bender helped bridge the gap between the company’s digital and physical capabilities—a set of skills he now deploys at Eyemart Express.

■  Marketing, public relations, or brand management experience: Mr. Bender held several senior positions at Cardinal Health that included responsibility for marketing efforts to key customers. In his current CEO role, he ultimately oversees all marketing and PR/Communications efforts for Eyemart Express.

■  Operations management experience: Mr. Bender developed his expertise in optimizing supply chain operations during his 30 years in operational roles—first at PepsiCo, then as Vice President of Store Operations for L-Brands, and finally as Chief Operating Officer of Global eCommerce at Walmart.

■  Human capital, culture, or compensation experience: As President and CEO of Eyemart Express, Mr. Bender is responsible for shaping and reinforcing the company’s customer-focused culture. He also chaired the compensation committee at Ryman Hospitality Properties for several years.

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PETER BONEPARTH Former Senior Advisor at The Blackstone Group, LLP

Age 62

Director since: 2008

Chair of the
Board effective
following 2022
Annual Meeting

INDEPENDENT

Committees:

■  Compensation

■  Finance

■  Nominating & ESG

Other Directorships (within past 5 years):

■  JetBlue Airways Corporation (since 2008; Chair since May 2020)

Experience

■  The Blackstone Group, LLP, a global investment firm: Former Senior advisor to a division that advises on the retail industry from February 2018 to August 2021.

■  Irving Place Capital Partners, a private equity group: Former Senior Advisor from 2009 to 2014.

■  Jones Apparel Group, a designer and marketer of apparel and footwear: Former President and Chief Executive Officer from 2002 to 2007.

Skills and Qualifications

■  Current or former public company CEO: Mr. Boneparth was President and CEO of Jones Apparel Group for five years while it was a public company.

■  Senior leadership experience: In addition to his previous tenure as President and CEO of Jones Apparel Group, Mr. Boneparth has been a senior advisor at two leading investment firms. He also currently serves as Chair of the board at JetBlue Airways.

■  Retail or consumer-facing industry experience: During his five years leading Jones Apparel Group, Mr. Boneparth expanded its apparel offerings and grew the company through the acquisitions of Maxwell Shoe Company, Gloria Vanderbilt, Barneys New York, and Kasper/Anne Klein. During his tenure, Jones operated approximately 800 retail doors under full-price and off-price channels across all divisions.

■  Finance, accounting, or financial reporting experience: Mr. Boneparth served for ten years as chair of the audit committee at JetBlue Airways, and currently chairs JetBlue’s finance committee.

■  Mergers and acquisitions experience: Mr. Boneparth has deal expertise spanning more than three decades and over $25 billion in transaction value resulting from his career in law, investment banking and private equity, most recently as a senior advisor to Blackstone, and by leading key acquisitions as CEO of Jones Apparel Group.

■  Marketing, public relations, or brand management experience: During his five years leading Jones Apparel Group, Mr. Boneparth oversaw the acquisition and development of over a dozen footwear and apparel brands, as well as the marketing and distribution of an extensive portfolio of licensed brands.

■  Operations management experience: As the former President and CEO of Jones Apparel Group, Mr. Boneparth was responsible for direct oversight of all aspects of its operations, including domestic and international retail and outlet stores, domestic and international wholesale distribution, and digital sales.

■  Human capital, culture, or compensation experience: Mr. Boneparth oversaw a large domestic and international workforce in his role as President and CEO of Jones Apparel Group.

YAEL COSSET Senior Vice President and Chief Information Officer of The Kroger Co.
Age 48 Director since: 2020 INDEPENDENT Committees: ■ Audit

Experience

■  The Kroger Co., one of the world’s largest food retailers: Senior Vice President and Chief Information Officer since February 2019, with assumed responsibility for 84.51° LLC, a wholly-owned subsidiary of Kroger, as of July 2020; former Global Vice President and Chief Digital Officer of Kroger from 2017 to 2019; former Chief Information Officer/ Chief Commercial Officer of 84.51° LLC from 2015 to 2017.

■  dunnhumby Ltd., a customer data science and consulting services firm: Various senior management positions, including as former Global Chief Information Officer from 2010 to 2015.

■  MicroStrategy Incorporated, a business intelligence and analytics enterprise software company: Various senior management positions from 2000 to 2009.

Skills and Qualifications

■  Senior leadership experience: Mr. Cosset has served in senior executive positions at The Kroger Co. for over five years.

■  Retail or consumer-facing industry experience: In 2019, Business Insider named Mr. Cosset one of “ten people transforming retail” for his role in helping Kroger use data to expand its distribution network and introduce “digital shelving” to make grocery shopping more efficient.

■  Mergers and acquisitions experience: Mr. Cosset has significant relevant deal experience in both buyside and sellside transactions including, among other deals, Kroger’s sale of You Technology and dunnhumby’s acquisition of KSS Retail, which he helped steer while serving in executive roles at Kroger and dunnhumby.

■  Technology, e-commerce, or digital experience: Mr. Cosset is responsible for leading Kroger’s Technology function and digital strategy, which is focused on building Kroger’s presence in the marketplace in digital channels, personalization, and e-commerce. He has significant data analytics and science expertise, both from a technical and commercial perspective, driving monetization of media and insights for Kroger.

■  Operations management experience: At the beginning of his career, Mr. Cosset was an executive business consultant, providing insight and direction on market expansion, product launches, and growth strategies for global companies. He also was the CEO of an enterprise software company focused on price optimization solutions.

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CHRISTINE DAY Chief Executive Officer, Executive Chair and Co-Founder of The House of LR&C
Age 60 Director since: 2021 INDEPENDENT Committees: ■ Audit ■ Compensation

Experience

■  The House of LR&C, an apparel wholesaler and direct-to-consumer retailer: Chief Executive Officer since March 2021 and Executive Chair and Co-Founder since December 2020.

■  Performance Kitchen (formerly known as LUVO), a food and medicine consumer product goods company: Founder and former Chief Executive Officer from 2014 to December 2020. She also served as a director on the board of directors from 2013 to April 2021.

■  lululemon athletic inc., a designer, distributor and retailer of athletic apparel: Former Director and Chief Executive Officer from 2008 to 2014.

■  Starbucks Corporation: Variety of leadership roles for more than 20 years, including former President, Asia Pacific Group from 2004 to 2007.

Skills and Qualifications

■  Current or former public company CEO: Ms. Day served as the CEO of lululemon athletic inc. from 2008 to 2014.

■  Senior leadership experience: In addition to her previous tenures as CEO of LUVO and lululemon athletic inc., Ms. Day spent more than 20 years in senior executive positions at Starbucks Corporation. She also currently serves as the Executive Chair and Co-Founder of The House of LR&C.

■  Retail or consumer-facing industry experience: Ms. Day has over 30 years in the retail and consumer goods industries, including six years with prominent athletic retailer lululemon and her current position with The House of LR&C.

■  Operations management experience: As the former Executive Vice President – Retail Operations at lululemon, Ms. Day was responsible for overseeing all retail operations in North American and on an international basis.

H. CHARLES FLOYD Global President of Operations of Hyatt Hotels Corporation

Age 62

Director since: 2017

INDEPENDENT

Committees:

■  Compensation

Other Directorships (within past 5 years):

■  Thayer Ventures Acquisition Corp (since December 2020)

■  Playa Hotels and Resorts N.V. (May 2018 to August 2021)

Experience

■  Hyatt Hotels Corporation: Global President of Operations since 2014; former Executive Vice President, Group President—Global Operations Center from 2012 to 2014; former Chief Operating Officer—North America from 2006 to 2012; various other senior positions in a 40-year career with Hyatt, including Executive Vice President—North America Operations, Senior Vice President of Sales, and several managing director and general manager roles.

Skills and Qualifications

■  Senior leadership experience: Mr. Floyd has served in a senior executive position at Hyatt Hotels, a hospitality company with over 950 locations in 67 countries, for 15 years.

■  Retail or consumer-facing industry experience: Mr. Floyd’s 40-year career with Hyatt Hotels has given him extensive experience in the dynamic hospitality industry.

■  Finance, accounting, or financial reporting experience: As Hyatt’s Global President of Operations, Mr. Floyd oversees a multi-billion dollar budget and has P&L responsibility and accountability of AsiaPacific, Europe/SW Asia and The Americas regions. He has also served on the audit committee of multiple public companies.

■  Mergers and acquisitions experience: As Chairman of the Board of Thayer Ventures Acquisition Corp., Mr. Floyd led the successful merger with luxury travel brand Inspirato; he has also helped lead the acquisitions and dispositions of many key properties and brands during his time as Global President of Operations of Hyatt Hotels.

■  Technology, e-commerce, or digital experience: Mr. Floyd oversees Hyatt’s information technology resources, worldwide sales organization, and call centers.

■  Marketing, public relations, or brand management experience: Mr. Floyd was a key contributor in the creation of seven of the hotel brands that are currently offered by Hyatt.

■  Operations management experience: Mr. Floyd has served in operational roles at Hyatt Hotels for 40 years.  Currently, as Hyatt’s Global President of Operations, Mr. Floyd is responsible for the successful operation of Hyatt’s hotels globally, which includes ensuring operating efficiency in the roll-out of new innovations and unifying Hyatt’s global operations.

■  Human capital, culture, or compensation experience: As Hyatt’s former Chief Operating Officer—North America Operations for over six years, Mr. Floyd oversaw various corporate functions, including human resources. He previously served as Chair of Playa Hotel and Resorts’ compensation committee.

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MICHELLE GASS Chief Executive Officer of Kohl’s
Age 54 Director since: 2018 Committees: ■ None Other Directorships (within past 5 years): ■ PepsiCo, Inc. (since 2019) ■ Cigna Corporation (2014 to February 2017)

Experience

■  Kohl’s: Chief Executive Officer since May 2018; former Chief Executive Officer-elect from 2017 to 2018; former Chief Merchandising and Customer Officer from 2015 to 2018; former Chief Customer Officer from 2013 to 2015.

■  Starbucks Corporation: Ms. Gass held a variety of leadership roles across marketing, global strategy, and merchandising for more than 16 years, including President, Starbucks Europe, Middle East and Africa (EMEA) and Executive Vice President, Marketing and Category.

■  Procter and Gamble: Ms. Gass began her career at Procter and Gamble in product development and brand management.

Skills and Qualifications

■  Current or former public company CEO: Ms. Gass has been CEO of Kohl’s for almost four years.

■  Senior leadership experience: Ms. Gass has served in senior executive roles at Kohl’s for eight years and previously served in senior executive roles at Starbucks for over 12 years.

■  Retail or consumer-facing industry experience: Ms. Gass has over 30 years of experience in the retail and consumer goods industries, including eight years with Kohl’s. The National Retail Federation (NRF) awarded her their most prestigious honor, The Visionary, in 2020. She currently serves on the board of directors for both NRF and the Retail Industry Leaders Association (RILA). Prior to her time at Kohl’s, Ms. Gass served on the board of directors for Ann, Inc.

■  Finance, accounting, or financial reporting experience: Ms. Gass has direct oversight of our finance,  accounting, and financial reporting functions, and she also serves on the audit committee of PepsiCo.

■  Technology, e-commerce, or digital experience: Under Ms. Gass’ leadership, Kohl’s has embraced technology and e-commerce opportunities to meet evolving customer preferences and drive digital growth.

■  Marketing, public relations, or brand management experience: Prior to becoming CEO, Ms. Gass led Kohl’s merchandising, marketing, public relations and brand management in her roles as Chief Merchandising and Customer Officer. She has led key strategic initiatives such as Active, and forged innovative partnerships with Amazon and Sephora. While at Starbucks, Ms. Gass’ initiatives included popularizing the Frappuccino, launching Starbucks loyalty program, and expanding their food platform.

■  Operations management experience: Ms. Gass has invaluable knowledge of Kohl’s operations and strategic opportunities. As President of Starbucks EMEA, Ms. Gass oversaw more than 1,800 Starbucks locations across 30 countries.

■  Human capital, culture, or compensation experience: Ms. Gass leads a workforce of more than 100,000 associates and has led the evolution of Kohl’s culture by embedding it in our strategic framework.

MARGARET L. JENKINS Former Senior Vice President, Chief Marketing Officer of Denny’s Corporation
Age 70 Director since: 2021 INDEPENDENT Committees: ■ Audit Other Directorships (within past 5 years): ■ Citi Trends, Inc. (since October 2017)

Experience

■  Denny’s Corporation: Former Senior Vice President, Chief Marketing Officer from 2002 to 2007.

■  El Pollo Loco: Former Chief Marketing Officer from 1999 to 2002.

■  Other: Prior to 1999, held several management positions at Taco Bell Corp. and PepsiCo. International Foodservice.

Skills and Qualifications

■  Senior leadership experience: Served in senior executive roles at Denny’s Corporation and El Pollo Loco.

■  Retail or consumer-facing industry experience: Ms. Jenkins has over 30 years of experience in the retail and consumer-facing industry, including her leadership roles at Denny’s and El Pollo Loco. She also served as a director of PVH Corp., an international apparel manufacturer and retailer from 2006 to 2014, and she is currently serving on the board of directors of Citi Trends, Inc., a value-priced retailer of apparel, home décor and accessories.

■  Finance, accounting, or financial reporting experience: Ms. Jenkins serves on the Audit Committee at Citi Trends, Inc.

■  Mergers and acquisitions experience: As a director of PVH, Ms. Jenkins helped lead the transformative acquisitions of Tommy Hilfiger in 2010 and Warnaco in 2013, ultimately creating one of the largest global branded lifestyle apparel companies.

■  Marketing, public relations, or brand management experience: Ms. Jenkins served as former Chief Marketing Officer of restaurant corporations Denny’s and El Pollo Loco. In addition, her early career in advertising included managing brands, such as McDonald’s and Sunny Delight Beverages, as well as the Atlantic Richfield Company (ARCO).

■  Human capital, culture, or compensation experience: Ms. Jenkins chairs the corporate social responsibility committee at Citi Trends, Inc., which focuses on, among other things, diversity and inclusion initiatives and employee ethics. Ms Jenkins has also served on the compensation committee at Citi Trends, Inc.

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THOMAS A. KINGSBURY Former President and Chief Executive Officer of Burlington Stores, Inc.

Age 69

Director since: 2021

INDEPENDENT

Committees:

■  Audit

■  Finance

Other Directorships (within past 5 years):

■  Tractor Supply Company (since November 2017)

■  BJ’s Wholesale Club Holdings, Inc. (since February 2020)

■  Big Lots, Inc. (since May 2020)

■  Burlington Stores, Inc. (2008 to February 2020)

Experience

■  Burlington Stores, Inc.: Former President and Chief Executive Officer from 2008 to September 2019; former board of director from 2008 to February 2020, including Chair from 2014 to September 2019, and Executive Chair from September 2019 to February 2020.

■  Kohl’s, Inc.: Former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development from 2006 to 2008.

■  The May Department Stores Company: Various management positions from 1976 to 2006, including as former President and Chief Executive Officer of the Filene’s division from 2000 to 2006.

Skills and Qualifications

■  Current or former public company CEO: Mr. Kingsbury was CEO of Burlington Stores, Inc. for 11 years.

■  Senior leadership experience: Mr. Kingsbury was former President and CEO of the Filene’s division of The May Department Stores Company for six years, as well as a former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development at Kohl’s for two years.

■  Retail or consumer-facing industry experience: Mr. Kingsbury has over 40 years of management experience in the retail industry.

■  Technology, e-commerce, or digital experience: As former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development at Kohl’s, Mr. Kingsbury had senior management responsibility for e-commerce.

■  Marketing, public relations, or brand management experience: As former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development, Mr. Kingsbury had senior management responsibility for marketing.

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ROBBIN MITCHELL Senior Advisor at the Boston Consulting Group
Age 57 Director since: 2021 INDEPENDENT Committees: ■ Audit ■ Nominating & ESG Other Directorships (within past 5 years): ■ Piper Sandler Companies (since September 2021)

Experience

■  Boston Consulting Group (BCG), a global management consulting firm: Senior Advisor at BCG, a global management consulting firm, since August 2021. Previously, she served as Partner and Managing Director on the Fashion & Luxury leadership team at BCG since June 2016.

■  Club Monaco, a subsidiary of Ralph Lauren Corporation, a luxury and apparel company: Chief Operating Officer from 2011 to 2015.

■  Ralph Lauren Corporation: Held several executive management positions from 2001 to 2011, including Senior Vice President, Chief of Staff, Senior Vice President Global Business Process Integration and Supply Chain Management, and Vice President Wholesale Polo Brand.

■  Tommy Hilfiger and GFT USA, a designer apparel manufacturer and distributor: Held various senior executive roles in strategy and operations from 1997 to 2000.

■  Other: Prior to her industry operating roles, Ms. Mitchell spent nine years working in the consulting and investment banking industries specializing in the retail and apparel sectors including at McKinsey & Co, BCG, and Lehman Brothers.

Skills and Qualifications

■  Senior leadership experience: Having served in senior executive roles at three apparel companies, Ms. Mitchell is now a Senior Advisor in a global management consulting firm, BCG, after serving as a Partner and Managing Director there.

■  Retail or consumer-facing industry experience: Ms. Mitchell has over 20 years of experience in the apparel industry, and recently served as a member of the Fashion & Luxury leadership team at BCG. She has worked across multiple channels, including retail and e-commerce, and across multiple categories with a focus on apparel, accessories, beauty and home. She also previously served on the board of directors for Reiss, a UK- based fashion brand and international retail store chain.

■  Mergers and acquisitions experience: Ms. Mitchell has significant M&A experience, having advised private equity firms on a number of sellside and buyside transactions in the fashion and luxury space as a former Partner and current Senior Advisor at BCG.

■  Technology, e-commerce, or digital experience: As former Chief Operating Officer at Club Monaco, Ms. Mitchell oversaw all retail operations, including worldwide e-commerce and information technology.

■  Marketing, public relations, or brand management experience: Ms. Mitchell’s multi-brand experience bridges from luxury to contemporary fashion segments, including 15 years at Ralph Lauren Corporation.

■  Operations management experience: Ms. Mitchell has been responsible for various aspects of operations at three major apparel companies, including four years as Chief Operating Officer at Club Monaco, where she oversaw retail and international operations, store communications, e-commerce, merchandising/planning/ allocation, product development, manufacturing, supply chain, real estate, finance and information technology.

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JONAS PRISING Chair and Chief Executive Officer of ManpowerGroup
Age 57 Director since: 2015 INDEPENDENT Committees: ■ Compensation (chair) Other Directorships (within past 5 years): ■ Manpower- Group (since 2014; Chair since 2015)

Experience

■  ManpowerGroup, a leading provider of workforce solutions: Chair and Chief Executive Officer since December 2015; former Chief Executive Officer from 2014 to December 2015; former President from 2012 to 2014; former President of ManpowerGroup – The Americas from 2009 to 2014; former Executive Vice President from 2006 to 2010.

■  Electrolux, the world’s second largest appliance manufacturer: Various international positions over ten years in the consumer goods and business-to-business divisions, including head of Global Sales and Marketing for a business-to-business division.

Skills and Qualifications

■  Current or former public company CEO: Mr. Prising has been CEO of ManpowerGroup, a large company with complex operations in 80 countries and territories, for over eight years.

■  Senior leadership experience: Mr. Prising joined ManpowerGroup in 1999 and held several executive management positions before becoming CEO.

■  Retail or consumer-facing industry experience: Mr. Prising has over 10 years of international retail and household and commercial appliance product development experience through his work with Electrolux, the world’s second largest appliance manufacturer.

■  Finance, accounting, or financial reporting experience: As President and CEO of ManpowerGroup, Mr. Prising has direct oversight of its finance, accounting, and financial reporting functions.

■  Mergers and acquisitions experience: Mr. Prising has driven more than 20 acquisitions over the prior 15 years of his career at ManpowerGroup, including most recently ManpowerGroup’s acquisition of IT resourcing and services provider ettain group.

■  Technology, e-commerce, or digital experience: Mr. Prising leads an organization that has embedded technology in the recruitment, assessment, and training of permanent, temporary, and contract workers worldwide.

■  Marketing, public relations, or brand management experience: As President and CEO of ManpowerGroup, Mr. Prising is directly responsible for fostering a family of brands in the workforce solutions and services industry worldwide.

■  Operations management experience: Mr. Prising leads a global organization that does business in 75 countries and territories through more than 2,200 offices.

■  Human capital, culture, or compensation experience: Mr. Prising leads an organization that employs 30,000 full-time equivalent employees, and recruits millions of permanent, temporary, and contract workers on a worldwide basis each year. Due to his years of experience at ManpowerGroup, Mr. Prising is a recognized expert on the labor market and world of work trends.

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JOHN E. SCHLIFSKE Chair, President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company
Age 62 Director since: 2011 INDEPENDENT Committees: ■ Finance (chair) ■ Nominating & ESG

Experience

■  The Northwestern Mutual Life Insurance Company: Chair and Chief Executive Officer, President since 2010; former President from 2009 through 2010 and 2013 to 2014; former interim President and Chief Executive Officer of Frank Russell Investment Company (then a subsidiary of The Northwestern Mutual Life Insurance Company) from 2008 to 2009; former Executive Vice President—Investment Products and Services from 2006 through 2008; former Senior Vice President – Investment Products and Services from 2004 through 2006; member of the Board of Trustees since 2009.

Skills and Qualifications

■  Senior leadership experience: Mr. Schlifske joined The Northwestern Mutual Life Insurance Company in 1987 and held a number of executive management positions before becoming CEO.

■  Retail or consumer-facing industry experience: Mr. Schlifske leads an organization that offers insurance, annuities, investment products, and comprehensive financial planning directly to consumers through a nationwide network of financial advisors. The company ranks #1 in the industry for market share of individual life insurance. Mr. Schlifske also oversees Northwestern Mutual’s independent broker-dealer and its wealth management subsidiary, which is one of the fastest growing in the country.

■  Finance, accounting, or financial reporting experience: As CEO of Northwestern Mutual, Mr. Schlifske has direct oversight of an organization that is subject to complex financial and regulatory capital and financial reporting requirements, and that maintains the highest financial strength ratings from all four major credit rating agencies. Mr. Schlifske also has extensive investment management expertise, having served in leadership roles managing Northwestern Mutual’s general account.

■  Mergers and acquisitions experience: Mr. Schlifske has participated in more than 40 M&A processes during his time at Northwestern Mutual, including leading multiple deals to completion such as Northwestern Mutual’s acquisition of Russell Investments and the divestiture of Robert W. Baird.

■  Technology, e-commerce, or digital experience: Mr. Schlifske has led a team that transformed Northwestern Mutual from a traditional life insurance company to a digital business with a focus on helping people achieve holistic financial security. The company also invests millions in startups and new ventures that are leveraging technology to solve consumer problems.

■  Marketing, public relations, or brand management experience: Under Mr. Schlifske’s leadership, Northwestern Mutual has transformed from a company that is focused on life insurance to a company that provides comprehensive financial security to individuals and businesses. This required a transformation of the company’s brand and marketing strategy.

■  Operations management experience: Mr. Schlifske headed multiple parts of Northwestern Mutual’s business operations for over 15 years.

■  Human capital, culture, or compensation experience: Mr. Schlifske leads a workforce of more than 22,000 employees and financial professionals across the United States. He was the chair of the Frank Russell compensation committee. He currently oversees the compensation programs at Northwestern Mutual. Mr. Schlifske also leads Northwestern Mutual’s ESG program, is chair of Northwestern’s racial equity task force, and oversees Northwestern Mutual’s women’s initiative. He was recognized as CEO of the Year for Diversity and Inclusion at the May 2021 National Diversity and Leadership conference.

ADRIANNE SHAPIRA Managing Director of Eurazeo Brands
Age 51 Director since: 2016 INDEPENDENT Committees: ■ Nominating & ESG ■ Finance Other Directorships (within past 5 years): ■ The Hain Celestial Group, Inc. (2014 to 2018)

Experience

■  Eurazeo Brands, a division of one of the largest European listed private equity firms that invests in consumer brands: Managing Director since August 2017.

■  David Yurman Enterprises, LLC, a designer jewelry company: Former Chief Financial Officer from 2012 to 2016.

■  The Goldman Sachs Group, Inc.: Former Managing Director in Global Investment Research covering the Broadlines Retail sector and the lead equity analyst covering department stores, discounters, luxury, and online from 1999 to 2012.

■  Other: Prior to 1999, Ms. Shapira served as an equity analyst at both Robertson Stephens, an investment banking firm, and Neuberger & Berman, an investment management company.

Skills and Qualifications

■  Senior leadership experience: Ms. Shapira has held senior executive positions in both investing and operating organizations for over 20 years.

■  Retail or consumer-facing industry experience: Ms. Shapira spent 13 years as an analyst focused on the retail sector, and her current role as Managing Director of Eurazeo Brands gives her a broad understanding of the consumer products industry.

■  Finance, accounting, or financial reporting experience: As former CFO of David Yurman Enterprises, Ms. Shapira oversaw accounting, financial planning and analysis, treasury, tax, and loss prevention.

■  Mergers and acquisitions experience: Ms. Shapira has extensive consumer sector deal experience through her current role as a Managing Director of Eurazeo Brands, where she leads their North America effort investing in consumer brands with global growth potential.

■  Marketing, public relations, or brand management experience: Across Ms. Shapira’s prior operating experience at David Yurman and her current investing experience at Eurazeo Brands, she has been closely involved in directing marketing decisions and dollars to enhance brand management results.

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STEPHANIE A. STREETER Former Chief Executive Officer of Libbey, Inc.

Age 64

Director since: 2007

INDEPENDENT

Committees:

■  Audit (chair)

■  Compensation

Other Directorships (within past 5 years):

■  Goodyear Tire & Rubber Company (since 2008)*

■  Western Digital (since 2018)

■  Olin Corporation (July 2018 to January 2019)

Experience

■  Libbey, Inc., a producer of glass tableware and other tabletop products: Former Chief Executive Officer and a director from 2011 to 2016.

■  United States Olympic Committee: Former Interim Chief Executive Officer from 2009 to 2010.

■  Banta Corporation, a global technology, printing, and supply-chain management company: Former Chair, President, and Chief Executive Officer from 2004 until 2007; former President and Chief Executive Officer from 2002 to 2004; former President and Chief Operating Officer from 2001 to 2002.

■  Idealab, a technology incubator: Former Chief Operating Officer from 2000 to 2001.

■  Avery Dennison Corporation, a materials science and manufacturing company: held a variety of positions for over 14 years, including as director of marketing for computer products, vice president and general manager of the label division and of the Avery Dennison Brands business, and Group Vice President of Worldwide Office Products.

Skills and Qualifications

■  Current or former public company CEO: Ms. Streeter led two NYSE listed companies – Banta, Inc. and Libbey, Inc. – for six and five years, respectively.

■  Senior leadership experience: Ms. Streeter has over 20 years of C-Suite experience leading complex businesses with worldwide operations, as well as leading the US Olympic Committee as former interim CEO.

■  Retail or consumer-facing industry experience: During her tenure as CEO of Libbey, Inc., Ms. Streeter oversaw the marketing, sales and distribution of dishes, glasses, and other foodservice products to leading global retailers, including Walmart, Target, Alibaba, and Amazon.

■  Finance, accounting, or financial reporting experience: While CEO at Libbey, Inc., Ms. Streeter developed and implemented a new corporate strategy and reconstructed the company’s balance sheet, manufacturing network, and cost base. She is also Chair of the finance committee at Goodyear*, and previously served on the audit committee at Western Digital Corporation.

■  Mergers and acquisitions experience: As Chair of the Finance Committee at Goodyear, Ms. Streeter oversaw the industry-transforming acquisition of Cooper to create a leader in the global tire industry. She also drove the sale of printer and supply-chain services provider Banta to RR Donnelley during her time as CEO and Chair of the company.

■  Technology, e-commerce, or digital experience: Ms. Streeter spent six years leading Banta Corporation, which used technology to streamline the capture, management, and distribution of print and digital information. While COO at Idealab she oversaw the incubation of over a dozen start-up internet companies. She also serves on the Board of Directors of Western Digital, a computer hard disk drive and NAND semiconductor manufacturer and data storage company.

■  Marketing, public relations, or brand management experience: While at Avery Dennison, Ms. Streeter led the team that developed the patents for laser and ink jet labels and built it into well over a billion dollar product line. At Banta and Libbey, she transformed those corporations’ traditional marketing and sales efforts and introduced digital marketing driving record revenue and profits during her tenure.

■  Operations management experience: During her tenures as CEO of Libbey and Banta, and COO of Idealab and GVP of Avery Dennison, Ms. Streeter oversaw all aspects of operations, including domestic and international manufacturing, supply chain, R&D, marketing, sales, finance, and administrative functions.

■  Human capital, culture, or compensation experience: Ms. Streeter oversaw large domestic and international workforces while leading Libbey, Banta and the Avery Dennison Office Products Group.

*	Ms. Streeter has notified Goodyear that she will not stand for re-election as a Director of Goodyear at its 2022 Annual Meeting of Shareholders, as disclosed in Goodyear’s Form 8-K filed on February 16, 2022.

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CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. A Director will be considered independent if the Board determines the Director satisfies all of the independence standards of the New York Stock Exchange then in effect, and the Director has no material relationships with Kohl’s (either directly or as a partner, shareholder, or officer of any entity) that would be inconsistent with a finding of independence.

The Nominating and ESG Committee is charged with the ongoing review of transactions that could affect a Director’s independence. In February 2022, the Nominating and ESG Committee reviewed a summary of Directors’ responses to a questionnaire asking about their relationships with Kohl’s (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between Kohl’s and individual Directors or parties related to individual Directors. During the course of this review, the Nominating and ESG Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Nominating and ESG Committee affirmatively determined, and the full Board of Directors agreed, that all of the Directors, except Michelle Gass, our Chief Executive Officer, are independent.

In the course of its review, the Nominating and ESG Committee considered the relationships described below, but they were not deemed to affect the independence of the applicable Director or Directors.

Charitable organizations

Several of our Directors serve as non-employee directors of non-profit organizations that receive charitable contributions from Kohl’s. All of these charitable contributions were made in the ordinary course of our charitable contribution programs.

Business partners

Several of our Directors serve on the boards of directors of, or may have an economic interest in, companies with which we do relatively small amounts of ordinary course business from time to time. The Nominating and ESG Committee reviewed all of these instances and determined that, in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arm’s length, and our Directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

Leadership Structure

Our Corporate Governance Guidelines provide that the Board will appoint an independent Chair whenever possible. In the absence of an independent Chair, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent Directors. Frank V. Sica has served as the Board’s independent Chair since 2018, and as previously disclosed, he will continue to serve in that role through the close of the Annual Meeting when he retires from the Board, at which time, Peter Boneparth will become the independent Chair.

Oversight of Risk Management

The Board and its Audit Committee oversee the identification, monitoring, and mitigation of enterprise risks through the Company’s robust enterprise risk management (ERM) program. Our ERM program is designed and driven by management to monitor our ongoing progress in managing the potential impact of key regulatory, operational, financial, and reputational risks across the organization.

Role of the Full Board

The full Board receives an annual comprehensive update on our current risk profile and our activities related to the ERM program. These updates enable all members of the Board to understand our overall risk profile and to stay apprised of the efforts being made to reduce, mitigate, or eliminate each element of risk. The Board’s

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risk management oversight also extends to regular reviews of our current and anticipated data protection and cybersecurity risks, including a review of related policies and procedures, pursuant to updates provided by members of senior management who are tasked with identifying and responding to such risks. While cybersecurity was previously a quarterly Board topic, beginning in 2020, the Audit Committee has taken the lead on cybersecurity risk oversight. Kohl’s Chief Technology Officer, Chief Information Security Officer, and Chief Risk & Compliance Officer provide regular updates to the Audit Committee, and a detailed, annual update regarding information security to the full Board.

Role of the Audit Committee

The Board’s Audit Committee actively oversees and monitors our ERM program. To that end, the Audit Committee receives regular updates on various elements of material risk from the member(s) of senior management who are designated the “owners” of such risks, as described herein. These updates enable the Audit Committee members to understand our risk identification, risk management, and risk mitigation strategies, and give those Directors a forum to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chair reports on the discussion during the next full Board meeting.

Role of the Compensation Committee

Each year, the Compensation Committee, with the assistance of its independent compensation consultant and other advisers, reviews and analyzes whether our compensation plans, policies and practices create material risks to Kohl’s. For more information, see “Compensation Risk Assessment,” which begins on page 67.

Role of the Nominating and ESG Committee

The Board’s Nominating and ESG Committee actively oversees and monitors ESG risks generally, including those related to environmental sustainability, diversity and inclusion, ethical sourcing, corporate governance and ESG reporting disclosures. The Nominating and ESG Committee receives regular updates on these topics and offers a forum to provide regular feedback and general direction to management. Following each of these updates, the Nominating and ESG Committee Chair reports on the discussion during the next full Board meeting.

Role of Management

Management maintains a comprehensive list of enterprise risks, and prioritizes those items based upon the potential financial and reputational damage each poses. A member of senior management has been assigned as the “owner” of each risk, chosen based upon a determination of which executive is best positioned to manage the effects of that particular risk. Each risk owner is required to develop an action plan to reduce, mitigate, or eliminate the risk; identify barriers to risk reduction efforts; and establish key metrics to objectively measure the results of risk management efforts. A risk management committee, composed of key senior managers from across Kohl’s, meets regularly to actively review each risk owner’s progress toward reducing, mitigating, or eliminating each risk under his or her purview. Our executive officers are periodically updated on the status of all risk management efforts and are regularly consulted for additional direction.

Board Refreshment

The Nominating and ESG Committee regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and whether the Directors have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive assessment to determine if the Board has any gaps in necessary skills or areas of expertise.

If a vacancy is anticipated or otherwise arises, or if a skills assessment reveals a particular need on the Board, the Nominating and ESG Committee uses a variety of methods to identify and evaluate appropriate Director candidates. Candidates may come to the attention of the Committee through current Directors, members of management, eligible shareholders, or others. From time to time, the Nominating and ESG Committee engages a search firm to assist in identifying potential Board candidates, although no firm was engaged for that purpose in 2021.

THE BOARD HAS ADDED EIGHT NEW DIRECTORS IN THE PAST FIVE YEARS.

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Members of the Board of Directors and Director nominees must have the following threshold attributes:

■	Unquestionable ethics and integrity;
■	A demonstrated record of success, leadership, and solid business judgment;
■	Intellectual curiosity;
■	Strong reasoning skills;
■	Strong strategic aptitude;
■	Independence, objectivity, and a willingness to challenge the status quo;
■	A demonstrated record of social responsibility;
■	A commitment to enhancing long-term shareholder value;
■	A willingness to represent the interests of all of our shareholders; and
■	A willingness and ability to devote sufficient time to carrying out their duties.

In addition, prospective Directors should contribute to Kohl’s customer-focused and innovative culture. All of the Company Nominees have these attributes, as well as a balanced mix of skills and experience, as summarized in the matrix that appears on page 27.

Although we do not have a formal diversity policy for Directors, the Board is committed to an inclusive membership, and embraces diversity with respect to background, experience, skills, education, race, age, gender, national origin, and viewpoints. As illustrated in the charts above, the Board has increased its gender diversity by 53% and its ethnic/racial diversity by 130% over the past five years.

Our Corporate Governance Guidelines provide that it is the general policy of the Board of Directors that no individual will be eligible to stand for election to the Board after reaching age 72.

The Nominating and ESG Committee evaluates shareholder nominees according to the same criteria as any other nominees. For information on how to nominate a prospective Director, see “How can I nominate a candidate for the Board of Directors?” on page 20.

Board Evaluation

The Nominating and ESG Committee is responsible for coordinating an annual evaluation of the performance of the Board of Directors and each of its standing committees.

EVALUATION	FEEDBACK ANALYSIS	PRESENTATION OF FINDINGS & FOLLOW-UP

Overseen by the Chair of the Nominating and ESG Committee, this evaluation includes a detailed effectiveness questionnaire and individual interviews with each independent Director. The annual evaluation process may be periodically facilitated by a third-party to obtain additional insights on the Board’s performance.	The Chair of the Nominating and ESG Committee discusses the assessment results with the independent Directors and identifies any necessary action items. Those results and any recommendations are reported to the full Board for review and discussion.	Assessment results may be used to identify areas requiring performance enhancement, process improvement, or Board skills enhancement.

For the 2022 annual evaluation process, the Nominating and ESG Committee has engaged an independent third-party consultant to conduct individual interviews with each director to facilitate a comprehensive analysis of the Board’s overall effectiveness.

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Director Orientation and Continuing Education

New Directors participate in a formal orientation process that includes reviewing materials regarding the Company’s business and operations and meeting with executive officers and other key personnel. In 2021, this formal orientation process was further enhanced with multiple guided tours of Kohl’s stores and an e-commerce fulfillment center (eFC).

The Board believes that each Director should maintain leadership and expertise in the areas that caused the Board to select that Director for membership; should develop and maintain broad, current knowledge about all of Kohl’s businesses and critical issues affecting Kohl’s; and should develop and maintain broad, current knowledge about corporate directors’ responsibilities generally, including applicable legal principles. To that end, Kohl’s will reimburse a Director’s reasonable expenses incurred in attending one approved education seminar per year.

Limits on Board Service

Non-management Directors are encouraged to limit the number of other boards on which they serve, taking into account the impact of such other Directorships on attendance at, and the quality of participation in, meetings of the Board of Directors. Non-management Directors who are CEOs or other Section 16 Officers of publicly-traded companies may serve on a maximum of one other public company board (e.g., the Director’s own board plus this Company’s board). Non-management Directors who are not CEOs or other Section 16 Officers of publicly-traded companies may serve on a maximum of three other public company boards. The limits on other board memberships are specified in Kohl’s Corporate Governance Guidelines.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Nominating and ESG Committee, the Compensation Committee and the Finance Committee. All of the Directors who serve on these committees meet our independence requirements. The charters of each of the committees are available on our website at https://corporate.kohls.com/investors/ corporate-governance under the heading “Committee Charters,” and paper copies will be provided to any shareholder upon written request. The Board of Directors also has established an Executive Committee, comprised of our independent chair, CEO and each of the Board Committee Chairs, the primary function of the Executive Committee is to act on behalf of the Board of Directors in the intervals between the Board’s meetings.

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The current composition of the committees is shown below.

Committee	Members	Chairperson
Audit Committee	Michael J. Bender	Stephanie A. Streeter
Yael Cosset
Christine Day
Margaret Jenkins
Thomas A. Kingsbury
Robbin Mitchell
Nominating and ESG Committee	Michael J. Bender	Peter Boneparth
Robbin Mitchell
John E. Schlifske
Adrianne Shapira
Compensation Committee	Peter Boneparth	Jonas Prising
Christine Day
H. Charles Floyd
Frank V. Sica
Stephanie A. Streeter
Finance Committee	Peter Boneparth	John E. Schlifkse
Thomas A. Kingsbury
Frank V. Sica
Adrianne Shapira
Executive Committee	Peter Boneparth	Frank V. Sica
Michelle Gass
Jonas Prising
John E. Schlifske
Stephanie A. Streeter

The descriptions below relate to the membership and responsibilities of the Board’s committees as of March 7, 2022.

AUDIT COMMITTEE
Members: ■ Stephanie A. Streeter (chair) ■ Michael J. Bender ■ Yael Cosset ■ Christine Day ■ Margaret Jenkins ■ Thomas A. Kingsbury ■ Robbin Mitchell Number of meetings in fiscal 2021: 7

The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

■  monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting, and legal compliance;

■  selecting our independent registered public accounting firm;

■  monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;

■  providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes, including with respect to information security risk management; and

■  providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee can retain, at Kohl’s expense, special legal, accounting, or other consultants or experts as it deems necessary. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, is qualified to review and assess financial statements, and satisfies the enhanced independence requirements for audit committee members. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”), and, as of January 30, 2022, had specifically designated Stephanie Streeter, Chair of the Audit Committee, as an audit committee financial expert.

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NOMINATING AND ESG COMMITTEE

Members: ■ Peter Boneparth (chair) ■ Michael J. Bender ■ Robbin Mitchell ■ John E. Schlifske ■ Adrianne Shapira Number of meetings in fiscal 2021: 5

The duties of the Nominating and ESG Committee* are to:

■  select candidates for election and re-election to the Board and its committees;

■  provide oversight of the Company’s ESG policies and initiatives, includding developing, recommending, and thereafter periodicaly reviewing the Corporate Governance Guidelines and principles applicable to the Company;

■  coordinate an annual evaluation of the performance of the Board and each of its standing committees.

*   Effective in May 2021, the Board of Directors expanded the scope of responsibility of the Nominating and Governance Committee to include oversight of ESG matters, and the Committee was renamed “Nominating and ESG Committee.”

COMPENSATION COMMITTEE

Members: ■ Jonas Prising (chair) ■ Peter Boneparth ■ Christine Day ■ H. Charles Floyd ■ Frank V. Sica ■ Stephanie A. Streeter Number of meetings in fiscal 2021: 4

The Compensation Committee discharges the Board’s responsibilities related to compensation of our Directors and executive officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure they meet corporate objectives. In particular, the Compensation Committee has overall responsibility for:

■  evaluating and approving our executive officer benefits, incentive compensation, equity-based or other compensation plans, policies, and programs;

■  approving goals for incentive plans and evaluating performance against these goals; and

■  regularly and actively reviewing and evaluating our executive management succession plans and making recommendations to the Board with respect to succession planning issues.

The Compensation Committee has the ability to retain, at Kohl’s expense, special legal, accounting, or other consultants or experts as it deems necessary. Information regarding the Compensation Committee’s processes and procedures for determining executive officer and Director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our Directors is an executive officer.

FINANCE COMMITTEE
Members: ■ John E. Schlifske (chair) ■ Peter Boneparth ■ Thomas A. Kingsbury ■ Frank V. Sica ■ Adrianne Shapira Number of meetings in fiscal 2021: 1 (since formation in May 2021)

The Finance Committee* assists the Board in its oversight of the Company’s financial condition, existing debt and financing activities and capital allocation decisions made by the Company. The specific duties include:

■  review and make recommendations to the Board with regard to the Company’s annual operating and long-term business/financial plans prepared by management;

■  periodically review the Company’s uses of cash, including capital expenditures, stock and bond repurchases, and dividend payments and, if appropriate, make recommendations to the Board with respect thereto;

■  periodically review the Company’s cash requirements and sources of cash, including debt or equity issuances, revolving credit facilities, or other debt instruments or facilities, and, if appropriate, make recommendations to the Board with respect thereto; and

■  periodically review the Company’s balance sheet health, debt ratings, leverage ratios and other measures of indebtedness, and ability to navigate economic cycles and, if appropriate, make recommendations to the Board with respect thereto.

*   The Finance Committee was formed in May 2021.

EXECUTIVE COMMITTEE
Members: ■ Frank V. Sica (chair) ■ Peter Boneparth ■ Michelle Gass ■ Jonas Prising ■ John E. Schlifske ■ Stephanie A. Streeter Number of meetings in fiscal 2021: 20

The Executive Committee is authorized to act on behalf of the Board of Directors in the intervals between the Board’s meetings, if necessary. However, the Executive Committee may not take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent Directors, unless the composition of the Executive Committee at the time complies with such law or rule.

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Meetings and Attendance

The full Board of Directors formally met eleven times during fiscal 2021, and otherwise accomplished its business through the work of the Board’s four committees and the Executive Committee. Each incumbent Director standing for election at the 2022 Annual Meeting of Shareholders attended at least 75% of the meetings of the Board and committees on which such Director served that were held in fiscal 2021 while such Director served on the Board or the committees.

The non-management Directors meet in regularly scheduled executive sessions without any members of management present. Mr. Sica, the independent Chair of our Board of Directors, presided over the meetings of non-management Directors.

Governing Documents

Our Board has adopted written Corporate Governance Guidelines to embody the principles by which the Board of Directors operates. Among other things, the Corporate Governance Guidelines outline the Board’s primary responsibilities, our independence standards, and policies regarding Board membership and the conduct of meetings.

In addition, the Board has adopted a Code of Ethics that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. The Code of Ethics satisfies the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executive officers and senior financial and accounting officers. We provide training with respect to the Code of Ethics for all of our employees, and all employees agree in writing to comply with the Code of Ethics at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the Code of Ethics through various means, including through the use of an anonymous toll-free hotline. We intend to disclose any amendment to, or waiver of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, or our Directors by posting such information on the Corporate Governance section of our website shown below.

You may obtain our Corporate Governance Guidelines, our Code of Ethics, and the charters for each of the standing committees of our Board of Directors on our website at https://corporate.kohls.com/investors/ corporate-governance, or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

Communication with the Board

You may contact any member of the Board of Directors, including the independent Chair, as follows:

Write to our Board of Directors or Chair at
Kohl’s Board of Directors
N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051

Or

E-mail our Board of Directors at directors@kohls.com

All such communications are treated confidentially. Questions or concerns related to financial reporting, internal accounting, or auditing matters may be sent (anonymously if you wish) to governance@kohls.com.

All correspondence will be forwarded. Correspondence related to accounting, internal controls, or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly summary of all communications received through any of the above-referenced channels.

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Related Party Transactions

The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our Code of Ethics, our Directors, senior officers, and their respective immediate family members are required to avoid any activity, interest, or relationship that would create, or might appear to create, a conflict with the interests of Kohl’s.

The independent Nominating and ESG Committee reviews all related party transactions and relationships involving a Director or any executive officer. To help identify related-party transactions and relationships, each Director and executive officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. In addition, our Legal Department facilitates a review of our financial records to determine if a Director or executive officer, or a company with which a Director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Nominating and ESG Committee reviews and approves, ratifies, or rejects any identified transaction or relationship with a related party. In its review, the Nominating and ESG Committee considers such information as it deems important to determine whether a transaction is on reasonable and competitive terms and is fair to Kohl’s.

We disclose transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person in our proxy statement. There were no such transactions or relationships in fiscal 2021.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE STEWARDSHIP AT KOHL’S

As a purpose-led company, our values guide how we work with partners, how we approach philanthropy, how we respect the environment, and how we touch the lives of our customers, associates and communities. These efforts extend to the Environmental, Social and Governance (ESG) areas of our business. ESG stewardship is a key component of our strategy and our vision: to be the most trusted retailer of choice for the active and casual lifestyle. We believe ESG stewardship is important to building a more sustainable future for all and creating long-term shareholder value.

Our Governance Guidelines, Code of Ethics, and all of the policies discussed below are available on our website, corporate.kohls.com, under “Investors—ESG Overview.” We also encourage you to review our annual ESG report, which provides more detail and information on our ESG efforts. The ESG report is also linked in that same section of the website and updated each spring.

Values, Ethics, Human Rights and Governance

Responsible corporate citizenship is an important part of our values, and we are committed to incorporating socially responsible principles into our daily business activities. Kohl’s ESG efforts derive from our strong values and commitment to act with integrity. This is reflected in our Code of Ethics, Global Human Rights Policy, and governance practices.

Governance

Our governance practices form the foundation for how we manage risk, ensure accountability, and provide transparency to our stakeholders. The Nominating and ESG Committee of Kohl’s Board of Directors actively oversees our ESG initiatives to understand both risks and growth opportunities, as well as progress made against the company’s goals. To that end, the Nominating and ESG Committee receives regular updates on ESG topics from management and provides reports to the full Board of Directors. In this way, Kohl’s Board of Directors plays a vital role in shaping and supporting our long-term ESG strategies while addressing the Board’s oversight responsibilities related to the management and performance of ESG issues, all of which is essential to sustain the long-term interest of all stakeholders. To learn more about our practices and review our governance documents, please visit our investor relations website.

Ethics

We are committed to the highest standards of integrity, and maintain a Code of Ethics to guide ethical decision-making for associates. As a company of integrity, we expect our associates to be honest and accountable. We require associates to take annual ethics training, which is refreshed each year to cover relevant topics. The training helps connect ethics to each associate’s day-to-day job responsibilities and promotes honesty, integrity and fairness.

We encourage our associates, customers, business partners, and stakeholders to raise concerns through Kohl’s Integrity Hotline. Anonymous reporting is available and we prohibit retaliation against any party for raising concerns in good faith. Additionally, we have established a Business Partner Code of Conduct to assist our third-party contractors in identifying ethical issues that may arise. We expect our business partners to conduct business in a lawful, ethical manner and to report any concerns or potential violations.

Global Human Rights Policy

Kohl’s is committed to embedding respect for human rights throughout our entire business, including our associates, those in our supply chain, and the communities in which we operate. Our Human Rights Policy applies to our workforce, our suppliers, our partners and our customers. We continuously evaluate our operations and value chain to identify, assess, and address salient human rights risks; engage key stakeholders; and prioritize key areas where we have the greatest opportunity to have a positive impact on people and communities.

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Diversity & Inclusion

Kohl’s believes that understanding and embracing our differences is fundamental in creating an inclusive environment for all. Living a fulfilled life is different for each and every one of us. Understanding and embracing those differences for Kohl’s associates, customers, and our local communities is not just the right thing to do; it is critical to creating an inclusive workplace and brand experience, as well as, driving growth for the organization.

We are committed to our Diversity & Inclusion (D&I) strategy focused on Our People, Our Customers and Our Community, and our mission to empower more families through equity and D&I. This strategy accelerates how we are embedding D&I throughout our business, by being intentional about our programs and practices, and holding ourselves accountable with measurable goals and results.

We’ve made great progress in each of our pillars –supporting Our People, Our Customers and Our Community. To support our goals serving Our People, we are leveraging new recruitment tools and expanding our search efforts to bring more diverse candidates to Kohl’s and we have invested in leadership assessment, internal programs and external courses and peer networks designed to meet the personal and professional needs of diverse talent across the organization. For Our Customers, we created a Diversity Design Council to drive authenticity in the design, art and curation of our product. We also launched nearly a dozen diverse-owned brands. For Our Community, we have committed millions of dollars to support non-profit organizations that support diverse communities, including several new partnerships with organizations in our hometown of Milwaukee. And, we’ve pledged to double our spending among diverse suppliers by 2025. We will continue to share examples like this and progress against our D&I goals in our 2021 ESG report.

Environmental Sustainability

Kohl’s believes that incorporating sustainable solutions in the way we do business will help build better futures for families. With such a large retail footprint, we are in a unique position to make a positive impact on the planet. We have set ambitious goals to ensure that impact is positive. Our sustainability strategy is guided by the objectives of the United Nations Sustainable Development Goals.

Public Goals and Progress

In 2019, we set sustainability goals, including quantitative targets focused on three key areas: climate action, waste and recycling, and sustainable sourcing. We are committed to monitoring and reporting performance and progress against these goals.

Climate Action

Our climate action goals are focused on reducing our greenhouse emissions and increasing our renewable energy use. We have committed to reduce combined scope 1 and 2 greenhouse gas emissions in Kohl’s-owned operations by 50% versus the 2014 baseline by 2025 and are on track with that goal. Kohl’s is expanding our renewable energy platform by increasing the number of Electric Vehicle (EV) charging stations, adding hundreds of new EV stations in 2022 and 2023. We are also increasing the number of solar locations to more than 175 by the end of 2022.

Waste and Recycling

Our waste and recycling goals are focused on managing all wastes, reducing waste generation, and promoting relevant recycling information to customers. We committed to divert 85% of Kohl’s U.S. operational waste from landfills, which we’ve done as of November 2021.

Sustainable Sourcing

Our sustainable sourcing goals are focused on the efficient use of natural resources and environmentally sound management of chemicals within Kohl’s-owned branded products. We’ve stated goals for sourcing materials by 2025 and are making progress to reach those goals.

For more details on our environmental sustainability efforts, our stated goals and our progress, please see our annual ESG Report. The 2021 ESG Report will also include SASB and TCFD reporting.

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Social Supply Chain Management

At Kohl’s, the vendors we choose must live up to the standards defined in our social compliance process to ensure we have and maintain responsible sourcing. Vendors must share our convictions, abide by our policies, and operate according to our universally-applied standards regarding ethics and fairness.

Terms of Engagement

We are committed to respecting human rights across our activities and operations. We require all of our merchandising vendors to adhere to our Terms of Engagement, which reflect our high standards and seek to protect the human rights of workers who manufacture the products we sell. Our Terms of Engagement align with internationally recognized human rights principles developed by the United Nations, Core Conventions of the International Labour Organization (ILO), and other respected international organizations. They outline our requirements and expectations of social compliance regarding wages and benefits, working hours, prohibited use of child or forced labor, discrimination, disciplinary practices, women’s rights, legally-protected rights of workers to free association, health and safety issues, environmental requirements, and more.

Zero-Tolerance Policy

Our compliance philosophy focuses on continuous improvement. However, certain violations of our Terms of Engagement will result in immediate termination of our business relationship with a vendor or facility. We will not tolerate merchandise produced under the following conditions:

■	Forced labor, child labor, prison labor, bonded labor, slavery, or human trafficking
■	Physical or sexual abuse
■	Nonpayment of wages
■	Unauthorized subcontracting
■	Unethical business practices, such as attempted bribery of social compliance, Customs Trade Partnership Against Terrorism (CTPAT), environmental or quality assurance auditors
■	Transshipment or altering/tampering with country-of-origin markings

Our zero-tolerance policy for certain violations of our Terms of Engagement is communicated to vendor partners to ensure they understand these critical issues and our commitment to eliminating human rights risks and ensuring responsible sourcing in our supply chain.

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DIRECTOR COMPENSATION

Our non-employee Directors receive a mix of cash and equity compensation for their service on our Board, as shown below.

Compensation element	Amount	How paid
Annual cash retainer	$125,000	Cash, paid quarterly in arrears
Annual equity award	$125,000 grant date fair value*+	Restricted shares granted immediately after the annual meeting
Additional annual equity award for the Chair of the Board	$200,000 grant date fair value*	Restricted shares granted immediately after the annual meeting
Additional annual equity award for the committee chairs**	Audit: $25,000 grant date fair value* Compensation: $20,000 grant date fair value* Nominating and ESG: $10,000 grant date fair value*	Restricted shares granted immediately after the annual meeting
*	Calculated in accordance with FASB ASC Topic 718 based on the closing price of Kohl’s common stock on the grant date.
+	Effective May 2022, this amount will increase to $145,000.
**	Effective May 2022, the Audit Committee chair will receive an annual equity award of $30,000 grant date fair value*.
**	Effective May 2022, the Compensation Committee chair will receive an annual equity award of $25,000 grant date fair value*.
**	Effective May 2022, the Nominating and ESG Committee chair will receive an annual equity award of $20,000 grant date fair value*.
**	Effective May 2022, the Finance Committee chair will receive an additional annual equity award of $15,000 grant date fair value*.

The restricted shares granted to non-employee Directors vest on the earlier of the date of the annual shareholders’ meeting in the following year or the first anniversary of the date of grant. Before the shares vest, recipients have the right to vote the shares, to receive all regular dividends paid or distributed in respect of the shares in the form of additional restricted shares purchased with such dividends, if any, and to exercise all other rights as a holder of outstanding shares of our stock.

Directors receive no additional compensation for participation in Board or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings, as well as travel and other expenses related to attendance at educational seminars approved in advance by the Nominating and ESG Committee.

Stock Ownership Requirements for Directors

We believe that stock ownership is important to align the interests of our Directors with those of our shareholders. Each non-employee Director is expected to own Kohl’s stock with a value equal to approximately five times the amount of the Directors’ annual base cash retainer. For purposes of this calculation, we include shares of unvested restricted stock, but not any vested options.

Directors must attain this ownership level by the fifth anniversary of their initial appointment to the Board, and may not sell any Kohl’s stock until they meet the stock ownership requirement. All Directors standing for re-election who have served on the Board for more than five years were in compliance with this requirement as of the end of fiscal 2021.

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Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee Director for services rendered during fiscal 2021. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2022 for services rendered in fiscal 2021.

Compensation element	Fees Earned or Paid in Cash $	Stock Awards $(1)	Total $
Michael J. Bender	$125,000	$125,015	$250,015
Peter Boneparth	125,000	134,976	259,976
Steven A. Burd(2)	73,146	125,015	198,161
Yael Cosset	125,000	125,015	250,015
Christine Day(4)	93,750	125,015	218,765
H. Charles Floyd	125,000	125,015	250,015
Margaret L. Jenkins(4)	93,750	125,015	218,765
Thomas A. Kingsbury(4)	93,750	125,015	218,765
Robbin Mitchell(3)	125,000	249,987	374,987
Jonas Prising	125,000	144,992	269,992
John E. Schlifske	125,000	125,015	250,015
Adrianne Shapira	125,000	125,015	250,015
Frank V. Sica	125,000	325,016	450,016
Stephanie A. Streeter	125,000	149,973	274,973
(1)	The amounts shown represent the aggregate grant date fair value for awards granted in 2021, computed in accordance with FASB ASC Topic 718. Each Director who was re-elected to the Board of Directors at the 2021 Annual Meeting of Shareholders was awarded 2,234 restricted shares. Committee Chairs were awarded up to an additional 446 restricted shares and our independent Chairman was awarded an additional 3,574 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 6 to our fiscal 2021 audited financial statements included in our Annual Report on Form 10-K.
(2)	Mr. Burd served as a Director until August 31, 2021, when he retired.
(3)	Ms. Mitchell was appointed to the board in February 2021 and received 1,984 shares upon her appointment.
(4)	Ms. Day, Ms. Jenkins and Mr. Kingsbury were appointed to the board in May 2021 and each received 2,234 shares upon their appointment.

As of January 29, 2022, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee Director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of
	Vested	Unvested	Restricted Stock(1)
Mr. Bender	—	—	2,266
Mr. Boneparth	—	—	2,447
Mr. Burd	—	—	2,244
Mr. Cosset	—	—	2,266
Ms. Day	—	—	2,266
Mr. Floyd	—	—	2,266
Ms. Jenkins	—	—	2,266
Mr. Kingsbury	—	—	2,266
Ms. Mitchell	—	—	4,287
Mr. Prising	—	—	2,628
Mr. Schlifske	3,969	—	2,266
Ms. Shapira	—	—	2,266
Mr. Sica	—	—	5,891
Ms. Streeter	3,969	—	2,718

(1)	Includes accrued but unvested dividend equivalent shares.

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PROPOSAL TWO
ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion  & Analysis, compensation tables and narrative discussion.

This is often referred to as a “say-on-pay” vote. We are pleased with our shareholders’ strong support for our executive compensation in the annual “say-on-pay” votes. Our shareholders have consistently shown strong support for our NEO compensation, including a vote of nearly 94% of the votes cast by our shareholders in favor of approving this compensation last year. This vote is held annually taking into consideration the view expressed by our shareholders in an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders and reaffirmed in an advisory vote at the 2017 Annual Meeting of Shareholders.

In addition, regular engagement with our shareholders throughout the year is a core tenet of our strong governance and compensation practices. In Fall 2021, the Company reached out to shareholders representing more than 70% of shares outstanding and engaged with shareholders representing more than 40% of shares outstanding. Open and constructive dialogue with shareholders on governance matters, including executive compensation, facilitates alignment on policies and practices. Throughout our discussions, we heard broad support for our compensation program.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described below in the “Compensation Discussion & Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

■	Provide a competitive total compensation package that enables us to attract, motivate, and retain key personnel.
■	Support the achievement of our short- and long-term business and strategic objectives by linking the majority of our executives’ compensation to rigorous performance targets.
■	Ensure that compensation opportunities are internally equitable.
■	Promote ownership of Kohl’s stock by our senior executives through equity-based pay and share ownership requirements in order to align our executives’ economic interests with those of our shareholders.
■	Provide a balance of incentive opportunities that do not create risks that are reasonably likely to have a material adverse effect on Kohl’s.

Our compensation program is a pay-for-performance model based on the philosophy that we should incentivize our executive officers to improve Kohl’s financial performance, profitably grow the business, and increase shareholder value. That philosophy drove several actions in fiscal 2021:

■	2021 Annual Incentive Plan: The Annual Incentive Plan was set in March 2021 using the performance goals of net sales and operating income. When setting the target net sales and operating income goals for 2021, the Compensation Committee aimed to drive accountability toward a near-term recovery to 2019 sales, while also making sequential strides toward the operating income margin commitments outlined in the Company’s strategic framework announced in October 2020. The 2021 Annual Incentive Plan was created to navigate a complex macroeconomic environment

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given the unpredictable nature of the pandemic and the recovery. Targets were set for this plan that were significantly more challenging to achieve at the upper payout levels due to the fact that the breadth of the payout ranges was expanded. The Company achieved targets at the upper end of the payout range, even with the more challenging goals.

■	2019-2021 Long-Term Incentive Award: Our 2019-2021 long-term objectives, as originally set in early 2019, were not achieved and therefore our 2019-2021 LTIP did not pay out despite the fact that results during a majority of this time period were highly impacted by the COVID-19 pandemic, which was entirely outside of the management’s control. No adjustments were made due to the COVID-19 economic impact, and executives will receive no PSU payout under the 2019-2021 LTIP.
■	In addition, the Compensation Committee further enhanced the Company’s compensation governance practices in 2021 by:
	■	Enhancing executive stock holding requirements;
	■	Updating the Company peer group to address the competitive, dynamic retail environment; and
	■	Hiring a new independent compensation consultant to provide a fresh perspective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis that follows. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Jonas Prising, Chair
Peter Boneparth
Christine Day
H. Charles Floyd
Frank V. Sica
Stephanie A. Streeter

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COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee (the “Committee”) fulfills the Board’s responsibilities related to our officer and director compensation programs and practices, and ensures that our executive compensation program aligns with our corporate objectives. This Compensation Discussion & Analysis (or “CD&A”) describes Kohl’s executive compensation programs, and provides insight into the Committee’s process for determining compensation and its philosophy, objectives, and policies.

This CD&A focuses on the compensation of the following five individuals, who are collectively referred to as the Named Executive Officers, or NEOs:

MICHELLE GASS Chief Executive Officer	JILL TIMM Senior Executive Vice President, Chief Financial Officer	DOUG HOWE Chief Merchandising Officer	GREG REVELLE Senior Executive Vice President, Chief Marketing Officer	PAUL GAFFNEY Senior Executive Vice President, Chief Technology & Supply Chain Officer

Executive Summary

The Committee has designed our compensation program to reflect its philosophy that executive compensation should be directly linked to performance, with the ultimate objective of increasing long-term shareholder value. Each primary element of our executive compensation program is tied to Company performance. In addition, the Committee works closely with an independent compensation consultant to ensure that Kohl’s compensation policies and practices, as well as our executive compensation program as a whole, are consistent with market practice.

2021 Highlights

Company leadership drove significant success in 2021 despite challenging headwinds presented by the second year of the COVID-19 pandemic, including the Delta and Omicron variants, and highly publicized supply chain, labor shortage and other macro-economic challenges. Performance highlights include:

■	Net sales increased 22.9% compared to 2020
■	Launched several important brand partnerships, including Sephora, Calvin Klein, Tommy Hilfiger and Eddie Bauer
■	Active category sales increased more than 40% compared to 2020, growing to 24% of total sales
■	Achieved operating income of $1.680 billion, the highest amount reported since 2014
■	Operating margin of 8.6% exceeded 2023 goal two years ahead of plan
■	Adjusted EPS of $7.33 was an all-time Company record, exceeding previous high of $5.60 in 2018

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■	Delivered operating cash flow of $2.3 billion and free cash flow of $1.6 billion
■	Returned $1.5 billion in capital to shareholders in 2021
■	Retired $544 million in debt and returned balance sheet to pre-pandemic health

All-Time Company Record MANAGEMENT DELIVERED ADJUSTED EPS OF $7.33, AN ALL-TIME COMPANY RECORD, EXCEEDING A PREVIOUS HIGH OF $5.60 IN 2018

Regular engagement with our shareholders throughout the year is a core tenet of our strong governance and compensation practices. In Fall 2021, the Company reached out to shareholders representing more than 70% of shares outstanding and engaged with shareholders representing more than 40% of shares outstanding. Open and constructive dialogue with shareholders on governance matters, including executive compensation, facilitates alignment on policies and practices. Throughout our discussions, we heard broad support for our compensation program.

In addition, the Compensation Committee significantly enhanced its governance practices in 2021 by:

■	Enhancing executive stock holding requirements
■	Returning to only objective metrics in our incentive plans
■	Updating the Company peer group to address the competitive, dynamic retail environment
■	Increasing level of difficulty to achieve a maximum annual incentive payout
■	Hiring a new independent compensation consultant to provide fresh perspective

Pay for Performance

The Committee has consistently applied a critical pay-for-performance philosophy to its decisions, and in alignment with that philosophy, the goals for incentive compensation performance metrics are intended to be difficult to achieve. Failure to achieve target goals has significant consequences, while success is rewarded. For example, our 2019-2021 long-term objectives, as originally set in early 2019, were not achieved and therefore our 2019-2021 LTIP did not pay out even in light of the fact that a majority of this time period was highly impacted by the COVID-19 pandemic, which was entirely outside of the control of management. No adjustments were made due to the COVID-19 economic impact, and executives will receive no PSU payout under the 2019-2021 LTIP. As another example, in fiscal 2019, the Company did not achieve our financial goals and our NEOs did not receive any performance-based annual incentives.

In 2020, the Committee utilized one-time, relative metrics given the complete closure of our store base at the time performance goals were set. For fiscal 2021, the Committee returned to wholly objective performance metrics. As previously disclosed, the Committee increased the targets for our 2020-2022 LTIP in December 2020 to ensure targets were appropriately challenging and aligned with our pay-for-performance philosophy. Finally, recognizing the difficulty in accurately predicting the speed of any macro financial recovery in fiscal 2021, the Committee increased the challenge level of the annual incentive by expanding the ranges within the plan to make it 2 times more difficult to achieve the maximum net sales goal, as well as increased the difficulty to achieve the maximum operating income goal. Both short-term and long-term goals were set to drive accountability toward a near-term recovery to 2019 sales (two to three years) while also making sequential strides toward, and then achieving, our stated strategic goal of improving the Company’s operating income rate (three year).

Long-Term Business Strategies

As part of our commitment to create long-term shareholder value and stay ahead in the rapidly changing retail environment, management introduced a new strategic framework in October 2020. The Company’s vision is to be “the most trusted retailer of choice for the active and casual lifestyle.” Our strategy has four key focus areas: driving top line growth, expanding operating margin, maintaining disciplined capital management, and sustaining an agile, accountable, and inclusive culture.

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1. Driving top line growth

Management’s initiatives include expanding Kohl’s active and outdoor business to at least 30% of net sales, reigniting growth in the women’s business, building a sizable beauty business, driving category productivity and inventory turn, and capturing market share from retail industry disruption. In 2021, we took significant steps in these areas, including opening the first 200 stores under a new major long-term strategic partnership with Sephora, the largest prestige beauty retailer in the world, where Sephora is now Kohl’s exclusive beauty partner. This partnership brought the “Sephora at Kohl’s” experience to customers at 200 stores and online last Fall, and will be expanded to at least 850 locations by 2023, including an additional 400 stores this year. This strategic partnership is transforming Kohl’s into a leading beauty destination, driving incremental customer traffic, and positively impacting sales across other categories.

200 Sephora at Kohl’s launched in 2021
THE “SEPHORA AT KOHL’S” EXPERIENCE LAUNCHED IN 200 STORES AND ONLINE IN FALL 2021, AND WILL BE EXPANDED TO AT LEAST 850 LOCATIONS BY 2023.

In 2021, management delivered a significant amount of product newness with the introductions of Calvin Klein, Cole Hahn, Eddie Bauer, Hurley and Tommy Hilfiger.

Management’s loyalty and value efforts include simplifying the value delivered to our customers and maintaining our industry-leading loyalty program, which includes Kohl’s Rewards and the Kohl’s Card. We will also continue to offer a compelling and differentiated omnichannel experience through modernized stores and an enhanced digital platform.

Together, these efforts led to a 22.9% net sales increase in 2021.

2. Expanding operating margin

In October 2020, management announced a goal of expanding the Company’s operating margin with a multi-year plan of achieving 7% to 8% (up from an adjusted operating margin of 6.1% in 2019). To achieve that goal, management is focused on driving both improvement in gross margin and leverage in selling, general, and administrative expense (“SG&A”). Management’s gross margin initiatives include disciplined inventory management and increased inventory turn, optimized promotional strategies, efficient sourcing, a transformed end-to-end supply chain, and driving SG&A expense efficiency through operational excellence focused on store, marketing, technology and corporate expenses.

In 2021, the Company exceeded its operating margin goal of 7% to 8% two years ahead of plan, achieving an 8.6% operating margin.

The strong margin performance was driven primarily by significant gross margin improvement, while effectively managing SG&A expenses.

Based on our performance in 2021, we are positioned to exceed our key 2023 financial goals two years ahead of plan.

3. Maintaining disciplined capital management

Management is committed to prudent balance sheet management with the long-term objective of sustaining Kohl’s Investment Grade credit rating. In 2021, the Company resumed both its quarterly dividend and its share repurchase activity.

In 2021, the Company accelerated its share repurchase activity and bought back $1.355 billion in shares and paid $148 million in dividends.

These actions underscore both our confidence in the future and commitment to returning capital to shareholders.

The Company has a long history of strong cash flow generation, investing in the business, and returning significant capital to shareholders – all of which will remain important in the future.

4. Sustaining an agile, accountable, and inclusive culture

Fostering a diverse, equitable, and inclusive environment for Kohl’s associates, customers, and suppliers is an important focus and a key driver of our long-term success. We’ve established a diversity and inclusion framework that includes a number of key initiatives across three pillars: Our People, Our Customers, and Our Communities.

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In 2021, furthering management’s commitment to all of our associates, the Company appointed a new Chief Diversity & Inclusion Officer to the executive team reporting directly to the CEO.

This leadership role will help further the Company’s dedication to improving our overall diversity and inclusion efforts, which have already been recognized by several third-party awards and rankings.

HRC CEI Best Places to Work for LGBTQ Equality

Recognizes U.S. businesses in the evolving field of lesbian, gay, bisexual, transgender and queer equality in the workplace
(3rd year achieving a 100% score)

Diversity Impact Awards

Leader in the measurement of the impact and performance of companies ERG or Diversity Council
(2nd year recognized for Multicultural Women and 3rd year recognized for Executive Women)

DiversityInc Top 50 Leading assessment of diversity management in corporate America (2nd year recognized)	AnitaB.org Top Companies for Women Technologists Recognizes companies committed to building workplaces where women in technology can thrive (3rd year recognized)

Working Mother Best Companies for Multicultural Women Recognizes organizations that have had success moving multicultural women into professional and leadership positions

Seramount 100 Best Company

Evaluates everything that impacts working mothers, including parental leave, phasing back, fertility benefits, adoption, child- and dependent-care benefits, flexible scheduling, mentoring, sponsorship and opportunities for advancement

Seramount Inclusion Index

Assesses corporate efforts at hiring and promoting women, ability to measure other underrepresented groups on a country-specific basis, creating inclusive cultures, and holding country leaders and managers accountable for results

In addition, management continues to build on the Company’s overall commitment to Environmental, Social, and Corporate Governance (“ESG”) leadership. We have established 2025 goals related to climate change, waste and recycling, and sustainable sourcing, and Kohl’s has earned many ESG-related awards.

Named to the Dow Jones Sustainability Index North America for the fourth consecutive year (2018, 2019, 2020 and 2021)	Awarded an A- from the Carbon Disclosure Project for the third consecutive year (2019, 2020 and 2021)	Received the U.S. Environmental Protection Agency (“EPA”) 2021 Smartway Excellence Award	Selected by the EPA as the 2021 ENERGY STAR Partner of the Year winner for Sustained Excellence (2020 and 2021)

Named on the EPA’s Green Power Top 30 Retail list since 2014	Recognized as a Top 25 corporate solar energy user by the Solar Energy Industries Association	Recognized as one of the World’s Most Ethical Companies (2019, 2020 and 2021) by Ethisphere, a global leader in defining and advancing the standards of ethical business practices

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Elements of our Compensation Program and Summary of Compensation Paid

The primary elements of direct compensation for the NEOs are shown below.

Pay element	Purpose	Basis for setting amount or earning award
Base salary

Regular, fixed source of income tied to the scope and responsibilities of each executive to compensate for their day-to-day efforts

Encourages retention and attraction of top talent and recognizes effective leadership

Initial salary based on experience, responsibilities, and the importance of the position to Kohl’s, as well as market benchmarking

Annual adjustments, if any, based on individual and Company performance and competitive marketplace data

Annual incentive	At-risk cash compensation provides eligible executives with a financial incentive that encourages them to perform in a manner that will enable Kohl’s to achieve or exceed its short-term financial performance and strategic goals	A mix of absolute objective performance measures set at the start of the year focused on net sales (50%) and operating income (50%). A threshold payment can also be earned if the company outperforms the performance peer group in sales and/or net income
Long-term equity incentive Combination of three-year performance share units (60%) and time-based restricted stock units that vest over four years (40%)	Incent and reward sustained performance and long-term growth, create an incentive for future performance, create a strong retention incentive, and closely align our executives’ long-term interests with those of our shareholders	Performance share units have three-year targets for cumulative net sales (40%), operating margin (30%), and operating cash flow (30%). A threshold payment can be earned if the Company outperforms the performance peer group in sales and/or net income. The final payout will be modified +/- 25% if the Company’s TSR is above the 75th percentile or below the 25th percentile of a broad group of retail peers

The Committee uses these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish our business and strategic objectives.

Based on Kohl’s 2021 results – including record-setting earnings per share, management’s success in continuing to lead through the COVID-19 pandemic and the initial results of our new strategic framework – the Compensation Committee authorized payouts on the incentive plans as follows:

■	Annual incentives were awarded at maximum value based on results that were achieved at maximum (150% of target); and
■	Performance-based awards granted pursuant to the 2019-2021 Long Term Incentive Plan (LTIP) were forfeited in their entirety, based on performance not reaching threshold level. The targets under the plan, which were set in March 2019, were not adjusted to account for the COVID-19 pandemic.

The Committee believes both of these actions were appropriate and in line with its philosophy as outlined below.

Say on Pay and Shareholder Outreach

Kohl’s executive compensation programs are directly linked to corporate performance, with the objective of increasing long-term shareholder value. Since 2011, we have held an advisory shareholder vote on the compensation of our NEOs at every annual meeting of shareholders. The Committee is pleased that our shareholders have consistently shown strong support for our NEO compensation, including support from over 94% of the votes cast in favor of approving our executive compensation last year. The Committee reviews the shareholder voting results every year and considers whether our compensation program should be adjusted based on these results and additional feedback received during our engagement with shareholders. As evidenced by the strong support again last year, the Committee believes that our policies, practices, and programs continue to be in line with our shareholders’ expectations.

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We value our shareholders’ input and will continue to look for ways to further improve the alignment between executive compensation and our overall objective of increasing long-term shareholder value. We have a strong history of engaging with our shareholders to seek their feedback on a broad range of matters, including executive compensation. In fiscal 2021, we proactively reached out to shareholders representing over 70% of our total outstanding shares to discuss several governance-related matters and engaged with shareholders representing over 40% of shares outstanding. We heard broad support for the structure and underlying philosophy of our program in these conversations, and we are focused on continued alignment with the shareholder experience. Changes to our program made in 2021 are summarized above under “2021 Highlights” and described in more detail below.

Philosophy and Objectives

We believe executive compensation should be directly linked to corporate performance and progress on our strategic plan, with the ultimate objective of increasing long-term shareholder value. To that end, our executive compensation program is designed to achieve the following objectives:

■	Provide a competitive total compensation package that enables us to attract, motivate, and retain key personnel, which remains especially important as the Company continues to successfully execute the current strategy despite the unique challenges presented in the second year of the COVID-19 pandemic.
■	Support the achievement of our short- and long-term business and strategic objectives by linking the majority of our executives’ compensation to rigorous performance targets.
■	Prior to the COVID-19 pandemic, Kohl’s had a long history of setting executive compensation plans and not making in-plan period changes. Certain changes necessitated by the unforeseen, global pandemic were implemented in 2020. Our shareholders showed strong support for all of these changes as evidenced by our strong say-on-pay vote results.
■	As previously disclosed in last year’s proxy statement, for 2021, the Committee returned to our long history of making payouts under both the annual and long-term incentive programs dependent upon achievement of objective financial goals. The goals are based directly on the annual operating plan established for the business at the beginning of each fiscal year.
■	Ensure that compensation opportunities are internally equitable.
■	Promote ownership of Kohl’s stock by our senior executives through equity-based pay and robust share ownership requirements in order to align our executives’ economic interests with those of our shareholders. This was further enhanced by the Committee’s decisions in 2021 to increase the holding requirements of our CEO to 6x base salary and no longer count unvested PSUs toward our executives’ holding requirements.
■	Provide a balance of incentive opportunities that do not create risks that are reasonably likely to have a material adverse effect on Kohl’s.

Structure for Determining Executive Compensation

Compensation Committee Meetings & Advisors

The Committee meets regularly to review executive compensation matters. Prior to each meeting, the Chair of the Committee approves the meeting agenda created with the assistance of our Chief People Officer and our General Counsel and Corporate Secretary. The Chair may invite members of management or other directors to attend portions of meetings as appropriate. The Chief Executive Officer, Chief People Officer, and General Counsel and Corporate Secretary typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During the course of all but one of its meetings in fiscal 2021, the Committee held executive sessions without management present to discuss executive development and succession plans and to make compensation-related decisions.

The Committee has the authority to retain and terminate any compensation consultant or independent legal, accounting, or other advisors in the Committee’s sole discretion. Before retaining any such advisor, the Committee reviews the proposed advisor’s independence, taking into account all relevant factors, including those specified in SEC rules and the New York Stock Exchange listing standards. The Committee is solely responsible for the appointment, compensation, and oversight of the work performed by any such consultant or advisor. The Committee annually reconsiders independence, proposed fees, and overall engagement of any such outside compensation advisor.

For the first half of fiscal 2021, Steven Hall & Partners continued to serve as the Committee’s independent outside compensation advisor. Following a robust interview and selection process, the Committee chose Semler Brossy Consulting Group, LLC (“Semler Brossy”)

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as its new independent outside compensation advisor effective August 2021. Both Steven Hall & Partners and Semler Brossy participated in Committee meetings as invited by the Committee Chair during their respective tenures. The Committee’s independent outside compensation advisor participated in all Committee meetings related to both establishing the incentive plans and determining the payouts of the plans, and considered the actions taken in 2021 and the corresponding payouts fair to both management and shareholders.

Neither Steven Hall & Partners nor Semler Brossy provide any other services to Kohl’s and neither company has executives with any business or professional relationships with any member of Kohl’s management or the Committee.

Key Compensation Reports

The Committee reviews and considers a wide variety of information that informs compensation levels for our NEOs, including both executive compensation summaries and a benchmarking analysis.

Executive Compensation Summaries

At least annually, the Committee reviews an executive compensation summary for each executive officer. These are comprehensive summaries of each executive’s compensation, including:

■	The total compensation paid, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;
■	The fair market value of the executive’s equity holdings and the vesting schedules for unvested equity compensation awards; and
■	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

The executive compensation summaries help the Committee understand the overall impact of our compensation programs, and they are useful for demonstrating the relationship between different components of pay. Together with additional equity holding power reports the Committee receives, the executive compensation summaries show the level of wealth creation available and the retention value generated by unvested equity awards. Finally, these executive compensation summaries provide competitive context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking analysis

Each year, the Committee’s independent compensation consultant presents a comprehensive benchmarking analysis comparing compensation paid to our executives with the compensation packages of executives employed by retailers with which we compete for talent. This year’s analysis was presented by Semler Brossy. The Committee reviews each component of executive compensation independently and also reviews aggregate compensation levels paid to Kohl’s senior officers against that paid by our retail competitors. The Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis rather than targeting any particular percentile across all positions.

At meetings in both November 2020 and November 2021, the Committee reviewed a detailed benchmarking report prepared by its independent compensation consultant that included information on the following components of compensation for the executive officers:

■	base salaries;
■	target annual incentives;
■	target long-term incentives; and
■	target total direct compensation.

When evaluating executive officer compensation for 2021, the Committee considered the executive compensation summaries reviewed in November 2020, the benchmarking analysis and various factors unique to each executive, including, but not limited to: individual performance, importance of role, tenure, internal equity comparisons and succession planning considerations. To this end, it was noted that the benchmarking data indicated that all of the executive officers’ compensation levels, including the amortized value of all outstanding equity compensation awards, were consistent with the Committee’s philosophies and objectives.

Other references

With the help of its independent compensation consultant, the Committee reviews numerous data sources to ensure we use the most relevant compensation information available in developing and administering our compensation programs. Our primary sources of industry compensation information are our peers’ public filings with the SEC and the Korn Ferry Retail Industry Survey.

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Peer Groups

The Compensation Committee has historically utilized three different peer groups for distinct reasons, which sometimes overlap:

■	We compare our compensation practices to the Compensation Peer Group;
■	We compare our performance for certain purposes under the Annual Incentive Plan and the Long Term Incentive Plan to the Performance Peer Group; and
■	We compare our TSR for purposes of long-term equity awards to the TSR Peer Group.

At least annually, the Committee works with its independent compensation consultant to determine whether the various peer groups continue to comprise the most appropriate comparative companies. The Committee monitors the peer groups regularly in light of the dynamic retail environment, and makes adjustments as necessary.

Maintaining a rigorous and appropriate peer group has proven to be a challenge in this dynamic and changing retail environment, as, among other shifts, several of the Company’s traditional competitors have been driven into bankruptcy or gone out of business. To ensure continued understanding of the evolving landscape and to supplement the input received from its independent advisors, the Committee engaged in numerous other external and industry discussions over the course of 2021, including with several additional professional consultants.

Compensation Peer Group

To establish the Compensation Peer Group, the Committee considers many criteria, including:

■	Whether each comparator company is in the same or a similar segment of the retail industry as Kohl’s;
■	Whether each comparator company is similar to Kohl’s in terms of size—including revenues, total assets, and market capitalization;
■	The complexity and scope of each comparator company’s business;
■	The similarity of each comparator company’s business model to Kohl’s business model;
■	Whether each comparator company competes with Kohl’s for profits and talent; and
■	Other characteristics unique to Kohl’s or the retail industry, which could include things like growth trajectory and business strategies.

In August 2021, the Committee determined that this year’s compensation analysis would be based upon an expanded Compensation Peer Group, incorporating several new additions:

	20 Trading Day Market Capitalization ($ Billions)*	Revenue ($ Billions)*
Best Buy Co., Inc.**	27.8	50.3
The TJX Companies, Inc.	80.8	37.8
Dollar Tree, Inc.**	23.1	25.7
Macy’s, Inc.	5.8	19.8
Gap, Inc.	12.2	15.7
Ross Stores, Inc.	43.8	15.2
Nordstrom, Inc.	5.6	11.6
Dick’s Sporting Goods, Inc.**	8.8	11.2
Bed, Bath & Beyond, Inc.	3.1	9.9
Foot Locker, Inc.**	6.3	8.5
Burlington Stores, Inc.**	21.4	7.1
Ulta Beauty, Inc.**	18.7	6.9

The Committee believes this enhanced Compensation Peer Group includes retail companies with competitive business concepts and that the included companies represent an appropriate range of revenue and market capitalization against which to compare our pay practices in the near term.

*	All market capitalization and revenue data is rounded. Revenues are trailing four quarters and market capitalization is as of July 15, 2021.
**	New additions to Compensation Peer Group in 2021.

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Performance Peer Group

We’ve historically measured our performance against a more targeted set of peers for purposes of potentially earning threshold payments under our Annual Incentive Plan awards, as well as the threshold vesting of certain performance-based equity awards. The Performance Peer Group historically consisted of our closest competitors—the 6-7 retailers with the most similar products and customer base. The recent bankruptcy of J.C Penney Company, Inc. – yet another direct competitor of the Company that failed in recent years – necessitated changing the Peer Performance Group. In March 2021, in consultation with Steven Hall & Partners, which was then serving as the Committee’s independent compensation consultant, the Committee adjusted the Performance Peer Group to reflect a broader set of peers that compete with the Company in certain product segments. Collectively, in addition to removing J.C. Penney Company, Inc., the Committee added four new retail companies to expand the peer group to nine companies:

	Customer Segment	Product Segment
Macy’s, Inc.	Mid-Tier	Multiline
Gap, Inc.	Mid-Tier	Apparel
Bed, Bath & Beyond, Inc.*	Mid-Tier	Home
Dick’s Sporting Goods, Inc.*	Mid-Tier	Active/Shoes
L Brands, Inc.*	Mid-Tier	Apparel
Nordstrom, Inc.	High-End	Multiline
Ross Stores, Inc.	Off-Price	Apparel
The TJX Companies, Inc.	Off-Price	Multiline
Foot Locker, Inc.*	Mid-Tier	Active/Shoes
*	New additions to Performance Peer Group in 2021

TSR Peer Group

The PSU awards granted under our LTIP include a modifier that can adjust the number of PSUs that pay out based on Kohl’s total shareholder return relative to the following companies, which represent a wide cross-section of retailers. While the TSR Peer Group has generally been consistent year-to-year, we remove companies if they go out of business, as was previously done for The Bon-Ton Stores, Inc. and Sears Holding Corporation. Given the significant industry disruption caused by other retailers’ inability to survive the COVID-19 pandemic, as forecasted in last year’s proxy statement, this TSR Peer Group was further modified in early 2021 to omit Ascena Retail Group, Inc., J.C. Penney Company, Inc., RTW Retailwinds and Stage Stores, Inc. In addition, three retailers were added: Bed, Bath & Beyond, Dillard’s and Foot Locker. The TSR Peer Group, as of early 2021, consisted of:

Abercrombie & Fitch Co.	Foot Locker
American Eagle Outfitters, Inc.	Gap, Inc.
Bed, Bath & Beyond, Inc.	The Home Depot, Inc.
Best Buy Co., Inc.	L Brands, Inc.
Carter’s, Inc.	Macy’s Inc.
Chico’s FAS, Inc.	Nordstrom, Inc.
The Children’s Place, Inc.	PVH Corp.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dillard’s, Inc.	Target Corporation
Designer Brands, Inc.	The TJX Companies, Inc.
Express, Inc.

Performance Evaluation Process

The Committee uses a disciplined process to assess performance and to ensure that we reward and retain top talent. A primary consideration when setting our executive officers’ compensation is each individual’s performance against pre-established business-specific performance objectives that are intended to increase long-term shareholder value. The CEO assesses the performance of the other executive officers and recommends performance ratings to the Committee each year.

In early 2021, the Committee determined that Ms. Gass’ fiscal 2021 performance considerations would include detailed objectives under four areas: overall growth strategy, operational excellence, organizational leadership and the 2021 annual operating plan. Key performance objectives for fiscal 2021 were also developed for each of the other NEOs by Ms. Gass and reviewed with the Committee in early 2021.

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Fiscal 2021 Compensation Decisions

Salary

Salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. The Committee reviews salaries at least annually at the beginning of the fiscal year. The Committee considers individual performance criteria, overall Company performance and overall market positioning when considering base salary increases for the NEOs. Annual salary increases also may be based upon factors like promotions, new roles and responsibilities, and previous compensation increases. To foster internal equity, base salary adjustments for the NEOs are generally closely aligned with adjustments given to everyone on our management team. However, the Committee may deviate from that practice to address other factors, including an executive officer’s responsibilities and experience, competitive market data, and retention concerns.

Effective April 2021, based on fiscal 2020 performance and marketplace compensation data from both Steven Hall & Partners and Korn Ferry, the Committee awarded the following base salary increases for each NEO:

NEO	Fiscal 2020 Base Salary	Approved Increase (%)	New Base Salary
Ms. Gass	$1,431,500	3.0%	$1,475,000
Ms. Timm	$800,000	7.5%	$860,000
Mr. Howe	$1,000,000	3.0%	$1,030,000
Mr. Revelle	$875,000	2.9%	$900,000
Mr. Gaffney	$800,000	7.5%	$860,000

Annual Incentive Compensation

The purpose of our Annual Incentive Plan is to offer eligible executives, including the NEOs, a financial incentive that encourages them to perform in a manner that will enable Kohl’s to meet or exceed our short-term financial plans. In establishing various levels of annual incentive payout opportunities, the Committee has historically set objective goals based on the Company’s absolute performance. As detailed in last year’s proxy statement, the Committee took an alternative approach for fiscal 2020 only due to the closure of our entire fleet of stores during the peak of the COVID-19 pandemic, making it impossible to establish absolute performance metrics. As such, the Committee determined that the most appropriate action would be to set an annual incentive plan for fiscal 2020 that objectively compared Kohl’s performance against its peers’ performance. As also disclosed in last year’s proxy, for fiscal 2021, the Company returned to the historical practice of basing payouts on achievement of goals for objective financial metrics based on the annual operating plan established for the business.

Committee Decisions and Analysis

Recognizing the importance of returning to a metric-based approach for the fiscal 2021 plan, the Committee deemed it most appropriate to use the performance goals of net sales and operating income. When setting the target net sales and operating income goals for 2021, the Committee set at a level to drive accountability toward a near-term recovery to 2019 sales, while also making sequential strides toward the operating income margin commitments outlined in the Company’s strategic framework announced in October 2020.

When setting the threshold and maximum percentages for each of the Annual Incentive Plan measures for net sales and operating income, the Committee significantly expanded the historical range spread to mitigate potential concerns of shareholders, the Committee and executives from imperfect goal setting as a result of the macroeconomic uncertainty that continued into 2021. The greater breadth of the approved ranges made it more difficult to reach a maximum payout or fall outside the threshold of the plan. The maximum net sales goal was increased by a factor of 2 making it twice as difficult to achieve a maximum payout, and the maximum operating income goal was also increased. The net sales target was increased 13% above 2020 levels and the maximum was set 17% above 2020. This approach was taken in consultation with the Committee’s prior independent compensation consultant and subsequently reconfirmed with the Committee’s new independent compensation consultant.

The 2021 Annual Incentive Plan measures were set in early 2021 based on the best available information to the Committee at that time. Just as the Committee did not retroactively change the 2019-2021 PSU targets, the Committee also did not retroactively change the 2021 Annual Incentive Plan measures. In both cases, the Committee set the plans pursuant to its normal processes and let those plans run without changes.

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The Committee again used a target-based approach under which the Annual Incentive Plan participants would be granted any earned bonus based on a percentage of their base salary, with the earned percentage tied to each participant’s level within the Company, using a straight line interpolation between threshold to target and target to maximum. The percentages set for the NEOs were:

	Threshold (25%)	Target (100%)	Maximum (150%)
CEO	43.8%	175%	262.5%
Chief Merchandising Officer	37.5%	150%	225%
Senior Executive Vice President	27.5%	110%	165%

In February 2022, the Committee reviewed the Company’s fiscal 2021 performance and approved a maximum (150% of target) Annual Incentive Plan payout based on the Committee’s determinations related to each component:

■	Kohl’s 2021 net sales were $18.471 billion, well above the $17.645 billion hurdle set for a maximum plan payout in March 2021; and
■	Kohl’s 2021 operating income was $1,680 million, well above the $980 million hurdle set for a maximum plan payout in March 2021.

As a result, the Annual Incentive Plan was funded at the maximum (150% of target) level. Final Annual Incentive Plan payouts for the NEOs are shown below.

NEO	Fiscal 2021 Bonus (%)	Actual Fiscal 2021 Bonus ($)
Ms. Gass	262.5%	$3,871,875
Ms. Timm	165%	$1,419,000
Mr. Howe	225%	$2,317,500
Mr. Revelle	165%	$1,485,000
Mr. Gaffney	165%	$1,419,000

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KEY FACTS ABOUT THE 2021 ANNUAL INCENTIVE PLAN

The following context is relevant to the 2021 Annual Incentive Plan payout:

■	As disclosed in last year’s proxy statement, the Company moved back to basing payouts on achievement of goals for objective financial metrics based on the annual operating plan established for the business.
■	The 2021 Annual Incentive Plan was created to navigate a complex macroeconomic environment given the unpredictable nature of the pandemic and the recovery. The Company set targets for this plan that were significantly more challenging to achieve at the upper payout levels due to the fact that the breadth of the payout ranges were expanded. This was done to balance the extremely volatile economic market driven by the ongoing pandemic and to ensure fairness to shareholders.
■	The sales plan set for the business in early 2021 assumed the Company would recapture approximately 50% of the sales reduction that occurred in 2020 as compared to 2019 (i.e., forecasted a two year recovery), which required a 13% comparable sales increase. The operating income plan for the business was set to ensure the Company would deliver significant improvements across key levers that would demonstrate a clear path to the Company’s stated goal to reach an operating income rate of 7-8% as sales recovered further.
■	The Company achieved the high end of the payout range, even with the more challenging goals. The Company also achieved historic results in a number of key business metrics due to the strong results driven by the management team coupled with an improving economy.
■	Kohl’s 2021 net sales were $18.471 billion, above the $17.645 billion hurdle set for a maximum plan payout in March 2021. Kohl’s 2021 net sales performance was well above the 2020 net sales of $15.031 billion and also exceeded the 2021 consensus net sales estimate of $17.638 billion at the time the annual performance plan was set.
■	Kohl’s 2021 operating income of $1.680 billion represented the highest amount of operating income reported since 2014 and nearly two times the target at the time the annual performance plan was set.

Long-Term Incentive Compensation

Long-term equity incentive awards to our executive officers are typically set and considered on an annual basis. The Committee grants equity awards to the executive officers under our 2017 Long-Term Compensation Plan (“LTIP”) to reward sustained performance, create an incentive for future performance, and create a retention incentive. The Committee has the flexibility to choose among a number of forms of long-term equity under the LTIP, but generally has favored granting a blend of performance share units (“PSUs”) that vest based on the achievement of multi-year financial performance goals, and restricted stock or stock units (“RSUs”) that will vest over a period of years. As described below, PSU awards are also subject to a modifier that can increase or decrease the number of shares that vest based on Kohl’s total shareholder return relative to the TSR Peer Group over the performance period. In accordance with our “pay for performance” philosophy, PSUs typically make up the majority of long-term incentive awards granted to our NEOs.

Awards Granted Based on 2021-2023 Performance

In early 2021, the Committee reviewed comprehensive competitive research prepared by the Committee’s independent compensation consultant regarding potential alternatives to the Company’s LTIP structure to address the economic uncertainty that continued to exist in the retail market. After analyzing that competitive research, the Committee determined that the same general methodology utilized in prior LTIPs should again be applied for the 2021-2023 LTIP. In the first quarter of fiscal 2021, the Committee granted long-term equity incentive awards to the NEOs relative to the company’s strategic plans, as follows:

For the 2021-2023 LTIP grant, the Committee approved awards with the following dollar-denominated value, assuming achievement of “target” performance for the 60% represented by PSUs:

Grant Date Target Dollar Value of LTIP Awards(1)
Ms. Gass	$7,250,000
Mr. Howe	$1,750,000
Ms. Timm	$1,250,000
Mr. Revelle	$1,250,000
Mr. Gaffney	$1,250,000
(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2021-2023 performance period and the market value of Kohl’s stock at the time of vesting.

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In addition to specific net sales, operating margin and operating cash flow targets, as in prior years, the 2021-2023 PSU awards are subject to two possible modifiers. First, the Committee included a “Peer Performance Index” feature, which will provide a threshold payout if threshold net sales, operating margin and operating cash flow are not achieved but Kohl’s net sales and/or net income growth over the three-year performance period exceeds that of the weighted average results of the Performance Peer Group over this same period. Second, as it did for previous LTIP grants, the Committee included a modifier that could adjust the number of PSUs that would pay out based on Kohl’s total shareholder return relative to the TSR Peer Group. Specifically, if Kohl’s relative total shareholder return ends up in the top quartile of the TSR Peer Group, then the number of PSUs otherwise earned will be increased by 25%. Conversely, if Kohl’s relative total shareholder return falls in the bottom quartile, then the number of PSUs otherwise earned will be reduced by 25%. There will be no adjustment for total shareholder return in the second or third quartile.

Awards Vesting Based on 2019-2021 Performance

In 2019, the Committee granted long-term performance-based equity incentive awards to the NEOs based on the Company’s cumulative net income and cumulative sales, equally weighted, over a three-year performance period. The specific performance objectives for the PSU portion of the 2019-2021 awards were originally established in March 2019, with target-level payouts only occurring if Kohl’s achieved the sales and net income levels set forth in our three-year financial plan for 2019-2021. In addition to specific sales and earnings targets, final 2019-2021 PSU awards were subject to the same two possible modifiers addressed above for the 2021-2023 LTIP.

The Committee set the Company’s 2019-2021 performance targets in March 2019, prior to any indications of the impending COVID-19 pandemic. As stated earlier, the Committee was committed to returning to the historic approach of not modifying incentive plans. Despite the COVID-19 pandemic significantly impacting the Company’s performance over the 2019-2021 performance period, the Committee elected not to modify the performance calculations for the 2019-2021 LTIP, and –as such – there will be no PSU payout under the 2019-2021 LTIP. Just as the Committee did not retroactively change the 2021 Annual Incentive Plan measures, the Committee also did not retroactively change the 2019-2021 PSU targets. In both cases, the Committee set the plans pursuant to its normal processes and let those plans run without changes.

	Target Grant Date Fair Value of PSUs Eligible to be Earned, but not awarded, for 2019-2021 Performance Period(1)	Number of PSUs Actually Earned for 2019-2021 Performance Period
Ms. Gass	$4,350,015	0
Mr. Howe	$1,050,014	0
Ms. Timm	$385,991	0
Mr. Revelle	$750,021	0
Mr. Gaffney(2)	$374,980	0
(1)	Reflects grant date value as of March 25, 2019.
(2)	Mr. Gaffney joined Kohl’s on September 16, 2019. Pursuant to his initial offer letter, he received PSUs with a grant date value of $375,000.

Other Long-Term Equity Awards

Other long-term equity incentive awards are granted to our NEOs from time to time, such as when they are initially hired, when they are promoted or assume additional responsibilities, to recognize exemplary performance, or to encourage retention. No such awards were granted to any NEOs in fiscal 2021. On a quarterly basis, the Committee reviews our share overhang (the grants outstanding, plus remaining equity that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of award shares granted each year as a percentage of our total outstanding shares) to monitor how our pool of shareholder-approved equity award shares is being utilized.

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Perquisites

We provide our NEOs with certain perquisites in order to create a competitive total rewards package that supports recruitment and retention of key talent. These perquisites are shown below.

Perquisite	Amount for Ms. Gass and Mr. Howe	Amount for other NEOs
Automobile expense reimbursement	no fixed limit	$18,000 per year
Personal financial or Tax-related advisory services	up to $5,000 for financial and no fixed limit for tax-related advisory services	up to $10,000 per year
Supplemental health care plan	up to $50,000 for medical expenses not covered by insurance	up to $25,000 for medical expenses not covered by insurance

We also provide our NEOs with supplemental life and disability insurance coverage. In addition, for increased safety and efficiency, Ms. Gass is permitted to use the Company’s aircraft for personal flights as well as business travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying notes that follow this CD&A.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 300 eligible executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying notes that follow this CD&A.

Stock Ownership Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Our executive stock ownership guidelines are as follows:

CEO	six times base salary
Other NEOs and all Senior Executive Vice Presidents	three times base salary
Executive Vice Presidents	equal to their base salary

Executives have five years from the time they become subject to an ownership requirement to comply. Compliance is monitored by our General Counsel and the Committee, and the Committee would grant exceptions to these requirements only in extraordinary circumstances.

These stock ownership guidelines are reviewed regularly to ensure they are consistent with market practice and effectively align executive interests with those of the Company’s shareholders. In 2021, after a thorough review with the Committee’s independent compensation consultant, the Committee adopted several enhancements to these requirements, including increasing the required CEO holding requirements to six times base salary and limiting what the Committee will consider for purposes of calculating stock ownership. For purposes of calculating stock ownership, the Committee will now only consider shares of Kohl’s common stock owned outright and unvested time-based restricted stock. All of the executive officers, as well as each of our executive vice presidents, were in compliance with these guidelines as of the end of fiscal 2021.

Restriction on Hedging and Pledging

Kohl’s associates, executives, and Directors are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including the use of financial derivatives such as puts and calls, short sales, and similar transactions.

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Compensation Risk Assessment

Each year, we review and analyze whether our compensation plans, policies, and practices create material risks to Kohl’s. As part of this annual analysis, we consider the potential impact of each of our compensation plans, policies, and practices on all of the risk factors we have identified in our public filings. Management engages a third party compensation consultant (who is separate and independent from the Committee’s compensation consultant) to assist in this process and to give a separate risk assessment. Following these analyses in fiscal 2021, the Committee agreed with the management consultant’s conclusion that the Company’s compensation programs do not create any risks that are reasonably likely to have a material adverse effect on Kohl’s.

The Committee believes our compensation plans, policies, and practices are designed to reward performance that contributes to overall Company performance and the achievement of long- and short-term Company goals. The amount of each type of compensation awarded to or earned by our management team is determined either by reference to Company-wide performance or a combination of Company-wide performance and individual performance. We do not encourage or incentivize our executives to take actions that expose Kohl’s to risks that are inconsistent with our strategic plan.

Our long-term compensation is in the form of equity, and the NEOs are subject to share ownership guidelines that require them to continuously own a substantial amount of equity during their employment. These two features of our compensation program align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short-term results at the expense of long-term shareholder value enhancement. We also maintain a clawback policy, as disclosed in our Corporate Governance Guidelines, which enables the recapture of previously paid incentive compensation in certain circumstances involving a financial restatement. The Committee believes our long-term incentive program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our initiatives and infrastructure, sound capital management, operational excellence actions, driving traffic, culture and increasing our market share. Importantly, our executives are not compensated for discrete transactions, decisions, or other actions.

Other Material Tax and Accounting Implications of the Executive Compensation Program

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1 million paid to “covered employees” in any fiscal year. In the past, there was an exemption to this limit for “performance-based compensation,” but that was repealed by the Tax Cuts and Jobs Act of 2017. We expect that compensation to our NEOs in excess of $1 million will not be deductible by Kohl’s unless it qualifies for limited transition relief.

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Summary Compensation Table

The table below summarizes information concerning compensation for fiscal 2021 of those individuals who were at January 29, 2022: (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Michelle Gass Chief Executive Officer	2021	$1,467,750	$0	$7,250,011	—	$3,871,875	—	$335,198	$12,924,834
	2020	1,253,882	939,422	8,853,685	—	1,565,703	—	242,683	12,855,375
	2019	1,426,250	—	7,250,009	—	0	—	307,133	8,983,392
Jill Timm Chief Financial Officer	2021	$850,000	$0	$1,250,055	—	$1,419,000	—	$69,836	$3,588,891
	2020	800,000	330,000	1,401,438	—	550,000	—	73,102	3,154,540
	2019	627,083	—	3,660,006	—	0	—	67,932	4,355,021
Doug Howe Chief Merchandising Officer	2021	$1,025,000	$0	$1,750,018	—	$2,317,500	—	$92,935	$5,185,453
	2020	1,000,000	562,500	2,079,105	—	937,500	—	101,791	4,680,896
	2019	974,969	—	1,750,029	—	0	—	330,731	3,055,729
Greg Revelle Senior Executive Vice President, Chief Marketing Officer	2021	$895,833	$0	$1,250,055	—	$1,485,000	—	$61,507	$3,692,395
	2020	875,000	360,937	1,526,504	—	601,563	—	62,315	3,426,319
	2019	829,250	—	1,250,032	—	0	—	72,338	2,151,620
Paul Gaffney Senior Executive Vice President, Chief Technology and Supply Chain Officer	2021	$850,000	$0	$1,250,055	—	$1,419,000	—	$79,162	$3,598,217
	2020	800,000	330,000	1,250,006	—	550,000	—	262,987	3,192,993
	2019	300,000	750,000	3,624,974	—	880,000	—	70,469	5,625,443
(1)	The amounts shown represent the aggregate grant date fair value for awards granted in 2021, 2020 and 2019, and for 2020 also includes the incremental fair value for the award modification of the 2018-2020 LTIP, computed in accordance with FASB ASC Topic 718. Mr. Gaffney joined Kohl’s in 2019 and therefore did not have a 2018-2020 LTIP modification. See Note 6 to our fiscal 2021 audited financial statements included in our Annual Report on Form 10-K for additional details.
(2)	Includes the aggregate grant date fair value of performance share units that could be earned pursuant to the 2021-2023 LTIP grant based on the probable outcome of the performance conditions as of the grant date. Actual payments for the 2021-2023 LTIP will be based on our financial performance in fiscal years 2021-2023 and are subject to a modifier based on Kohl’s total shareholder return relative to the TSR Peer Group over the three-year performance period, as described more fully in Compensation Discussion & Analysis. The range of potential payments under the awards is set forth below.
	Amount Reported	Other Possible Amounts
	(Target)	Minimum	Threshold	Maximum
Ms. Gass	$4,349,997	$0	$1,631,249	$10,874,993
Ms. Timm	$750,027	$0	$281,260	$1,875,067
Mr. Howe	$1,050,024	$0	$393,759	$2,625,061
Mr. Revelle	$750,027	$0	$281,260	$1,875,067
Mr. Gaffney	$750,027	$0	$281,260	$1,875,067
(3)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.

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(4)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(5)	A detailed breakdown of “All Other Compensation” for fiscal 2021 is provided in the table below.
Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long-Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Relocation and Travel Expense Reimbursement	Supplemental Health Care Coverage(a)	Utilization of Company- Owned Aircraft(b)	Total
Ms. Gass	$14,500	$16,495	$12,085	$20,689	—	$50,000	$221,429	$335,198
Ms. Timm	10,250	14,836	1,750	18,000	—	25,000	—	69,836
Mr. Howe	12,625	14,261	0	16,049	—	50,000	—	92,935
Mr. Revelle	14,500	3,882	125	18,000	—	25,000	—	61,507
Mr. Gaffney	14,500	11,743	9,919	18,000	—	25,000	—	79,162
(a)	Amounts shown are coverage limits in order to protect the confidentiality of our executives’ actual medical expenses. Our actual expense for providing this benefit may have been substantially less than the amounts shown.
(b)	Amounts shown are the incremental costs of personal use of Kohl’s-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Kohl’s-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies. Ms. Gass is responsible for taxes in connection with her personal aircraft use and we do not reimburse her for those taxes.

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Grants of Plan-Based Awards in 2021

								All
								Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Price of	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Option	Value of
		Plan Awards(1)			Plan Awards(2)(3)			of Stock	Underlying	Awards	Equity
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options	($/Sh)	Awards(4)
Ms. Gass		$645,313	$2,581,250	$3,871,875	—	—	—	—	—	—	—
	03/29/2021	—	—	—	24,638	65,700	164,250	—	—	—	$4,349,997
	03/29/2021	—	—	—	—	—	—	50,208	—	—	2,900,014
Ms. Timm		$236,500	$946,000	$1,419,000	—	—	—	—	—	—	—
	03/29/2021	—	—	—	4,248	11,328	28,320	—	—	—	$750,027
	03/29/2021	—	—	—	—	—	—	8,657	—	—	500,028
Mr. Howe		$386,250	$1,545,000	$2,317,500	—	—	—	—	—	—	—
	03/29/2021	—	—	—	5,947	15,859	39,648	—	—	—	$1,050,024
	03/29/2021	—	—	—	—	—	—	12,119	—	—	699,994
Mr. Revelle		$247,500	$990,000	$1,485,000	—	—	—	—	—	—	—
	03/29/2021	—	—	—	4,248	11,328	28,320	—	—	—	$750,027
	03/29/2021	—	—	—	—	—	—	8,657	—	—	500,028
Mr. Gaffney		$236,500	$946,000	$1,419,000	—	—	—	—	—	—	—
	03/29/2021	—	—	—	4,248	11,328	28,320	—	—	—	$750,027
	03/29/2021	—	—	—	—	—	—	8,657	—	—	500,028
(1)	Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2021 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2021 awards can be found in the Compensation Discussion & Analysis.
(2)	Represents range of performance share units that could be earned pursuant to the 2021 — 2023 LTIP grants. The actual number of performance share units earned is dependent upon Kohl’s cumulative net sales, operating margin percentage, and operating cash flow during the three-year performance period, ranges from 0% to 200% of the target amount and is subject to a modifier based on Kohl’s total shareholder return relative to the TSR Peer Group over the three-year performance period. See the Compensation Discussion & Analysis for a more detailed description of the performance measures.
(3)	Awarded under our 2017 Long-Term Compensation Plan.
(4)	Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See Note 6 to our fiscal 2021 audited financial statements included in our Annual Report on Form 10-K for additional details.

We are currently authorized to issue equity awards under our 2017 Long-Term Compensation Plan. Awards under our 2017 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Our executives do not participate in any other long- or short-term equity incentive plans.

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Employment and Executive Compensation Agreements

We have employment agreements with Ms. Gass and Messrs. Howe and Revelle, all of which include the following terms:

■	three-year term, extended on a daily basis until either party notifies the other that the term should no longer be so extended;
■	fixed annual base salary, which, as of January 29, 2022, was $1,475,000 for Ms. Gass, $1,030,000 for Mr. Howe, and $900,000 for Mr. Revelle; and
■	possible payments and other benefits upon termination of employment or a change of control of Kohl’s, as described below under “Potential Payments Upon Termination or Change of Control.”

We have executive compensation agreements with Ms. Timm and Mr. Gaffney. These agreements do not have a term, but provide that the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below under “Potential Payments Upon Termination or Change of Control.” The Committee believes these types of agreements remain important to both our executives and to the Company: the executives benefit from clarity of the terms of their employment and protection in certain events of termination, and Kohl’s benefits from nondisclosure and non-competition protection, which enhances our ability to retain the services of our executives.

As part of the Company’s continued focus on succession planning and operational excellence, we regularly engage in detailed competitive benchmarking regarding the key terms and conditions, as well as the form, of the employment and executive compensation agreements extended to the NEOs compared to agreements used by the Company’s key competitors for similarly-situated retail industry executives.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to unvested restricted stock awards and performance share units that had not been earned or vested as of January 29, 2022. There were no outstanding options to purchase our common stock as of January 29, 2022.

	Stock Awards and Units(1)				Equity Incentive Plan Awards(3)
		Vesting Schedule			Number	Vesting Schedule
	Number			Market	of Units			Market
	of Shares			Value of	of Stock			Value of
	of Stock			Shares of	That			Units of
	That Have	Annual		Stock That	Have			Stock That
	Not	Award		Have Not	Not	Scheduled	Performance	Have Not
	Vested	Vesting	Future Vesting Date(s)	Vested(2)	Vested	Vesting Date	Period	Vested(2)
Ms. Gass	13,170	25%	March 26, 2022	$792,307	0	March 1, 2022	2019-2021	$0(A)
	23,601	25%	March 25, 2022, 2023	1,419,836	585,145	March 2023	2020-2022	35,202,323(M)
	126,232	25%	March 27, 2022, 2023, 2024	7,594,117	166,599	March 2024	2021-2023	10,022,596(M)
	50,926	25%	March 29, 2022, 2023, 2024, 2025	3,063,708
Ms. Timm	1,941	20%	March 27, 2022	$116,771	0	March 1, 2022	2019-2021	$0(A)
	2,225	20%	March 26, 2022, 2023	133,856	100,888	March 2023	2020-2022	6,069,422(M)
	6,234	20%	May 15, 2022, 2023	375,037	28,725	March 2024	2021-2023	1,728,096(M)
	1,211	25%	May 15, 2022	72,854
	2,149	25%	March 25, 2022, 2023	129,284
	40,041	20%	December 13, 2022, 2023, 2024	2,408,867
	21,765	25%	March 27, 2022, 2023, 2024	1,309,382
	8,781	25%	March 29, 2022, 2023, 2024, 2025	528,265
Mr. Howe	2,718	25%	June 15, 2022	$163,515	0	March 1, 2022	2019-2021	$0(A)
	5,698	25%	March 25, 2022, 2023	342,792	141,243	March 2023	2020-2022	8,497,179(M)
	30,471	25%	March 27, 2022, 2023, 2024	1,833,135	40,215	March 2024	2021-2023	2,419,334(M)
	12,293	25%	March 29, 2022, 2023, 2024, 2025	739,547
Mr. Revelle	2,272	25%	March 26, 2022	$136,684	0	March 1, 2022	2019-2021	$0(A)
	21,999	20%	May 15, 2022, 2023	1,323,460	100,888	March 2023	2020-2022	6,069,422(M)
	4,070	25%	March 25, 2022, 2023	244,851	28,725	March 2024	2021-2023	1,728,096(M)
	21,765	25%	March 27, 2022, 2023, 2024	1,309,382
	8,781	25%	March 29, 2022, 2023, 2024, 2025	528,265
Mr. Gaffney	12,691	20%	October 15, 2022	$763,491	0	March 1, 2022	2019-2021	$0(A)
	2,645	25%	October 15, 2022, 2023	159,123	100,888	March 2023	2020-2022	6,069,422(M)
	21,765	25%	March 27, 2022, 2023, 2024	1,309,382	28,725	March 2024	2021-2023	1,728,096(M)
	8,781	25%	March 29, 2022, 2023, 2024, 2025	528,265
(1)	Includes accrued but unvested shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(2)	Based upon the $60.16 price of our common stock on January 29, 2022.
(3)	The units reported in this column represent potentially issuable shares pursuant to performance share units granted under the company’s LTIP. The performance share units are scheduled to vest on the annual dates listed. The number of shares that will actually become issuable is contingent upon Kohl’s cumulative net sales and net income performance for the 2019-2021 LTIP; cumulative net sales, operating income, and operating cash flow for the 2020-2022 LTIP; and cumulative net sales, operating margin, and operating cash flow for the 2021-2023 LTIP in relation to pre-established performance hurdles during the respective performance period. The number of units reported in this column assumes Kohl’s achieves the performance hurdle levels required for a payout at the noted level.
(A)	Reflects payout at “Actual”
(M)	Reflects payout at “Maximum”

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Option Exercises and Stock Vested in 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ms. Gass	—	—	144,591	$8,277,211
Ms. Timm	—	—	35,757	2,004,663
Mr. Howe	—	—	47,745	2,642,698
Mr. Revelle	—	—	36,164	2,125,250
Mr. Gaffney	—	—	21,092	1,065,446

Pension Benefits

We do not maintain any pension benefit plans for our officers or Directors that would otherwise be disclosable in these proxy materials.

Nonqualified Deferred Compensation

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Approximately 300 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time, but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds, and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the participant at the time of the deferral. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in instalments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

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The following table shows the executive contributions, earnings and account balances for the individuals named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Ms. Gass	—	—	—	—	—
Ms. Timm	—	—	—	—	—
Mr. Howe	—	—	—	—	—
Mr. Revelle	—	—	$(14,800)	—	$963,877
Mr. Gaffney	—	—	—	—	—
(1)	Executive contributions are included as compensation in the Summary Compensation Table in the year contributed. Earnings on account balances are not included in the Summary Compensation Table.
(2)	Included in the Aggregate Balance are executive contributions which were previously reported in the Summary Compensation Table in either 2021 or prior totaling $528,194 for Mr. Revelle. Also included in the Aggregate Balance are executive contributions prior to the executive becoming an NEO and aggregate earnings on the contributions.

Potential Payments Upon Termination or Change Of Control

Upon termination of their employment or a change of control of Kohl’s, our NEOs would be entitled to various payments and other benefits pursuant to their respective Employment Agreements or Executive Compensation Agreements, our 2010 Long-Term Compensation Plan, our 2017 Long-Term Compensation Plan, our Annual Incentive Plan, and our associate merchandise discount program.

Ms. Gass and Mr. Howe

Potential Payments and Benefits Under Employment Agreements

TERMINATION FOR CAUSE, NON-RENEWAL OR RESIGNATION

If the executive’s employment is terminated by us for cause, due to our non-renewal of the executive’s employment agreement, or if the executive voluntarily resigns, the executive will not receive any severance payments.

DEATH OR DISABILITY

If the executive’s employment is terminated upon death or disability:

■	the executive or executive’s estate is entitled to receive a pro rata bonus for the current fiscal year, determined based on the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;
■	the executive or executive’s estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of the executive’s disability; and
■	the executive and executive’s spouse and eligible dependents will be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the executive’s eligible dependents in the event of death) reimburses us for all premiums paid for such insurance benefits, provided such coverage shall cease following a termination upon disability if the executive becomes eligible for such benefits with a new employer.

RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

If Ms. Gass terminates employment as a result of a material reduction in her job status, scope of responsibilities or base salary or Mr. Howe terminates employment as a result of a material reduction in his title, organizational level or base pay (i.e., in both cases, for “good reason” ), or if we terminate the executive’s employment without cause and the termination is not in connection with a “change of control” (as defined in the employment agreements), the executive will be entitled to the following severance benefits:

■	a pro rata bonus for the current fiscal year, determined based on Kohl’s actual performance at the end of that year, payable at the same time as other executives receive their bonus for that year;

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■	a severance payment equal to the sum of:
■	an amount equal to the executive’s aggregate base salary for the remaining term of the executive’s agreement, but not more than 2.9 years; plus
■	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;
■	the executive and executive’s spouse and eligible dependents will be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan until the executive becomes eligible for such benefits with a new employer, provided the executive (or the executive’s eligible dependents if the executive dies) reimburses us for all premiums paid for such insurance benefits; and
■	outplacement services of up to $20,000.

CHANGE OF CONTROL

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the employment agreements), the executive’s employment is terminated by us without cause or by the executive for “good reason,” the executive will be entitled to the following severance benefits:

■	a pro rata bonus for the current fiscal year, determined based on the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;
■	a severance payment equal to the sum of:
■	an amount equal to the executive’s aggregate base salary for the remaining term of the executive’s agreement, but not more than 2.9 years; plus
■	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of the executive’s agreement, but not more than 2.9 years;
■	the executive’s spouse and eligible dependents will be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the executive’s eligible dependents if the executive dies) reimburses us for all premiums paid for such retiree health insurance benefits; and
■	outplacement services of up to $20,000.

In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us. In addition, the executive will be prohibited from competing with Kohl’s for a period of one year after termination.

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of termination. As is the case with all of our employment agreements, neither employment agreement provides a tax gross up.

Accelerated Vesting of Equity Awards

IN THE EVENT OF A CHANGE OF CONTROL

In the event of a change of control, restricted stock and restricted stock unit awards will vest on an accelerated basis only if, within six months before or twelve months following the change of control, the executive (i) terminates employment for “good reason,” or (ii) is terminated without cause. However, any such awards that are not assumed by the acquiring or surviving company upon a change of control will vest immediately.

In the event of a change of control, all performance share unit awards will continue to be subject to any time-based vesting schedule, but the performance criteria will be deemed to have been satisfied at the target level. However, if the executive terminates employment within six months prior to or twelve months following a change of control for “good reason,” or if the performance share unit awards are not assumed or maintained by the acquiring or surviving company at the time of the change of control, then all outstanding performance share unit awards will vest immediately at the target amount.

WITHOUT A CHANGE OF CONTROL

If the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s employment agreement, any restricted stock that would have vested during the three-year period following termination of the executive’s employment will vest immediately.

If the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s employment agreement prior to the date the Executive becomes “Retirement Eligible” (here, age sixty and continuously employed with us for at least five (5) years), any restricted stock units that would have vested during the three-year period following termination of the executive’s employment will vest immediately. If the executive terminates employment for “good reason”, we terminate the executive’s employment without cause during the term of the executive’s employment agreement, or the executive voluntarily terminates, all after becoming Retirement Eligible, the executive will continue to vest in all restricted stock units on each vesting date as if the executive had continued employment with us; provided, however, that this continued vesting will not apply to a restricted stock unit award if the executive’s voluntary termination after becoming Retirement Eligible occurs prior to the first anniversary date of the date of grant of such restricted stock unit award. As of the end of Fiscal 2021, Ms. Gass and Mr. Howe were not Retirement Eligible.

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If the executive dies while employed by us or terminates employment due to disability, all of the executive’s outstanding restricted stock and restricted stock units will immediately vest.

Upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. In addition, for performance share units granted prior to 2021, upon a termination of the executive’s employment by reason of retirement (as approved by the Committee), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months the executive was employed during the performance period. For performance share units granted in 2021, if the executive’s employment terminates on or after the first anniversary date of the date of grant of the performance share unit award for any reason other than by us for cause or due to death or disability after becoming Retirement Eligible, the executive will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. If the executive’s employment is terminated due to death, all outstanding performance share units will vest at the target amount.

Non-Contractual Benefit Upon Retirement

In addition to Ms. Gass’ and Mr. Howe’s contractual benefits, upon an executive’s retirement (after age 55 and ten years of service), the executive will be entitled to participate for life in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

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Potential Benefit Summary — Ms. Gass

The following table shows the potential payments to Ms. Gass upon termination of her employment. Also shown is the value of performance share units, restricted stock, and restricted stock units that would vest upon certain terminations of Ms. Gass’ employment following a change of control of Kohl’s. The amounts shown in the table assume a January 29, 2022, employment termination date and do not reflect salary accrued as of that date. Also assumed is a January 29, 2022, effective date of a change of control and $60.16 price of our common stock, which was the January 28, 2022, closing price of our common stock on the New York Stock Exchange. The amounts shown in the following table also assume that in a change of control, the acquiring or surviving company would have assumed the outstanding equity awards.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$4,277,500	$4,277,500	$737,500	$737,500
Severance Payment — Bonus Payments	—	—	2,001,708	5,804,954	—	—
Pro Rated Bonus(1)	—	—	3,871,875	2,001,708	2,001,708	2,001,708
Outplacement	—	—	20,000	20,000	—	—
Value of Accelerated Restricted Stock and Restricted Stock Units(2)	—	—	12,104,042	12,869,969	12,869,969	12,869,969
Value of Accelerated Performance Share Units(3)	—	—	—	21,969,108	45,224,919	21,969,108
Total	—	—	$22,275,125	$46,943,239	$60,834,096	$37,578,285

(1)	The entire bonus that would be payable upon a termination of employment for Fiscal 2021 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.
(2)	The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award. Here, the value of restricted stock units that would accelerate includes dividend equivalents payable in additional shares that would be earned upon settlement of the grant based on dividend activity between the date of grant and January 29, 2022.
(3)	The value of performance share units that would accelerate is illustrated at target for (i) death or (ii) following a change of control, termination by the executive for good reason or involuntary termination by Kohl’s without cause. In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column reflects the number of shares earned based on actual payout for the 2019 award (i.e., zero) and maximum performance for the 2020 and 2021 awards. In addition, the value of performance share units that would be earned includes dividend equivalents equal to what would have been earned on the underlying grant based on dividend activity between the date of grant and January 29, 2022.

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Potential Benefit Summary — Mr. Howe

The following table shows the potential payments to Mr. Howe upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,987,000	$2,987,000	$515,000	$515,000
Severance Payment — Bonus Payments	—	—	1,133,333	3,286,667	—	—
Pro Rated Bonus(1)	—	—	2,317,500	1,133,333	1,133,333	1,133,333
Outplacement	—	—	20,000	20,000	—	—
Value of Accelerated Restricted Stock and Restricted Stock Units(2)	—	—	2,894,102	3,078,989	3,078,989	3,078,989
Value of Accelerated Performance Share Units(3)	—	—	—	5,302,924	10,916,513	5,302,924
Total	—	—	$9,351,935	$15,808,913	$15,643,835	$10,030,246

(1)	The entire bonus that would be payable upon a termination of employment for Fiscal 2021 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.
(2)	The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award. Here, the value of restricted stock units that would accelerate includes dividend equivalents payable in additional shares that would be earned upon settlement of the grant based on dividend activity between the date of grant and January 29, 2022.
(3)	The value of performance share units that would accelerate is illustrated at target for (i) death or (ii) following a change of control, termination by the executive for good reason or involuntary termination by Kohl’s without cause. In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column reflects the number of shares earned based on actual payout for the 2019 award (i.e., zero) and maximum performance for the 2020 and 2021 awards. In addition, the value of performance share units that would be earned includes dividend equivalents equal to what would have been earned on the underlying grant based on dividend activity between the date of grant and January 29, 2022.

Mr. Revelle

Potential Payments and Benefits Under Employment Agreement

TERMINATION FOR CAUSE, NON-RENEWAL OR RESIGNATION

If his employment is terminated by us for cause, due to our non-renewal of an employment agreement, or if he voluntarily resigns, Mr. Revelle will not receive any severance payments.

DEATH OR DISABILITY

If his employment is terminated upon death or disability:

■	Mr. Revelle or his estate is entitled to receive a pro rata bonus for the current fiscal year, determined based on the average award made to him over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year; and
■	Mr. Revelle or his estate is entitled to receive severance in the amount of one half of his then annual base salary, payable over one year in the event of death, and over six months in the event of disability.

RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

If he terminates employment as a result of a material reduction in his title, organizational reporting level or base pay (i.e., for “good reason”), or if we terminate his employment without cause and the termination is not in connection with a “change of control” (as defined in the employment agreement), Mr. Revelle will be entitled to the following severance benefits:

■	a pro rata bonus for the current fiscal year, determined based on Kohl’s actual performance at the end of that year, payable at the same time as other executives receive their bonus for that year;

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■	a severance payment equal to the sum of:
■	an amount equal to his aggregate base salary for the remaining term of his employment agreement, but not more than 2.9 years; plus
■	an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years;
■	up to two years of post-retirement health care coverage under our health insurance plan for him if he (and his spouse and eligible dependents) is eligible for, and timely elects to participate in, Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s will pay that portion of his monthly COBRA payment that is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and
■	outplacement services of up to $20,000.

CHANGE OF CONTROL

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the employment agreement), Mr. Revelle’s employment is terminated by us without cause during the term of the employment agreement or by him for “good reason,” he will be entitled to the following severance benefits:

■	a pro rata bonus for the current fiscal year, determined based on the average award made to him over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;
■	a severance payment equal to the sum of:
■	an amount equal to his aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus
■	an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of his employment agreement, but not more than 2.9 years;
■	up to one year of post-retirement health care coverage under our health insurance plan if he (and his spouse and eligible dependents) is eligible for, and timely elects to participate in, Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s will pay that portion of his monthly COBRA payment that is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and
■	outplacement services of up to $20,000.

In all cases, our obligation to pay severance is contingent upon the Mr. Revelle’s execution of a general release of claims against us. In addition, he will be prohibited from competing with Kohl’s for a period of one year after termination.

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination. As is the case with all of our employment agreements, Mr. Revelle’s employment agreement does not provide a tax gross up.

Accelerated Vesting of Equity Awards

IN THE EVENT OF A CHANGE OF CONTROL

In the event of a change of control, restricted stock and restricted stock unit awards will vest on an accelerated basis only if, within six months before or twelve months following the change of control, Mr. Revelle (i) terminates employment for “good reason,” or (ii) is terminated without cause. However, any such awards that are not assumed by the acquiring or surviving company upon a change of control will vest immediately.

In the event of a change of control, all performance share unit awards will continue to be subject to any time-based vesting schedule, but the performance criteria will be deemed to have been satisfied at the target level. However, if he terminates employment within six months prior to or twelve months following a change of control for “good reason,” or if the performance share unit awards are not assumed or maintained by the acquiring or surviving company at the time of the change of control, then all outstanding performance share unit awards will vest immediately at the target amount.

WITHOUT A CHANGE OF CONTROL

If Mr. Revelle terminates employment for “good reason” or if we terminate his employment without cause, any restricted stock awarded to him before the date of his employment agreement that would have vested during the eighteen-month period following termination will vest immediately.

If Mr. Revelle terminates employment for “good reason” or if we terminate his employment without cause, any restricted stock awarded to him after the date of his employment agreement that would have vested during the three-year period following termination of his employment will vest immediately.

If Mr. Revelle terminates employment for “good reason” or if we terminate his employment without cause during the term of the executive’s employment agreement prior to the date the Executive becomes Retirement Eligible, any restricted stock units that would have vested during the three-year period following termination of his employment will vest immediately. If Mr. Revelle terminates employment for “good reason”, we terminate his employment without cause during the term of his employment agreement, or he voluntarily terminates, all after becoming Retirement Eligible, Mr. Revelle will continue to vest in all restricted stock units on each vesting date as if he had continued employment with us; provided, however, this continued vesting will not apply to a restricted stock unit award if Mr. Revelle’s voluntary termination after becoming Retirement Eligible occurs

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prior to the first anniversary date of the date of grant of such restricted stock unit award. As of the end of Fiscal 2021, Mr. Revelle was not Retirement Eligible.

If Mr. Revelle dies while employed by us or terminates employment due to disability, all outstanding restricted stock and restricted stock units will vest immediately.

Upon termination of Mr. Revelle’s employment due to a disability, he will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. In addition, for performance share units granted prior to 2021, upon a termination of Mr. Revelle’s employment by reason of retirement (as approved by the Committee), he would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he was employed during the performance period. For performance share units granted in 2021, if Mr. Revelle’s employment terminates on or after the first anniversary date of the date of grant of the performance share unit award for any reason other than by us for cause or due to death or disability after becoming Retirement Eligible, he will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. If Mr. Revelle’s employment is terminated due to death, all outstanding performance share units will vest at the target amount.

NON-CONTRACTUAL BENEFIT UPON RETIREMENT

In addition to the contractual benefits described above, upon Mr. Revelle’s retirement (after age 55 and ten years of service), he will be entitled to participate for life in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Revelle

The following table shows the potential payments to Mr. Revelle upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,610,000	$2,610,000	$450,000	$450,000
Severance Payment — Bonus Payments	—	—	697,089	2,021,558	—	—
Pro Rated Bonus(1)	—	—	1,485,000	697,089	697,089	697,089
Outplacement	—	—	20,000	20,000	—	—
Value of Accelerated Restricted Stock and Restricted Stock Units(2)	—	—	3,410,576	3,542,642	3,542,642	3,542,642
Value of Accelerated Performance Share Units(3)	—	—	—	3,787,854	7,797,518	3,787,854
Total	—	—	$8,222,665	$12,679,143	$12,487,249	$8,477,585

(1)	The entire bonus that would be payable upon a termination of employment for Fiscal 2021 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.
(2)	The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award. Here, the value of restricted stock units that would accelerate includes dividend equivalents payable in additional shares that would be earned upon settlement of the grant based on dividend activity between the date of grant and January 29, 2022.
(3)	The value of performance share units that would accelerate is illustrated at target for (i) death or (ii) following a change of control, termination by the executive for good reason or involuntary termination by Kohl’s without cause. In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column reflects the number of shares earned based on actual payout for the 2019 award (i.e., zero) and maximum performance for the 2020 and 2021 awards. In addition, the value of performance share units that would be earned includes dividend equivalents equal to what would have been earned on the underlying grant based on dividend activity between the date of grant and January 29, 2022.

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Ms. Timm and Mr. Gaffney

Potential Payments and Benefits Under Executive Compensation Agreements

Ms. Timm and Mr. Gaffney are party to substantially identical executive compensation agreements that provide the following payments and other benefits upon a termination of employment or a change of control of Kohl’s.

TERMINATION FOR CAUSE OR RESIGNATION

If the executive’s employment is terminated by us for cause or if the executive voluntarily resigns, the executive will not receive any severance payments.

DEATH OR DISABILITY

If the executive’s employment is terminated upon death or disability:

■	the executive or the executive’s estate is entitled to receive a pro rata bonus for the current fiscal year, determined based on Kohl’s actual performance at the end of that year, payable at the same time as other executives receive their bonus for that year; and
■	the executive or the executive’s estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of the executive’s disability.

RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

If the executive terminates employment as a result of a material reduction in the executive’s title, organizational reporting level, or base salary (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause and the termination is not in connection with a “change of control” (as defined in the executive’s agreement), the executive will be entitled to the following severance benefits:

■	a pro rata bonus for the current fiscal year, determined based on Kohl’s actual performance at the end of that year, payable at the same time as other executives receive their bonus for that year;
■	a severance payment equal to two times the executive’s then annual base salary, payable in a lump sum within sixty days following termination;
■	any restricted stock awarded to the executives after the date of their current executive compensation agreements that would have vested during the two-year period following termination of the executive’s employment will vest immediately;
■	up to two years of post-termination health care coverage under our health insurance plan if the executive (and the executive’s spouse and eligible dependents) is eligible for, and timely elects to participate in Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s will pay that portion of the executive’s monthly COBRA payment that is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and
■	outplacement services of up to $20,000.

CHANGE OF CONTROL

If, within fifteen months following a change of control of Kohl’s (as defined in the executive’s agreement) the executive’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason,” the executive will be entitled to the following severance benefits:

■	a severance payment equal to the sum of:

■	two times the executive’s then annual base salary (or, if higher, the base salary in effect immediately prior to the change in control), payable in a lump sum within sixty days following the executive’s termination of employment; plus
■	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;

■	any restricted stock awarded to the executives after the date of their current executive compensation agreements that would have vested during the two-year period following termination of the executive’s employment will vest immediately;
■	up to two years of post-termination health care coverage under our health insurance plan if the executive (and the executive’s spouse and eligible dependents) is eligible for, and timely elects to participate in, Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s will pay that portion of the executive’s monthly COBRA payment that is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and
■	outplacement services of up to $20,000.

RETIREMENT

If the executive voluntarily terminates employment due to retirement (i.e., age 55 and ten years of service), the executive will be entitled to receive a pro rata bonus for the current fiscal year, determined based on Kohl’s actual performance at the end of that year, payable at the same time as other executives receive their bonus for that year. As of the end of Fiscal 2021, Ms. Timm and Mr. Gaffney were not eligible for retirement.

In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us. In addition, the executive will be prohibited from competing with Kohl’s for a period of one year after termination.

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In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the executive compensation agreements may not be payable until the six-month anniversary of the date of termination. As is the case with all of our executive compensation agreements, neither executive compensation agreement provides a tax gross up.

Accelerated Vesting of Equity Awards

IN THE EVENT OF A CHANGE OF CONTROL

In the event of a change of control, restricted stock and restricted stock unit awards will vest on an accelerated basis only if, within six months before or twelve months following the change of control, the executive (i) terminates employment for “good reason,” or (ii) is terminated without cause. However, any such awards that are not assumed by the acquiring or surviving company upon a change of control will vest immediately.

In the event of a change of control, all performance share unit awards will continue to be subject to any time-based vesting schedule, but the performance criteria will be deemed to have been satisfied at the target level. However, if the executive terminates employment within six months prior to or twelve months following a change of control for “good reason,” or if the performance share unit awards are not assumed or maintained by the acquiring or surviving company at the time of the change of control, then all outstanding performance share unit awards will vest immediately at the target amount.

WITHOUT A CHANGE OF CONTROL

If the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause, any restricted stock awarded before the date of the executive’s compensation agreement that would have vested during the two-year period following termination will vest immediately.

If the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s compensation agreement, any restricted stock awarded during the term of the executive’s compensation agreement that would have vested during the two-year period following termination will vest immediately.

If the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s executive compensation agreement prior to the date the Executive becomes Retirement Eligible, any restricted stock units that would have vested during the two-year period following termination of the executive’s employment will vest immediately. If the executive terminates employment for “good reason”, we terminate the executive’s employment without cause during the term of the executive’s executive compensation agreement, or the executive voluntarily terminates, all after becoming Retirement Eligible, the executive will continue to vest in all restricted stock units on each vesting date as if the executive had continued employment with us; provided, however, this continued vesting will not apply to a restricted stock unit award if the executive’s voluntary termination after becoming Retirement Eligible occurs prior to the first anniversary date of the date of grant of such restricted stock unit award. As of the end of Fiscal 2021, Ms. Timm and Mr. Gaffney were not Retirement Eligible.

If the executive dies while employed by us or terminates employment due to disability, all of the executive’s outstanding restricted stock and restricted stock units will immediately vest.

Upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. In addition, for performance share units granted prior to 2021, upon a termination of the executive’s employment by reason of retirement (as approved by the Committee), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months the executive was employed during the performance period. For performance share units granted in 2021, if the executive’s employment terminates on or after the first anniversary date of the date of grant of the performance share unit award for any reason other than by us for cause or due to death or disability after becoming Retirement Eligible, the executive will vest in the actual number of outstanding performance share units that are earned at the end of the performance period. If the executive’s employment is terminated due to death, all outstanding performance share units will vest at the target amount.

NON-CONTRACTUAL BENEFIT UPON RETIREMENT

In addition to the contractual benefits described above, upon an executive’s retirement (after age 55 and ten years of service), the executive will be entitled to participate for life in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

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Potential Benefit Summary — Ms. Timm

The following table shows the potential payments to Ms. Timm upon termination of her employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment	—	—	$1,720,000	$2,190,137	$430,000	$430,000
Pro Rated Bonus(1)	—	—	1,419,000	—	1,419,000	1,419,000
Health Care Continuation	—	—	17,651	17,651	—	—
Outplacement	—	—	20,000	20,000	—	—
Value of Accelerated Restricted Stock and Restricted Stock Units(2)	—	—	3,570,767	5,074,316	5,074,316	5,074,316
Value of Accelerated Performance Share Units(3)	—	—	—	3,472,134	7,797,518	3,472,134
Total	—	—	$6,747,418	$10,774,238	$14,720,834	$10,395,450

(1)	The entire bonus that would be payable upon a termination of employment for Fiscal 2021 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.
(2)	The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award. Here, the value of restricted stock units that would accelerate includes dividend equivalents payable in additional shares that would be earned upon settlement of the grant based on dividend activity between the date of grant and January 29, 2022.
(3)	The value of performance share units that would accelerate is illustrated at target for (i) death or (ii) following a change of control, termination by the executive for good reason or involuntary termination by Kohl’s without cause. In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column reflects the number of shares earned based on actual payout for the 2019 award (i.e., zero) and maximum performance for the 2020 and 2021 awards. In addition, the value of performance share units that would be earned includes dividend equivalents equal to what would have been earned on the underlying grant based on dividend activity between the date of grant and January 29, 2022.

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Potential Benefit Summary — Mr. Gaffney

The following table shows the potential payments to Mr. Gaffney upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment	—	—	$1,720,000	$2,306,667	$430,000	$430,000
Pro Rated Bonus(1)	—	—	1,419,000	—	1,419,000	1,419,000
Health Care Continuation	—	—	17,966	17,966	—	—
Outplacement	—	—	20,000	20,000	—	—
Value of Accelerated Restricted Stock and Restricted Stock Units(2)	—	—	2,059,668	2,760,261	2,760,261	2,760,261
Value of Accelerated Performance Share Units(3)	—	—	—	3,566,044	7,797,518	3,566,044
Total	—	—	$5,236,634	$8,670,938	$12,406,779	$8,175,305

(1)	The entire bonus that would be payable upon a termination of employment for Fiscal 2021 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.
(2)	The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award. Here, the value of restricted stock units that would accelerate includes dividend equivalents payable in additional shares that would be earned upon settlement of the grant based on dividend activity between the date of grant and January 29, 2022.
(3)	The value of performance share units that would accelerate is illustrated at target for (i) death or (ii) following a change of control, termination by the executive for good reason or involuntary termination by Kohl’s without cause. In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column reflects the number of shares earned based on actual payout for the 2019 award (i.e., zero) and maximum performance for the 2020 and 2021 awards. In addition, the value of performance share units that would be earned includes dividend equivalents equal to what would have been earned on the underlying grant based on dividend activity between the date of grant and January 29, 2022.

CEO Pay Ratio

Each year, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. As of January 29, 2022, the median Kohl’s employee was a part-time store associate. We identified our median employee by reviewing the Form W-2 wages of all full-time, part-time, seasonal, and temporary employees as of that date. There have been no changes to the employee population or employee compensation arrangements since January 29, 2022, that Kohl’s believes would significantly impact the pay ratio disclosure.

Ms. Gass’ annual total compensation for fiscal 2021 was $12,924,834, as reported in the Summary Compensation Table of this proxy statement. The fiscal 2021 annual total compensation for our median employee was $11,921, as determined under the Summary Compensation Table rules. The ratio of our CEO’s annualized total compensation to our median employee’s annual total compensation for fiscal 2021 is 1,084:1. This information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, Kohl’s disclosure may not be comparable to the pay ratio disclosure provided by other companies.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 16 , 2022 (unless otherwise noted) by:

■	each of our Directors and nominees;
■	each of our named executive officers;
■	all of our executive officers, Directors and nominees as a group; and
■	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable and restricted stock units vest within sixty days of March 16 , 2022.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Michael J. Bender	13,011	(1)	*
Peter Boneparth	38,189	(2)	*
Yael Cosset	15,269	(3)	*
Christine Day	2,266	(4)	*
H. Charles Floyd	16,398	(5)	*
Margaret L. Jenkins	2,266	(6)	*
Thomas A. Kingsbury	2,266	(7)	*
Robbin Mitchell	4,287	(8)	*
Jonas Prising	46,935	(9)	*
John E. Schlifske	40,032	(10)	*
Adrianne Shapira	19,753	(11)	*
Frank V. Sica	36,906	(12)	*
Stephanie A. Streeter	38,637	(13)	*
Michelle Gass	602,345	(14)	*
Jill Timm	120,616	(15)	*
Doug Howe	107,302	(16)	*
Paul Gaffney	78,269	(17)	*
Greg Revelle	153,095	(18)	*
All Directors and executive officers as a group (20 persons)	1,536,679	(19)	*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	14,073,874	(20)	10.81%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	13,533,142	(21)	10.4%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	7,491,863	(22)	5.76%

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*	Less than 1%.
(1)	Includes 2,266 unvested restricted stock awards.
(2)	Includes 2,447 unvested restricted stock awards.
(3)	Includes 2,266 unvested restricted stock awards.
(4)	Includes 2,266 unvested restricted stock awards.
(5)	Includes 2,266 unvested restricted stock awards.
(6)	Includes 2,266 unvested restricted stock awards.
(7)	Includes 2,266 unvested restricted stock awards.
(8)	Includes 2,266 unvested restricted stock awards.
(9)	Includes 2,628 unvested restricted stock awards.
(10)	Includes 2,266 unvested restricted stock awards and 3,969 shares represented by stock options.
(11)	Includes 2,266 unvested restricted stock awards.
(12)	Includes 5,891 unvested restricted stock awards.
(13)	Includes 2,718 unvested restricted stock awards and 3,969 shares represented by stock options.
(14)	Includes 163,002 unvested restricted stock awards and 50,208 unvested restricted stock units and 718 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(15)	Includes 75,563 unvested restricted stock awards and 8,657 unvested restricted stock units and 124 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(16)	Includes 38,885 unvested restricted stock awards and 12,119 unvested restricted stock units and 173 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(17)	Includes 37,100 unvested restricted stock awards and 8,657 unvested restricted stock units and 124 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(18)	Includes 50,105 unvested restricted stock awards and 8,657 unvested restricted stock units and 124 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(19)	Includes 513,686 unvested restricted stock awards and 105,612 unvested restricted stock units and 7,938 shares represented by stock options and 1,511 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(20)	According to the amended Schedule 13G filed January 10, 2022 by The Vanguard Group (“Vanguard”), Vanguard and certain affiliated entities were the beneficial owner of 14,073,874 shares of Kohl’s common stock as of December 31, 2021. The filing indicates that Vanguard and certain affiliated entities have sole dispositive power with respect to 13,854,521 shares, shared voting power with respect to 91,504 shares and shared dispositive power with respect to 219,353 shares.
(21)	According to the amended Schedule 13G filed February 1, 2022 by Blackrock, Inc. (“Blackrock”), Blackrock and certain affiliated entities were the beneficial owner of 13,533,142 shares of Kohl’s common stock as of December 31, 2021. The filing indicates that Blackrock and certain affiliated entities have sole voting power with respect to 12,819,304 shares and sole dispositive power with respect to 13,533,142 shares.
(22)	According to the Schedule 13G filed January 24, 2022 by JPMorgan Chase & Co. (“JP Morgan”), JP Morgan and certain affiliated entities were the beneficial owner of 7,491,863 shares of Kohl’s common stock as of December 31, 2021. The filing indicates that JP Morgan and certain affiliated entities have sole voting power with respect to 7,355,744 shares and sole dispositive power with respect to 7,467,348 and shared dispositive power with respect to 6,168 shares.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee, management, and the independent registered public accounting firm each have different roles and responsibilities with respect to Kohl’s financial statements and internal control over financial reporting.

The Audit Committee oversees Kohl’s financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment, retention, and oversight of the independent registered public accounting firm. As part of this process, the Audit Committee is directly involved in selecting the independent registered public accounting firm’s lead engagement partner, and periodically considers whether a rotation of the independent registered public accounting firm is advisable. At this time, the Audit Committee has determined that a policy requiring periodic rotation of the independent registered public accounting firm would not be in shareholders’ best interests. Pursuant to its charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to the independent registered public accounting firm and any Kohl’s employees, and has the ability to retain, at company expense, special legal, accounting, or other consultants or experts as it deems necessary in the performance of its duties.

Management is responsible for the preparation, presentation, and integrity of Kohl’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for objectively reviewing, evaluating, and testing Kohl’s system of internal controls, and for reporting to the Audit Committee on any deficiencies found.

The independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of Kohl’s financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects and in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young is responsible for expressing an opinion on the effectiveness of Kohl’s internal control over financial reporting.

The Audit Committee reviewed and discussed Kohl’s audited financial statements with management and Ernst & Young. The Audit Committee also discussed and reviewed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. This review included a discussion of the quality of Kohl’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in Kohl’s financial statements and the notes thereto. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee discussed with Ernst & Young any relationships that may affect that firm’s objectivity and independence, and considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and is satisfied with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 29, 2022, for filing with the Commission.

Audit Committee:

Stephanie A. Streeter, Chair
Michael J. Bender
Yael Cosset
Christine Day
Margaret Jenkins
Thomas A. Kingsbury
Robbin Mitchell

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PROPOSAL THREE
RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2022. Ernst & Young and its predecessors have been Kohl’s independent accountants since prior to the company’s initial offering of securities to the public in 1992. Our selection of Ernst & Young as our independent registered public accounting firm for fiscal 2022 is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2022. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement or answer any appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2021 and fiscal 2020:

	Fiscal 2021	Fiscal 2020
Audit Fees	$1,685,290	$1,675,795
Audit-Related Fees	—	64,330
Tax Fees	793,491	1,160,679
All Other Fees	—	—
Total	$2,478,781	$2,900,804

Audit Fees

Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the audit of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, comfort letter issuance fees in connection with SEC filings, and additional billing for out of scope work and expenses related to the fiscal year 2020 audit and 2021 audits.

Audit-Related Fees

Audit-related fees include fees for due diligence work.

Tax Fees

Tax fees include consultations related to IRS issues, tax planning and advice related to the CARES Act, assistance with state tax return filings, Federal Work Opportunity Tax Credit, and other hiring and miscellaneous matters.

All Other Fees

We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

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Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee. The Audit Committee periodically monitors the services rendered and negotiates or approves all services by and fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved. All of the services, if any, described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      89

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SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (the “Company Nominees” and “Officers and Employees”) set forth the name and business address of all of the Company Nominees and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our shareholders in connection with such meeting (collectively, the “Participants”).

The Company Nominees

The principal occupations of the Company Nominees are set forth under “Election of Directors” in this proxy statement. The names of the Company Nominees are set forth below and the business addresses for all of the Company Nominees is c/o Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051.

Michael J. Bender

Peter Boneparth

Yael Cosset

Christine Day

H. Charles Floyd

Michelle Gass

Margaret L. Jenkins

Thomas A. Kingsburg

Robbin Mitchell

Jonas Prising

John E. Schlifske

Adrianne Shapira

Stephanie A. Streeter

Directors, Officers and Employees

The principal occupations of our directors, officers and employees who are considered Participants are set forth below. With respect to our officers, the principal occupation refers to such person’s position with the Company, and the business address for each person listed below is c/o Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051.

Name	Principal Occupation
Frank V. Sica	Director; Partner at Tailwind Capital, a private investment firm
Michelle Gass	CEO
Jill Timm	Chief Financial Officer
Jason Kelroy	General Counsel & Corporate Secretary
Mark Rupe	VP, Investor Relations

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      90

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Information Regarding Ownership of the Company’s Securities by Participants

The amount of our securities beneficially owned by the Company Nominees and the Company’s named executive officers as of March 16 , 2022 is set forth under “Security Ownership of Certain Beneficial Owners, Directors and Management” in the proxy statement. The amount of our securities beneficially owned as of the same date, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, for the remaining Participants is set forth in the table below.

Name of Participant	Shares Beneficially Owned
Michael J. Bender	13,011(1)
Peter Boneparth	38,189(2)
Yael Cosset	15,269(3)
Christine Day	2,266(4)
H. Charles Floyd	16,398(5)
Margaret L. Jenkins	2,266(6)
Thomas A. Kingsbury	2,266(7)
Robbin Mitchell	4,287(8)
Jonas Prising	46,935(9)
John E. Schlifske	40,032(10)
Adrianne Shapira	19,753(11)
Frank V. Sica	36,906(12)
Stephanie A. Streeter	38,637(13)
Michelle Gass	602,345(14)
Jill Timm	120,616(15)
Jason Kelroy	132,628(16)
Mark Rupe	7,439(17)
(1)	Includes 2,226 unvested restricted stock awards.
(2)	Includes 2,447 unvested restricted stock awards.
(3)	Includes 2,226 unvested restricted stock awards.
(4)	Includes 2,266 unvested restricted stock awards.
(5)	Includes 2,266 unvested restricted stock awards.
(6)	Includes 2,266 unvested restricted stock awards.
(7)	Includes 2,266 unvested restricted stock awards.
(8)	Includes 2,266 unvested restricted stock awards.
(9)	Includes 2,628 unvested restricted stock awards.
(10)	Includes 2,266 unvested restricted stock awards and 3,969 shares represented by stock options.
(11)	Includes 2,266 unvested restricted stock awards.
(12)	Includes 5,891 unvested restricted stock awards.
(13)	Includes 2,718 unvested restricted stock awards and 3,969 shares represented by stock options.
(14)	Includes 163,002 unvested restricted stock awards and 50,208 unvested restricted stock units and 718 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(15)	Includes 75,563 unvested restricted stock awards and 8,657 unvested restricted stock units and 124 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(16)	Includes 85,945 unvested restricted stock awards and 8,657 unvested restricted stock units and 124 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.
(17)	Includes 1,966 unvested restricted stock awards and 2,695 unvested restricted stock units and 39 shares that may be acquired upon vesting of restricted stock units in lieu of dividends.

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      91

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Information Regarding Transactions in the Company’s Securities by Participants

KOHL’S SECURITIES PURCHASED OR SOLD (SINCE MARCH 3, 2020, THROUGH MARCH 16 , 2022)

Name	Transaction Date	Number of Shares	Transaction Description(1)
Michael J. Bender	04/01/2020	158	1
	05/13/2020	7,655	2
	03/31/2021	32	1
	05/12/2021	2,234	2
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1
Peter Boneparth	03/05/2020	10,000	4
	04/01/2020	119	1
	05/13/2020	8,267	2
	03/31/2021	35	1
	05/12/2021	2,412	2
	06/23/2021	11	1
	09/22/2021	11	1
	12/22/2021	12	1
Yael Cosset	03/16/2020	5,042	7
	04/01/2020	274	1
	05/13/2020	7,655	2
	03/31/2021	32	1
	05/21/2021	2,234	2
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1
Christine Day	05/12/2021	2,234	7
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1
H. Charles Floyd	04/01/2020	110	1
	05/13/2020	7,655	2
	03/31/2021	31	1
	05/12/2021	2,234	2
	06/23/2021	10	1
	09/22/2021	11	1
	12/23/2021	11	1
Margaret L. Jenkins	05/12/2021	2,234	7
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1
Thomas A. Kingsbury	05/12/2021	2,234	7
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      92

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Name	Transaction Date	Number of Shares	Transaction Description(1)
Robbin Mitchell	03/15/2021	1,984	7
	03/31/2021	8	1
	05/12/2021	2,234	2
	06/23/2021	19	1
	09/22/2021	20	1
	12/22/2021	22	1
Jonas Prising	04/01/2020	128	1
	04/03/2020	17,938	4
	05/13/2020	8,879	2
	03/31/2021	37	1
	05/12/2021	2,591	2
	06/23/2021	12	1
	09/22/2021	12	1
	12/22/2021	13	1
John E. Schlifske	04/01/2020	110	1
	05/13/2020	7,655	2
	03/31/2021	32	1
	05/12/2021	2,234	2
	06/23/2021	10	1
	09/14/2021	3,815	15
	09/22/2021	11	1
	12/22/2021	11	1
Adrianne Shapira	04/01/2020	110	1
	05/13/2020	7,655	2
	03/31/2021	32	1
	05/12/2021	2,234	2
	06/23/2021	10	1
	09/22/2021	11	1
	12/22/2021	11	1
Frank V. Sica	04/01/2020	287	1
	05/13/2020	19,902	2
	03/31/2021	83	1
	05/12/2021	5,808	2
	05/27/2021	19,000	17
	06/23/2021	26	1
	09/22/2021	27	1
	12/22/2021	30	1
Stephanie A. Streeter	04/01/2020	132	1
	05/13/2020	9,186	2
	03/31/2021	39	1
	05/12/2021	2,680	2
	05/12/2021	2,843	15
	05/12/2021	2,829	16
	06/23/2021	12	1
	09/22/2021	13	1
	12/22/2021	14	1

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      93

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Name	Transaction Date	Number of Shares	Transaction Description(1)
Michelle Gass	03/03/2020	94,454	9
	03/03/2020	208,045	8
	03/25/2020	5,195	6
	03/26/2020	5,798	6
	03/27/2020	165,242	7
	03/27/2020	2,491	6
	03/30/2020	2,099	6
	04/01/2020	6,762	1
	04/02/2020	850	6
	09/25/2020	7,120	6
	03/01/2021	57,646	8
	03/02/2021	24,599	9
	03/25/2021	5,473	6
	03/26/2021	6,108	6
	03/29/2021	50,208	10
	03/29/2021	2,625	6
	03/29/2021	19,514	6
	03/31/2021	1,034	1
	04/01/2021	143	6
	06/23/2021	786	1
	09/22/2021	827	1
	09/27/2021	7,287	6
	12/22/2021	823	1
Jason Kelroy	03/03/2020	21,756	12
	03/03/2020	7,002	13
	03/25/2020	324	6
	03/26/2020	355	6
	03/27/2020	620	6
	03/27/2020	22,060	10
	03/30/2020	783	6
	04/01/2020	775	1
	04/01/2020	624	11
	04/02/2020	115	6
	09/15/2020	2,085	6
	09/15/2020	86,468	5
	03/01/2021	5,212	8
	03/01/2021	1,694	9
	03/25/2021	342	6
	03/26/2021	375	6
	03/29/2021	959	6
	03/29/2021	1,864	6
	03/29/2021	8,657	10
	03/31/2021	461	1
	04/01/2021	19	6
	05/27/2021	4,656	17
	06/23/2021	457	1
	09/15/2021	8,199	6
	09/22/2021	480	1
	09/23/2021	39	6
	12/22/2021	434	1

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      94

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Name	Transaction Date	Number of Shares	Transaction Description(1)
Mark Rupe	03/29/2020	1,425	10
	03/29/2020	3,419	10
	03/31/2020	66	11
	05/14/2020	428	12
	03/31/2021	20	1
	03/29/2021	433	10
	03/29/2021	1,039	10
	03/29/2021	213	6
	03/29/2021	114	6
	04/01/2021	1	6
	04/01/2021	1	6
	05/14/2021	1,233	10
	05/17/2021	138	6
	06/23/2021	19	1
	06/23/2021	12	11
	09/22/2021	20	1
	09/22/2021	13	11
	12/22/2021	22	1
	12/22/2021	14	11
Jill Timm	03/25/2020	320	6
	03/26/2020	332	6
	03/27/2020	28,490	7
	03/27/2020	579	6
	03/30/2020	809	6
	04/01/2020	5,147	1
	04/02/2020	114	6
	05/15/2020	1,360	6
	12/14/2020	4,193	6
	03/01/2021	5,444	8
	03/01/2021	3,703	9
	03/25/2021	338	6
	03/26/2021	513	6
	03/29/2021	8,657	10
	03/29/2021	695	6
	03/29/2021	895	6
	03/29/2021	3,348	6
	03/31/2021	437	1
	04/01/2021	28	6
	05/17/2021	1,444	6
	05/17/2021	561	6
	06/23/2021	392	1
	09/22/2021	413	1
	12/13/2021	6,242	6
	12/22/2021	449	1
	12/23/2021	32	6

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      95

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(1)	Transaction Descriptions
	1	Award of restricted stock in lieu of per share dividend.
	2	Award of restricted stock as part of non-employee Director annual retainer.
	3	Gift of shares.
	4	Open market purchase.
	5	Award of restricted stock granted upon promotion.
	6	Shares withheld for taxes upon vesting of restricted stock.
	7	Award of restricted stock.
	8	Shares acquired in settlement of performance share units.
	9	Stock withheld to satisfy tax withholding obligations on shares acquired in settlement of performance share units.
	10	Award of restricted stock units.
	11	Award of restricted stock units in lieu of per share dividend.
	12	Shares acquired in settlement of restricted stock units.
	13	Stock withheld to satisfy tax withholding obligations on shares acquired in settlement of restricted stock units.
	14	Sale of shares.
	15	Shares acquired upon exercise of stock option.
	16	Stock withheld in payment of the exercise price upon exercise of stock options.
	17	Shares gifted in connection with charitable contribution.

Miscellaneous Information Regarding Participants

Except as otherwise disclosed in this proxy statement, to the Company’s knowledge:

a.	no Participant owns any securities of the Company of record that such Participant does not own beneficially;
b.	no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
c.	no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company;
d.	no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company;
e.	except as described elsewhere in this proxy statement, no Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest;
f.	no Participant nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and
g.	no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      96

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APPENDIX A

Non-GAAP Reconciliation

DILUTED EARNINGS PER SHARE, NON-GAAP FINANCIAL MEASURE

Twelve Months Ended January 29, 2022
Diluted (Loss) Earnings per Share
GAAP	6.32
Loss on extinguishment of debt	1.35
Income tax impact of item noted above	(0.34)
Adjusted (non-GAAP)	7.33

KOHL’S CORPORATION  /  2022 PROXY STATEMENT      97

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Kohl's Corporation
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin 53051
www.kohls.com

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PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

B L U E P R O X Y

KOHL'S CORPORATION

Annual Meeting of Shareholders May 11, 2022

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Jason Kelroy and Elizabeth McCright or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl's Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 8:00 a.m. Central Time on May 11, 2022 and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL ONE AND FOR PROPOSALS 2 & 3.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY

(continued and to be signed on the reverse side)

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KOHL'S CORPORATION
YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Kohl's Corporation for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet

Please access **www.proxyvotenow.com/kss** (please note you must type an "s" after "http"). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

OR

Submit your proxy by Telephone

Please call toll-free in the U.S. or Canada at **855-405-5506** on a touch-tone telephone. (If outside the U.S. or Canada, call **575-215-3574**.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the Proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

Submit your proxy by Mail

If you do not have access to a touch-tone telephone or to the internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: Kohl's Corporation, c/o 200 Business Park Circle Suite 112 Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X Please mark vote as in this sample

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1, AND FOR ITEMS 2 & 3.

Nominees:

(01) Michael J. Bender
(02) Peter Boneparth
(03) Yael Cosset
(04) Christine Day
(05) H. Charles Floyd
(06) Michelle Gass
(07) Margaret L. Jenkins
(08) Thomas A. Kingsbury
(09) Robbin Mitchell
(10) Jonas Prising
(11) John E. Schlifske
(12) Adrianne Shapira
(13) Stephanie A. Streeter

FOR ALL	WITHHOLD ALL	*FOR ALL EXCEPT
☐	☐	☐

***NOTE: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.**

Date: ______________________, 2022

Signature

Signature (if jointly held)

Title(s)

Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.